EXHIBIT 10

EXECUTION VERSION

TRANSACTION AGREEMENT
by and among
EnTrustPermal Group Holdings, LLC, as Permal Contributor,
GH EP Holdings LLC, as EnTrust Contributor,
GH Onshore GP LLC,
EP Partners Holdings LLC,
EnTrustPermal LLC, as the Company, and
solely for purposes of Section 2.5, Section 6.2(a), Section 7.3, Section 10.2
and Section 11.2(a) hereof,
Legg Mason, Inc. and
Gregg S. Hymowitz

Dated January 22, 2016

Page
ARTICLE I. DEFINITIONS .......................................................................................................2

Section 1.1.	Defined Terms .......................................................................................2

Section 1.2.	Construction ........................................................................................19
ARTICLE II. CONTRIBUTION ...............................................................................................20

Section 2.1.	Contributions ......................................................................................20

Section 2.2.	Pre-Closing Incentive Fee Payments ..................................................21

Section 2.3.	Payment of Closing Indebtedness ......................................................21

Section 2.4.	Estimated Closing Net Working Capital Statements; Pre-Closing
Management Fees and Closing Statement ..........................................21

Section 2.5.	Limited Guarantee ..............................................................................23

Section 2.6.	Initial Annual Budget and Business Plan ............................................25
ARTICLE III. CLOSING ..........................................................................................................25

Section 3.1.	Closing ................................................................................................25

Section 3.2.	EnTrust Contributor’s Closing Actions and Deliverables ...................25

Section 3.3.	Permal Contributor’s Closing Actions and Deliverables ....................26
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE ENTRUST
CONTRIBUTOR ..........................................................................................27

Section 4.1.	Authority and Validity ................................................................................................27

Section 4.2.	No Conflicts ........................................................................................28

Section 4.3.	Consents and Approvals ......................................................................28

Section 4.4.	Organization ........................................................................................28

Section 4.5.	Capitalization ......................................................................................29

Section 4.6.	Subsidiaries and Other Investments ....................................................30

Section 4.7.	Investment in the Company, EP Partners and FOF
Management GP ..................................................................................30

Section 4.8.	Financial Statements............................................................................31

Section 4.9.	Indebtedness ........................................................................................32

Section 4.10.	No Undisclosed Liabilities ..................................................................32

Section 4.11.	Absence of Certain Changes ...............................................................32

Section 4.12.	Compliance with Laws; Permits .........................................................32

Section 4.13.	Funds ...................................................................................................36

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(continued)

Page

Section 4.14.	Assets Under Management .................................................................39

Section 4.15.	Derivative Products .............................................................................39

Section 4.16.	Clients .................................................................................................39

Section 4.17.	Assets ..................................................................................................40

Section 4.18.	Real Property ......................................................................................40

Section 4.19.	Material Contracts ...............................................................................41

Section 4.20.	Litigation .............................................................................................43

Section 4.21.	Tax Matters .........................................................................................43

Section 4.22.	Labor and Employment Matters .........................................................46

Section 4.23.	Employee Benefit Plans ......................................................................48

Section 4.24.	Intellectual Property ............................................................................51

Section 4.25.	Environmental Matters ........................................................................53

Section 4.26.	Insurance .............................................................................................53

Section 4.27.	Transactions with Affiliates ................................................................53

Section 4.28.	Brokers ................................................................................................54

Section 4.29.	Limitations on Representations and Warranties ..................................54
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PERMAL
CONTRIBUTOR ........................................................................................54

Section 5.1.	Authority and Validity .........................................................................54

Section 5.2.	No Conflicts ........................................................................................55

Section 5.3.	Consents and Approvals ......................................................................55

Section 5.4.	Organization ........................................................................................56

Section 5.5.	Capitalization ......................................................................................56

Section 5.6.	Subsidiaries and Other Investments ....................................................57

Section 5.7.	Investment in the Company; Issuance of Company Common
LLC Shares by the Company ..............................................................58

Section 5.8.	Financial Statements ...........................................................................58

Section 5.9.	Indebtedness ........................................................................................59

Section 5.10.	No Undisclosed Liabilities ..................................................................59

Section 5.11.	Absence of Certain Changes ...............................................................60

Section 5.12.	Compliance with Laws; Permits .........................................................60

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(continued)

Page

Section 5.13.	Funds ...................................................................................................63

Section 5.14.	Assets under Management ..................................................................66

Section 5.15.	Derivative Products .............................................................................66

Section 5.16.	Clients .................................................................................................67

Section 5.17.	Assets ..................................................................................................68

Section 5.18.	Real Property ......................................................................................68

Section 5.19.	Material Contracts ...............................................................................68

Section 5.20.	Litigation .............................................................................................71

Section 5.21.	Tax Matters .........................................................................................71

Section 5.22.	Labor and Employment Matters .........................................................73

Section 5.23.	Employee Benefit Plans ......................................................................75

Section 5.24.	Intellectual Property ............................................................................78

Section 5.25.	Environmental Matters ........................................................................80

Section 5.26.	Insurance .............................................................................................80

Section 5.27.	Transactions with Affiliates ................................................................81

Section 5.28.	Brokers ................................................................................................81

Section 5.29.	Availability of Funds; Solvency ..........................................................81

Section 5.30.	Limitations on Representations and Warranties ..................................81
ARTICLE VI. PRE-CLOSING COVENANTS .......................................................................82

Section 6.1.	Conduct of Business ...........................................................................82

Section 6.2.	Efforts to Consummate .......................................................................85

Section 6.3.	Consents Generally .............................................................................86

Section 6.4.	Consents of Governmental Authorities ...............................................87

Section 6.5.	Client Consents ...................................................................................87

Section 6.6.	Access to Information .........................................................................88

Section 6.7.	Confidentiality ....................................................................................88
ARTICLE VII. TAXES ...............................................................................................................89

Section 7.1.	Tax Returns .........................................................................................89

Section 7.2.	Transfer Taxes .....................................................................................90

Section 7.3.	Tax Indemnity .....................................................................................90

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(continued)

Page

Section 7.4.	Contest Provisions ..............................................................................91

Section 7.5.	Purchase Price Allocation ...................................................................91

Section 7.6.	Tax Treatment .....................................................................................92

Section 7.7.	Assistance and Cooperation ................................................................93

Section 7.8.	Maintenance of Books and Records ...................................................94

Section 7.9.	Tax Refunds ........................................................................................94

Section 7.10.	Remedial Allocations ..........................................................................95

Section 7.11.	Organization of the EnTrust Contributor ............................................95
ARTICLE VIII. CONDITIONS TO CLOSING ......................................................................95

Section 8.1.	Mutual Conditions ..............................................................................95

Section 8.2.	Conditions to the Permal Contributor’s Obligations ..........................95

Section 8.3.	Conditions to the EnTrust Contributor’s Obligations .........................97
ARTICLE IX. TERMINATION ................................................................................................99

Section 9.1.	Termination .........................................................................................99

Section 9.2.	Effects of Termination ......................................................................100
ARTICLE X. INDEMNIFICATION .......................................................................................100

Section 10.1.	Survival .............................................................................................100

Section 10.2.	Indemnification .................................................................................100

Section 10.3.	Limitations ........................................................................................101

Section 10.4.	Third-Party Claims ............................................................................103

Section 10.5.	Investigation ......................................................................................104

Section 10.6.	Payment .............................................................................................105

Section 10.7.	Exclusive Remedy ............................................................................105

Section 10.8.	Tax Treatment ...................................................................................105
ARTICLE XI. POST-CLOSING COVENANTS ...................................................................107

Section 11.1.	Further Assurances ............................................................................106

Section 11.2.	Non Disparagement; Use of Name ...................................................106
ARTICLE XII. MISCELLANEOUS ......................................................................................107

Section 12.1.	Successors and Assigns .....................................................................107

Section 12.2.	Governing Law; Dispute Resolution ................................................107

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(continued)

Page

Section 12.3.	Mutual Drafting ................................................................................108

Section 12.4.	Expenses ...........................................................................................108

Section 12.5.	Severability .......................................................................................108

Section 12.6.	Notices ..............................................................................................108

Section 12.7.	Amendments; Waivers ......................................................................110

Section 12.8.	Public Announcements ......................................................................110

Section 12.9.	Entire Agreement ..............................................................................111

Section 12.10.	Third Party Beneficiaries ..................................................................111

Section 12.11.	Headings ............................................................................................111

Section 12.12.	Currency ............................................................................................111

Section 12.13.	Disclosure Schedules ........................................................................111

Section 12.14.	Specific Performance ........................................................................112

Section 12.15.	Investment Risk .................................................................................112

Section 12.16.	Counterparts ......................................................................................112

Exhibits

Exhibit A-1	Permal Contributed Entities
Exhibit A-2	EnTrust Contributed Entities
Exhibit B-1	Permal Restructuring Steps
Exhibit B-2	EnTrust Restructuring Steps
Exhibit C-1	Executed Hymowitz Services Agreement
Exhibit C-2	Executed EnTrust Executive Services Agreements
Exhibit C-3	Form of Permal Executive Services Agreements
Exhibit D	Form of Company Operating Agreement
Exhibit E-1	Terms of Consulting Agreement
Exhibit E-2	Pre-Closing Actions Relating to EDF LLC

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(continued)

Exhibit F-1	Calculation of Pre-Closing EnTrust Performance Fees
Exhibit F-2	Calculation of Pre-Closing Permal Performance Fees
Exhibit G	Net Working Capital Schedule
Exhibit H	Integration Matters
Exhibit I	Initial Annual Budget and Business Plan
Exhibit J	Terms of Tax Sharing Arrangement
Exhibit K	Allocation

EnTrust Disclosure Schedule
Permal Disclosure Schedule

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DEFINED TERMS

Acquisition Proposal	2	EnTrust Audited Financial Statement	31
Action	3	EnTrust Business	5
Advisers Act	3	EnTrust Closing Net Working Capital	5
Affiliate	3	EnTrust Contributed Entities	1
Agreement	1	EnTrust Contributed Equity Interests	25
Allocation	92	EnTrust Contribution	1
Ancillary Documents	3	EnTrust Contributor	1
Anti-Bribery Laws	35	EnTrust Contributor Cap	102
Applicable Accounting Principles	3, 1	EnTrust Data	52
Arbiter	22	EnTrust Deductible	102
Associated Person	3	EnTrust Disclosure Schedule	5
AUM	3	EnTrust Entities	5
Authorized IM Representative	89	EnTrust Estimated Closing Net
Authorized Representative	89	Working Capital	21
Board	3	EnTrust Excluded Entity	6
Business Day	3	EnTrust Executive Services Agreements	6
Cash Amount	3	EnTrust Executives	6
Claim Notice	103	EnTrust Filings	34
Client	4	EnTrust Financial Statements	31
Closing	25	EnTrust Fund	6
Closing Date	25	EnTrust Group	6
Closing Indebtedness	4	EnTrust Guaranteed Obligations	24
Closing Statement	22	EnTrust Guarantor	1
Code	4	EnTrust Indemnified Party	6
Commodity Exchange Act	4	EnTrust Intellectual Property Rights	6
Company	1	EnTrust Interim Financial Statement	31
Company Common LLC Shares	4	EnTrust IP Agreements	51
Company Operating Agreement	4	EnTrust Leased Real Property	40
Confidential Information	4	EnTrust Leases	40
Confidentiality Agreement	4	EnTrust Material Adverse Effect	7
Consent	4	EnTrust Material Contract	41
Consulting Agreement	4	EnTrust Material Contracts	41
Contract	5	EnTrust Minimum Net Working Capital
Contributor	5	Amount	7, 1
control	5	EnTrust Offering Documents	36
controlled by	5	EnTrust Payoff Letters	96
Copyrights	5	EnTrust Performance Fees	7
Deductible	102	EnTrust Plans	48
Disclosure Schedules	5	EnTrust Pre-closing Management Fees	7
Employing Entity	5	EnTrust Record Owners	29
End Date	99	EnTrust Restructuring Charges	7
Enforceability Limitations	27	EnTrust Restructuring Steps	1
EnTrust Affiliate Contract	54	EnTrust Ultimate Cap	102

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Environmental Laws	8	Net Working Capital	12, 1
EP Partners	1	Net Working Capital Schedule	21
EP Partners Common LLC Units	8	Notice of Disagreement	22
EP Partners Operating Agreement	8	OECD	13
Equity Interest	8	OFAC	38
Equity Purchase	1	Onshore GP	1
ERISA	8	Open Source Software	13
ERISA Affiliate	8	Order	13
ERISA Client	8	Ordinary Course of Business	13
Exchange Act	9	Organizational Documents	13
FATCA	9	Other IP Agreement	13
Final Allocation	92	Outbound License Agreement	13
FOF Common LLC Units	9	Parties	2
FOF Management GP	1	Patents	11
FOF Operating Agreement	9	PCM Entities	13
Foreign Plan	9	PCM Fund	14
Fundamental Representations	9	Permal Affiliate Contract	81
GAAP	9	Permal Annual Financial Statements	58
Governmental Authority	9	Permal Closing Net Working Capital	14
Hazardous Materials	10	Permal Contributed Entities	1
Holdco	1	Permal Contributed Equity Interests	26
HSR Act	10	Permal Contributor	1
Hymowitz	1	Permal Contributor Cap	102
Hymowitz Member	10	Permal Data	79
Hymowitz Services Agreement	10	Permal Deductible	102
Indemnifying Party	11	Permal Disclosure Schedule	14
Initial Annual Budget and Business		Permal Estimated Closing Net Working
Plan	11	Capital	21
Insurance Policies	53	Permal Executives	14
Integration Action	11	Permal Filings	62
Integration Matters	11	Permal Financial Statements	59
Integration Period	11	Permal Fund	14
Intellectual Property Rights	11	Permal Group	15
Investment Advisory Contract	11	Permal Group Member	15
Investment Advisory Services	11	Permal Guaranteed Obligations	24
Investment Company Act	11	Permal Guarantor	1
IRS	11	Permal Indemnified Party	15
Knowledge	11	Permal Intellectual Property Rights	15
Law	12	Permal Interim Financial Statement	59
Leased Real Property	12	Permal IP Agreements	79
Legg	1	Permal Leased Real Property	68
Liabilities	12	Permal Leases	68
License	106	Permal Material Adverse Effect	15
Liens	12	Permal Material Contract	68
Material Adverse Effect	12	Permal Material Contracts	68
Material Contract	12

-viii-

Permal Minimum Net Working Capital		Sanctions Laws	35
Amount	16, 1	SEC	17
Permal Offering Documents	64	Securities Act	17
Permal Payoff Letters	98	Senior Manager	17
Permal Performance Fees	16	Software	18
Permal Plans	75	St. James Interim Financial Statement	58
Permal Pre-closing Management Fees	16	Subsidiary	18
Permal Record Owners	56	Survival Period	100
Permal Restructuring Charges	16	Tax and Employee Benefit Plans
Permal Restructuring Steps	1	Representations	100
Permal Ultimate Cap	102	Tax Claim	91
Permit	16	Tax Return	18
Permitted Liens	16	Taxes	18
Person	17	Taxing Authority	18
Personally Identifiable Information	17	Technology Systems	18
PIMS Cayco	17	Third-Party Claim	103
Plan	17	Trade Control Laws	35
Plan Beneficiaries	17	Trade Secrets	11
PMAP Fund	17	Trademarks	11
Pre-Closing Tax Liabilities	17	Transaction Documents	19
Pre-Closing Tax Period	17	Transactions	19
Preparing Party	90	Transfer Taxes	90
Recipient Party	88	Treasury Regulations	19
Release	17	TULR(C)A	19
Representatives	88	U.K.	19
Restricted Action	83	U.K. Pension Plan	19
Restructuring Steps	1	U.S.	19
Review Period	22	under common control with	5
Reviewing Party	90	Virus	19

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TRANSACTION AGREEMENT
THIS TRANSACTION AGREEMENT (this “Agreement”), dated as of January 22, 2016, is entered into by and among EnTrustPermal Group Holdings LLC, a Delaware limited liability company (the “Permal Contributor”), EP Partners Holdings LLC, a Delaware limited liability company (“EP Partners”), GH Onshore GP LLC, a Delaware limited liability company (“Onshore GP”) and GH EP Holdings LLC, a Delaware limited liability company (“Holdco” or the “EnTrust Contributor”) and EnTrustPermal LLC, a Delaware limited liability company (the “Company”), and solely for purposes of Section 2.5, Section 6.2(a), Section 7.3, Section 10.2 and Section 11.2(a) hereof, Gregg S. Hymowitz (“Hymowitz” or “EnTrust Guarantor”) and Legg Mason, Inc. (“Legg” or “Permal Guarantor”). Initially capitalized terms used in this Agreement and not otherwise defined have the meanings specified in Section 1.1.
RECITALS
WHEREAS, the Company and its Affiliates directly or indirectly hold 100% of the Equity Interests of each of the entities identified on Exhibit A-1 hereto (collectively, the “Permal Contributed Entities”);
WHEREAS, the EnTrust Contributor and its Affiliates directly or indirectly hold 100% of the Equity Interests of each of the entities identified on Exhibit A-2 hereto (collectively, the “EnTrust Contributed Entities”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as of immediately prior to the Closing, Permal Contributor and/or its Affiliates will consummate or cause to be consummated, as applicable, the actions set forth on Exhibit B-1 hereto in the order and manner set forth therein (collectively, the “Permal Restructuring Steps”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, as of immediately prior to the Closing, the EnTrust Contributor and/or its Affiliates will consummate or cause to be consummated, as applicable, the actions set forth on Exhibit B-2 hereto in the order and manner set forth therein (collectively, the “EnTrust Restructuring Steps”, and together with the Permal Restructuring Steps, the “Restructuring Steps”);
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing (i) Hymowitz and the EnTrust Contributor desire to cause all of the EnTrust Contributed Equity Interests (other than EnTrust FOF Management GP, Inc. and its successor (“FOF Management GP”), EnTrust Partners LLC and the EnTrust Contributed Equity Interests owned by FOF Management GP) to be contributed to the Company, in exchange for certain Equity Interests of the Company (the “EnTrust Contribution”) and (ii) the Company, Hymowitz and Onshore GP desire to accept such contribution;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (i) Legg and the Permal Contributor desire to purchase certain Equity Interests of the Company, Hymowitz, and Onshore GP from the EnTrust Contributor and FOF Management GP in exchange for the Cash Amount and (ii) the EnTrust Contributor and FOF Management GP desire to sell such Equity Interests (such purchase, the “Equity Purchase”);

WHEREAS, as of immediately following the Closing, the Permal Contributor will own sixty-five percent (65%) of the Company Common LLC Shares and the EnTrust Contributor will, together with the Hymowitz GRAT (as defined on Exhibit B-2), own thirty-five percent (35%) of the Company Common LLC Shares;
WHEREAS, as of immediately following the Closing, the Permal Contributor will own sixty-five percent (65%) of the Equity Interests of EnTrust FOF Management GP, LLC and Onshore GP will own thirty-five percent (35%) of the Equity Interests of FOF Management GP;
WHEREAS, as of immediately following the Closing, the Permal Contributor will own sixty-five percent (65%) of the Equity Interests of EP Partners and Hymowitz will own thirty-five percent (35%) of the Equity Interests of EP Partners;
WHEREAS, concurrently with the Closing, the parties thereto will execute each of the Company Operating Agreement, the EP Partners Operating Agreement and the FOF Operating Agreement, in each case dated as of the Closing Date and effective as of and subject to the Closing;
WHEREAS, concurrently with this Agreement, the applicable parties thereto have executed the Hymowitz Services Agreement and the EnTrust Executive Services Agreements, each dated as of the date hereof and effective as of and subject to the Closing;
WHEREAS, concurrently with the Closing, the applicable parties thereto are expected to have executed the Permal Executive Services Agreements, dated as of the Closing Date and effective as of and subject to the Closing; and
WHEREAS, concurrently with the Closing, Affiliates of Hymowitz and the Company will execute the Consulting Agreement, dated as of the Closing Date and effective as of and subject to the Closing.
NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and undertakings herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”) hereby agree as set forth in this Agreement.
ARTICLE I.
DEFINITIONS
Section 1.1.    Defined Terms. As used herein, the following terms shall have the following meanings:
“Acquisition Proposal” means any sale, transfer, assignment or conveyance of any of the Equity Interests or all or substantially all of the assets of any of the Permal Entities or EnTrust Entities, as applicable (whether by merger, contribution, consolidation, recapitalization, reorganization or otherwise), except for (a) the sale of any of the assets of the Permal Entities or EnTrust Entities, as applicable, in the Ordinary Course of Business and (b) the Transactions

(including, pursuant to, and in accordance with, the Permal Restructuring Steps and the EnTrust Restructuring Steps).
“Action” means any action, cause of action, arbitration, claim, demand, suit, proceeding, citation, summons, subpoena, examination, audit, review, inquiry or investigation of any nature, whether civil, criminal, regulatory in nature or otherwise, in law or in equity, by or before any Governmental Authority.
“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended from time to time, and the SEC’s rules and regulations promulgated thereunder.
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such first specified Person.
“Agreement” has the meaning set forth in the preamble.
“Ancillary Documents” means, collectively, the Company Operating Agreement, the FOF Operating Agreement, the EP Partners Operating Agreement, the Hymowitz Services Agreement, the Confidentiality Agreement, the Consulting Agreement, the EnTrust Executive Services Agreements, the Permal Executive Services Agreements, and all other agreements and instruments contemplated by this Agreement and such foregoing agreements (including all documents necessary to effectuate the Restructuring and the Closing).
“Applicable Accounting Principles” has the meaning set forth in the Net Working Capital Schedule.
“Associated Person” means, with respect to a certain Person, each of the following: (a) such Person’s Affiliate, (b) such Person’s spouse, son or daughter, (c) an Affiliate, spouse, son or daughter, of such Person’s spouse, son or daughter and (d) a trust that is solely or primarily for the benefit of such Person or such Person’s Associated Persons.
“AUM” with respect to any Person (a) means assets under management by such Person and shall consist, on any date, of the net asset value as of such date of all assets as to which such Person has or shares investment discretion or to which it is responsible for exercising regular and continuous oversight and monitoring and (b) assets subject to investor management agreements with respect to which management does not have discretion but provides investment recommendations.
“Board” means the Board of Directors of the Company.
“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banks in New York, New York or London, United Kingdom are generally closed for regular banking business.
“Cash Amount” means four hundred million U.S. Dollars ($400,000,000).

“Client” means any Person to which any of the EnTrust Entities or Permal Entities, as the case may be, directly provides Investment Advisory Services (including each of the EnTrust Funds or Permal Funds, as applicable); provided, however, that the term “Client” does not include any investor of an EnTrust Fund, Permal Fund or PMAP Fund in such capacity, as applicable.
“Closing Indebtedness” means, without duplication, the Indebtedness of the EnTrust Entities or the Permal Entities, as applicable, outstanding and unpaid as of immediately prior to the Closing.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commodity Exchange Act” means the U.S. Commodity Exchange Act, as amended from time to time, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the preamble.
“Company Common LLC Shares” means the issued and outstanding common Equity Interests of the Company, as defined and with the rights and obligations set forth in the Company Operating Agreement.
“Company Operating Agreement” the Amended and Restated Limited liability company agreement of the Company in the form attached as Exhibit D hereto including such additions, deletions and/or modifications as the EnTrust Contributor and the Permal Contributor shall mutually agree in writing.
“Confidential Information” of any Party means information (whether written or oral) relating to or concerning the business or affairs of such Party or any of its Subsidiaries, that is proprietary, confidential or otherwise not known to or available to the public generally (other than as a result of a breach of this Agreement or any other duty or obligation of any Recipient Party or Authorized Representative or Authorized IM Representative thereof).
“Confidentiality Agreement” means the confidentiality agreement, dated as of June, 22, 2015, between Legg Mason, Inc. and EnTrust Capital.
“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, agreement, license or exemption of any Person (including any Governmental Authority) that is required by Law and/or the terms of any Contract with such Person in connection with (a) the execution and delivery by the Company, the Permal Contributor, the EnTrust Contributor, any Permal Entity or any EnTrust Entity of this Agreement or any Ancillary Document or (b) the consummation by the Company, the Permal Contributor, the EnTrust Contributor, any Permal Entity or any EnTrust Entity of the Transactions.
“Consulting Agreement” means one or more consulting agreement(s) to be entered into by and between the Company, EDF LLC, a Delaware limited liability company and any one or more of its Affiliates at the Closing, on substantially the terms and conditions set forth on Exhibit E-1; or if no such agreement is entered into at the Closing, arrangements between the

Company and such entities otherwise giving effect to the principles set forth on Exhibit E-1 and Exhibit E-2.
“Contract” means any agreement, contract, subcontract, settlement agreement, undertaking, arrangement, lease, instrument, note, bond, indenture, letter of credit, debenture, guarantee, deed, mortgage, warranty, sale order, purchase order, license, sublicense, or other legally binding commitment, in each case, whether written or oral.
“Contributor” means each of the EnTrust Contributor and the Permal Contributor.
“control” (including the terms “controlled by” and “under common control with”) means, with respect to the relationship between or among two (2) or more Persons, the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.
“Copyrights” has the meaning specified in the definition of Intellectual Property Rights.
“Disclosure Schedules” means, collectively, (a) the Permal Disclosure Schedule and (b) the EnTrust Disclosure Schedule.
“Employing Entity” means the Company or any Affiliates thereof (or EP Partners, FOF Management GP or an Affiliate of EP Partners or FOF Management GP) to whom any Service Agreement is assigned after the date hereof in accordance with its terms (or otherwise entered into with Hymowitz, any EnTrust Executive, Permal Executive or other employee of the Company or any of its Subsidiaries).
“EnTrust Business” means the investment management business conducted by the EnTrust Entities and their Affiliates.
“EnTrust Closing Net Working Capital” means the Net Working Capital of the EnTrust Entities as of as of 11:59 p.m., Eastern Time, on the day immediately preceding the Closing Date.
“EnTrust Contributed Entities” has the meaning set forth in the preamble.
“EnTrust Disclosure Schedule” means the Disclosure Schedule delivered by the EnTrust Contributor, dated as of the date hereof and attached to this Agreement.
“EnTrust Entities” means, collectively:
(a)    the EnTrust Contributed Entities,
(b)    the Subsidiaries of the EnTrust Contributed Entities, and

(c)    any Person controlled, directly or indirectly through one (1) or more intermediaries by any of the EnTrust Contributed Entities or their Subsidiaries which, in the case of this clause (c), is involved in the EnTrust investment management business;
provided, however, that the term “EnTrust Entity” shall not include any EnTrust Funds or any EnTrust Excluded Entity.
“EnTrust Excluded Entity” means each of EDF LLC, a limited liability company organized under the laws of the State of Delaware and EnTrust Park Avenue Holdings Inc., a corporation organized under the laws of Delaware.
“EnTrust Executive Services Agreements” means, collectively, each of the Services Agreements by and between an EnTrust Executive, on the one hand, and the Employing Entity, on the other hand, dated as of the date hereof, to become effective as of (and subject to the occurrence of) the Closing, true and correct copies of which are attached hereto as Exhibit C-2.
“EnTrust Executives” means each of Jill Daschle, Bruce Kahne, Christopher Keenan and Jill Zelenko.
“EnTrust Fund” means any investment vehicle including, without limitation, a general or limited partnership, a limited liability company, a trust, a company or a commingled fund, organized in any jurisdiction (a) sponsored or promoted by any of the EnTrust Entities, (b) for which any of the EnTrust Entities acts as a general partner, trustee or managing member (or in a similar capacity), principal underwriter or distributor or (c) for which any of the EnTrust Entities acts as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services.
“EnTrust Group” means, collectively, Hymowitz, the EnTrust Contributor, EP Partners, FOF Management GP and the EnTrust Entities.
“EnTrust Group Member” means each member of the EnTrust Group.
“EnTrust Indemnified Party” means any of the following Persons: (a) the EnTrust Contributor, (b) the EnTrust Entities, (c) Hymowitz, (d) each of the EnTrust Contributor’s and EnTrust Entities’ Affiliates, (e) the Company, (f) any officers, directors, members, equityholders, partners (general and/or limited), managers, employees, agents and other representatives, solely in their capacities as such, of the EnTrust Contributor, the EnTrust Entities and their respective Affiliates (excluding the Company), (g) any officers, directors, members, equityholders, partners (general and/or limited), managers, employees, agents and other representatives, solely in their capacities as such, of the Company and (h) the successors, assigns, heirs and personal representatives of each of the foregoing.
“EnTrust Intellectual Property Rights” means all Intellectual Property Rights owned, or claimed to be owned, by any EnTrust Entity (including Intellectual Property Rights that are required to be assigned to such Person by an employee, contractor or other third party).
“EnTrust Material Adverse Effect” means any event, change, occurrence, condition, circumstance, effect or state of facts that (a) has, or would reasonably be expected to have, a material adverse change or effect on the business, assets, properties, financial condition or results of operations of the EnTrust Entities, taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by the EnTrust Contributor or any member of the EnTrust Group of any material obligation under this Agreement or any Ancillary Document, or the consummation of the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether an EnTrust Material Adverse Effect has occurred pursuant to foregoing clause (a): (i) effects, changes, events, circumstances or conditions generally affecting the industry in which the EnTrust Entities operate in their respective market or arising from changes in general business or economic conditions, (ii) any effects, changes, events, circumstances or conditions resulting from any change in Law or generally accepted accounting principles, which affect generally similarly situated participants in the industries in which the EnTrust Entities operate, (iii) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international calamity after the date hereof, (iv) any effects, changes, events, circumstances or conditions directly attributable to out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment, banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, (v) any effects, changes, events, circumstances or conditions resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, (vi) any changes in AUM or redemption in respect of any EnTrust Entity that occur subsequent to the date of this Agreement and prior to the Closing and (vii) any effects, changes, events, circumstances or conditions, resulting from compliance by such business with the terms of, or the taking of any action required by, this Agreement; except, in the cases of clauses (i), (ii) and (iii), to the extent that such adverse effects have a materially disproportionately greater adverse impact on the EnTrust Entities as compared to the adverse impact such changes have on similarly situated Persons operating in the industries in which the EnTrust Entities operate generally.
“EnTrust Minimum Net Working Capital Amount” has the meaning set forth in the Net Working Capital Schedule.
“EnTrust Performance Fees” means any and all performance or incentive fees, carry or similar fees payable by an EnTrust Fund to any EnTrust Entity accrued or earned during the calendar year in which the Closing occurs (other than fees payable from the EnTrust Special Opportunity Funds (as defined in the Company Operating Agreement)).
“EnTrust Pre-closing Management Fees” means any and all investment advisory fees payable to any EnTrust Entity in respect of any EnTrust Funds accrued or if paid, earned, during the period ending on the Business Day prior to the Closing Date; provided, that such fees shall in no event include any EnTrust Performance Fees; provided, further, that in determining whether any such investment advisory fees received are EnTrust Pre-Closing Management Fees, the allocation between the period prior to the Closing Date and the period from and after the Closing Date on a daily basis shall be calculated based on days elapsed.
“EnTrust Restructuring Charges” means those charges or expenses (including severance payments, retention bonuses, lease termination charges and other deferred items) accrued, taken or incurred by the EnTrust Contributor or any EnTrust Entity, in anticipation of or in connection with the consummation of the Transactions including the EnTrust Restructuring Steps, that remain unpaid at or after the Closing.
“Environmental Laws” means all Laws relating to pollution or protection of human health, the environment or natural resources, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.
“EP Partners” has the meaning set forth in the preamble.
“EP Partners Common LLC Units” means the issued and outstanding Common Units of EP Partners, as defined and with the rights and obligations set forth in the EP Partners Operating Agreement.
“EP Partners Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of EP Partners to be entered into at or prior to the Closing, effective upon and subject to the Closing, containing terms identical in all material respects to the Company Operating Agreement (including with respect to governance, allocations, distributions and the Put/Call mechanics), including such additions, deletions and/or modifications as the parties thereto shall mutually agree in writing, with appropriate mechanics to coordinate with Company Operating Agreement and the FOF Operating Agreement (including with respect to transfer rights and management/governance matters).
“Equity Interest” means (a) any shares of capital stock of a corporation, (b) any general or limited partnership interest in any partnership, (c) any membership or other ownership interest in any limited liability company, (d) any equity security of or other ownership interest in any other legal entity, (e) any phantom equity or equity appreciation or similar rights, (f) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, (g) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (h) any securities (whether debt or equity securities) convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities or (i) any other interest classified as an equity security of a Person.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to a Person, any other Person that is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“ERISA Client” means each Client that, to the Knowledge of the EnTrust Contributor, is an “employee benefit plan” as defined in section 3(3) of ERISA (unless the Person has represented to the applicable EnTrust Fund that it is a governmental plan, church plan or otherwise not subject to Part 4, Subtitle B, Title I of ERISA or Code section 4975 or that the EnTrust Fund reasonably believes is not subject to Part 4, Subtitle B, Title I of ERISA or Code section 4975) or a Person acting on behalf of such a plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the SEC’s rules and regulations promulgated thereunder.
“FATCA” means Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any analogous and applicable laws, regulations, agreements or other guidance adopted in other jurisdictions.
“FOF Common LLC Units” means the issued and outstanding Equity Interests of FOF Management GP, as defined and with the rights and obligations set forth in the FOF Operating Agreement.
“FOF Management GP” has the meaning set forth in the Recitals to this Agreement.
“FOF Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of EP Partners to be entered into at or prior to the Closing, effective upon and subject to the Closing, containing terms identical in all material respects to the Company Operating Agreement (including with respect to governance, allocations, distributions and the Put/Call mechanics), including such additions, deletions and/or modifications as the parties thereto shall mutually agree in writing, with appropriate mechanics to coordinate with Company Operating Agreement and the FOF Operating Agreement (including with respect to transfer rights and management/governance matters).
“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the U.S. by the a Person primarily for the benefit of its employees residing outside the U.S. and outside of the U.K., which plans, funds or other similar programs provide for welfare benefits or retirement income for such employees or a deferral of income for such employees in contemplation of retirement and are not subject to ERISA or the Code.
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Authorization and Validity), Section 4.4 (Organization), Section 4.5 (Capitalization), Section 4.6(a) (Subsidiaries), Section 4.28 (Brokers), Section 5.1 (Authority and Validity), Section 5.4 (Organization), Section 5.5 (Capitalization), Section 5.6(a) (Subsidiaries), and Section 5.28 (Brokers).
“GAAP” means, as applicable, generally accepted accounting principles, as in effect from time to time.
“Governmental Authority” means a nation or government, a state or other political subdivision of it, an entity exercising executive, legislative, judicial, regulatory or administrative functions of or relating to government (including a government authority, agency, department, board, commission or instrumentality of any government, or a tribunal), any other regulatory body, an arbitrator of competent jurisdiction or a self-regulatory organization (including a stock exchange).

“Hazardous Materials” means any material, chemical, emission or substance that has been designated by any Government Authority to be radioactive, toxic, hazardous, a pollutant, a contaminant, or otherwise a danger to human health or the environment.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.
“Hymowitz Member” means the EnTrust Contributor and any Person to whom the EnTrust Contributor Transfers Equity Interests of the Company in accordance with the Company Operating Agreement.
“Hymowitz Services Agreement” means that certain Services Agreement by and between Hymowitz and the Employing Entity, dated as of the date hereof, to become effective as of (and subject to the occurrence of) the Closing, a true and correct copy of which is attached hereto as Exhibit C-1.
“Inbound License Agreement” means a Contract pursuant to which the subject Person is granted a license or other rights under the Intellectual Property Rights of a third party.
“Indebtedness” means, with respect to any Person, all obligations without duplication, whether contingent or otherwise, in respect of (a) borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts, breakage costs and penalties with respect thereto, (b) indebtedness evidenced by notes, bonds, debentures or similar instruments or debt securities (whether or not convertible), (c) all lease obligations that are capitalized (or that should have been capitalized under the GAAP), (d) such Person, which are secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) the deferred purchase price of assets, services or securities (other than ordinary course trade accounts payable that are not more than sixty (60) calendar days past due), (f) conditional sale, title, retention or similar arrangements, (g) all reimbursement obligations in respect of amounts drawn under letters of credit issued for the account of such Person, (h) reimbursement obligations, whether contingent or matured, with respect to bankers’ acceptances, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby), (i) matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such Equity Interests, shares or such other ownership or profit interest, (j) for all negative balances in bank accounts and all overdrafts, (k) indentures or arising out of any swap, option, derivative, hedging or similar arrangement, (l) direct financing leases in accordance with the GAAP, (m) purchase money and/or vendor financing, (n) principal, interest, fees, premiums, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (m) (including any prepayment fees, breakage costs, penalties, make-whole premiums or other similar fees or premiums payable as a result of the consummation of the transactions contemplated by this Agreement), (o) all “make well” or “keep well” arrangements relating to any other Person and (p) the guaranty of the Indebtedness of any other Person.

“Indemnified Party” means a Permal Indemnified Party or an EnTrust Indemnified Party, as the case may be.
“Indemnifying Party” means Hymowitz and the EnTrust Contributor, as providers of the indemnity pursuant to Section 7.3(b) or Section 10.2(a) or Legg or the Permal Contributor, as providers of the indemnity pursuant to Section 7.3(a) or Section 10.2(b), as the case may be.
“Initial Annual Budget and Business Plan” means an Annual Budget and Business Plan for the EnTrust Entities and the Permal Entities on a combined basis for the fiscal period commencing on April 1, 2016 and ending March 31, 2017, to be mutually agreed upon by Legg and Hymowitz in accordance with the principles set forth on Exhibit I.
“Integration Action” shall mean any action to be taken during the Integration Period with respect to an Integration Matter (a) prior to the Closing, by any of the Permal Contributed Entities or EnTrust Contributed Entities or (b) following the Closing, by the Company or any of its Subsidiaries.
“Integration Matters” shall mean those matters described on Exhibit H.
“Integration Period” shall mean the period commencing on the date of this Agreement and ending on March 31, 2017.
“Intellectual Property Rights” means all rights in, arising out of, or associated with intellectual property, arising in any jurisdiction worldwide, whether registered or unregistered, including rights in: (a) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”), (b) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefor and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures, and all rights to claim priority in any such patents and patent applications (“Patents”) (c) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world (“Trademarks”), (d) data and databases, (e) all trade secrets and other rights in know‑how and confidential or proprietary information throughout the world (“Trade Secrets”), (f) registrations or recordals of any of the foregoing, (g) all rights to assert claims for past, present and future royalties for activity within the scope of any of the foregoing and/or for infringement or violations of any of the foregoing and (h) any defenses based on any of the foregoing.
“Investment Advisory Contract” means any Contract entered by a Person with a Client for the performance of Investment Advisory Services to such Client by such Person.
“Investment Advisory Services” means investment advice, management, or advisory services regarding securities and commodities.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the SEC’s rules and regulations promulgated thereunder.
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” means the actual knowledge of: (a) with respect to the EnTrust Contributor, any of Gregg Hymowitz, Bruce Kahne, Jill Zelenko, Jill Daschle and Christopher Keenan and (b) with respect to the Permal Contributor, any of François Becquaert, Shane Clifford, Bruce Gimpel, Omar Kodmani and Michael McDonough; provided that Knowledge of any Party shall also include any fact or circumstance which any of such Party’s foregoing applicable individuals would have actually known after making reasonable inquiry of their respective direct reports.
“Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, principle of common law, administrative code, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, ordinance, decision, guideline or other requirement of, or put into effect by or under the authority of, any Governmental Authority.
“Leased Real Property” means the EnTrust Leased Real Property or the Permal Leased Real Property, as applicable.
“Liabilities” means any liability, Indebtedness, obligation, deficiency, interest, Tax, penalty, fine, demand, judgment, Action or other Loss of any kind or nature whatsoever, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether fixed or unliquidated, and whether due or to become due.
“Liens” means pledges, claims, liens (statutory or otherwise), charges, mortgages, deeds of trust, hypothecations, leases, subleases, occupancy agreements, title retention agreements, adverse interests, title defects, charges, options, warrants, rights of first refusal, rights of first offer, preemptive rights, voting trusts or agreements, proxies, easements, encroachments, licenses, rights of way, servitudes, restrictions, covenants, burdens, encumbrances and security interests of any kind or nature whatsoever.
“Loss” means any Liability, damage, claim, demand, obligation, loss, diminution in value, fine, cost, expense, royalty, Action or deficiency (whether known, unknown, disclosed, undisclosed, absolute, contingent, accrued or otherwise, whether or not resulting from Third-Party Claims), including interest and penalties with respect thereto, reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees, and all expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the respective rights in connection with or under this Agreement.
“Managed Entity” shall mean any general partnership, limited partnership, limited liability company, unlimited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity, or any account, managed by a professional asset manager with respect to which the asset manager receives a management fee, a carried interest, an incentive fee or allocation, or another similar form of compensation.

“Material Adverse Effect” means an EnTrust Material Adverse Effect or a Permal Material Adverse Effect, as applicable.
“Material Contract” means an EnTrust Material Contract or a Permal Material Contract, as applicable.
“Net Working Capital” has the meaning set forth in the Net Working Capital Schedule.
“Neutral Arbitrator” means an internationally-recognized independent accounting or valuation firm or such other qualified firm as the Permal Contributor and the EnTrust Contributor may mutually agree.
“OECD” means the Organisation for Economic Co-operation and Development.
“Onshore GP” has the meaning set forth in the preamble.
“Open Source Software” means computer software whose source code is made available under a license granting the rights to access, modify and distribute the software to anyone and for any purpose.
“Order” means any injunction, preliminary restraining order, decree, order, finding, edict, ruling, sentence, subpoena, writ, award, judgment, condemnation, assessment or expropriation of any Governmental Authority.
“Ordinary Course of Business” means an action taken by a Person if such action is (a) in the ordinary course of the business and normal day-to-day operations of such Person and (b) consistent with the past practices of such Person.
“Organizational Documents” means: (a) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or constituent document and (e) with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.
“Other IP Agreement” means a Contract, other than an Inbound License Agreement or Outbound License Agreement, which relates to the development, assignment or transfer of Intellectual Property Rights for or to such Person (including agreement under which an employee or other third party is obligated to assign Intellectual Property Rights to such Person), provides for indemnification by or of such Person with respect to claims under Intellectual Property Rights, or which limits such Person’s use of its own Intellectual Property Rights.
“Outbound License Agreement” means a Contract pursuant to which the subject Person grants to a third party a license or other rights under the Intellectual Property Rights of such Person.

“Parties” has the meaning set forth in the Recitals to this Agreement.
“Patents” has the meaning specified in the definition of Intellectual Property Rights.
“PCM Entities” means Permal Capital Management LLC, Permal Capital Holdings LLC, PCM Principals LLC and their Subsidiaries, as applicable.
“PCM Fund” means any investment vehicle including, without limitation, a general or limited partnership, a limited liability company, a trust, a company or a commingled fund, organized in any jurisdiction (a) sponsored or promoted by any of the PCM Entities, (b) for which any of the PCM Entities acts as a general partner, trustee or managing member (or in a similar capacity), principal underwriter or distributor or (c) for which any of the PCM Entities acts as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services.
“Permal Closing Net Working Capital” means the Net Working Capital of the Permal Entities as of as of 11:59 p.m., Eastern Time, on the day immediately preceding the Closing Date.
“Permal Contributed Entities” has the meaning set forth in the preamble.
“Permal Disclosure Schedule” means the Disclosure Schedule delivered by the Permal Contributor, dated as of the date hereof and attached to this Agreement.
“Permal Entities” means, collectively:
(a)    the Permal Contributed Entities,
(b)    the Subsidiaries of the Permal Contributed Entities, and
(c)    any Person controlled, directly or indirectly through one (1) or more intermediaries by any of the Permal Contributed Entities or their Subsidiaries which, in the case of this clause (c), is involved in the Permal investment management business;
provided, however, that the term “Permal Entity” shall not include any PCM Entities, PCM Funds, Permal Funds or PMAP Funds.
“Permal Executive Services Agreements” means, collectively, each of the Services Agreements expected to be entered into at Closing by and between each Permal Executive, on the one hand, and the Employing Entity, substantially in the form attached hereto as Exhibit C-3, including such additions, deletions and/or modifications as the EnTrust Contributor and the Permal Contributor shall mutually agree in writing.
“Permal Executives” means each of, François Becquaert, Shane Clifford, Bruce Gimpel, Omar Kodmani and Michael McDonough.
“Permal Fund” means any investment vehicle including, without limitation, a general or limited partnership, a limited liability company, a trust, a company or a commingled fund,

organized in any jurisdiction (a) sponsored or promoted by any of the Permal Entities, (b) for which any of the Permal Entities acts as a general partner, trustee or managing member (or in a similar capacity), principal underwriter or distributor or (c) for which any of the Permal Entities acts as an investment adviser, investment manager or otherwise provides investment advisory or sub-advisory services; provided, however, that the term “Permal Fund” shall not include any PMAP Funds or PCM Funds.
“Permal Group” means, collectively, the Company, the Permal Contributor, Legg and the Permal Entities.
“Permal Group Member” means each member of the Permal Group.
“Permal Indemnified Party” means any of the following Persons: (a) the Permal Contributor, (b) the Permal Entities, (c) Legg, (d) the Permal Guarantor, (e) each of the Permal Contributor’s and Permal Entities’ Affiliates, (f) the Company, (g) any officers, directors, members, equityholders, partners (general and/or limited), managers, employees, agents and other representatives, solely in their capacities as such, of the Permal Contributor, the Permal Entities and their respective Affiliates (excluding the Company), (h) any officers, directors, members, equityholders, partners (general and/or limited), managers, employees, agents and other representatives, solely in their capacities as such, of the Company and (i) the successors, assigns, heirs and personal representatives of each of the foregoing.
“Permal Intellectual Property Rights” means all Intellectual Property Rights owned, or claimed to be owned, by any Permal Entity (including Intellectual Property Rights that are required to be assigned to such Person by an employee, contractor or other third party).
“Permal Material Adverse Effect” means any event, change, occurrence, condition, circumstance, effect or state of facts that (a) has, or would reasonably be expected to have, a material adverse change or effect on the business, assets, properties, financial condition or results of operations of the Permal Entities, taken as a whole or (b) would, or would reasonably be expected to, prevent, materially delay or materially impede the performance by the Permal Contributor or any member of the Permal Group of any material obligation under this Agreement or any Ancillary Document, or the consummation of the transactions contemplated hereby; provided, however, that in no event shall any of the following be taken into account in determining whether an Permal Material Adverse Effect has occurred pursuant to foregoing clause (a): (i) effects, changes, events, circumstances or conditions generally affecting the industry in which the Permal Entities operate in their respective market or arising from changes in general business or economic conditions, (ii) any effects, changes, events, circumstances or conditions resulting from any change in Law or generally accepted accounting principles, which affect generally similarly situated participants in the industries in which the Permal Entities operate, (iii) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international calamity after the date hereof, (iv) any effects, changes, events, circumstances or conditions directly attributable to out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment, banking and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, (v) any effects, changes, events, circumstances or conditions resulting from the announcement or pendency of any of the transactions contemplated by this Agreement, (vi) any changes in AUM or redemption in respect of any Permal Entity that occur subsequent to the date of this Agreement and prior to the Closing and (vii) any effects, changes, events, circumstances or conditions, resulting from compliance by such business with the terms of, or the taking of any action required by, this Agreement; except, in the cases of clauses (i), (ii) and (iii), to the extent that such adverse effects have a materially disproportionately greater adverse impact on the Permal Entities as compared to the adverse impact such changes have on similarly situated Persons operating in the industries in which the Permal Entities operate generally.
“Permal Minimum Net Working Capital Amount” has the meaning set forth in the Net Working Capital Schedule.
“Permal Performance Fees” means any and all performance or incentive fees, carry or similar fees payable by a Permal Fund to any Permal Entity accrued or earned during the calendar year ended December 31, 2016.
“Permal Pre-closing Management Fees” means any and all investment advisory fees payable to any Permal Entity in respect of any Permal Funds or PMAP Funds accrued or if paid, earned, during the period ending on the Business Day prior to the Closing Date; provided, that such fees shall in no event include any Permal Performance Fees; provided, further, that in determining whether any such investment advisory fees received are Permal Pre-Closing Management Fees, the allocation between the period prior to the Closing Date and the period from and after the Closing Date on a daily basis shall be calculated based on days elapsed.
“Permal Restructuring Charges” means those charges or expenses (including severance payments, retention bonuses, lease termination charges and other deferred items) accrued, taken or incurred by (i) the Permal Contributor or any Permal Entity, in anticipation of or in connection with the consummation of the Transactions that remain unpaid at or after the Closing or (ii) the Company or any of its Subsidiaries at or after the Closing that (a) are set forth (or referenced) on Exhibit H hereto and (b) have otherwise been reasonably determined by the Board, after taking into consideration the reasonable recommendation of Hymowitz, in accordance with the principles set forth on Exhibit H hereto.
“Permit” means all approvals, authorizations, registrations, certificates, filings, franchises, licenses, notices and permits issued by any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes that are not yet delinquent and Liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, as applied on a consistent basis throughout the periods involved, (b) statutory Liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable and which are not, individually or in the aggregate, material (provided that adequate reserves have been established thereof in accordance with GAAP, as applied on a consistent basis throughout the periods involved), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction on real property which are not violated by the current use and operation thereof and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any Leased Real Property which do not materially detract from the value or materially impair the occupancy or use thereof for the purposes for which it is currently used in connection with the Company’s business.

“Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, joint venture, trust, business trust, sole proprietorship, Governmental Authority or other entity.
“Personally Identifiable Information” means any information that can be used on its own or with other information to identify, contact, or locate a single person, or to identify an individual in context.
“PIMS Cayco” means a Cayman Limited Company to be formed by Permal UK, Ltd. in accordance with Exhibit B-1.
“Plan” means an EnTrust Plan or a Permal Plan, as applicable.
“Plan Beneficiaries” means, with respect to a certain Person, any current or former employee or director of, or consultant engaged by such Person, or the beneficiaries or dependents of any of the foregoing.
“PMAP Fund” means any investment vehicle including, without limitation, a general or limited partnership, a limited liability company, a trust, a company or a commingled fund, organized in any jurisdiction by or on behalf of any of the Permal Entities for investment solely by Permal Funds which investment vehicle is managed or advised by unrelated third parties.
“Pre-Closing Tax Liabilities” means all liabilities for any Taxes imposed for all tax periods (or portions thereof) ending on or before the Closing Date, including, for the avoidance of doubt, liabilities for any Taxes imposed on any amounts includible in the income of the Company or any Indemnified Party (including under Section 951(a) of the Code or as an allocation of income from, or other taxable item attributable to, an entity treated as a partnership for US federal income tax purposes), with respect to (i) a Subsidiary of the Company or (ii) a partnership interest held by the Company or a Subsidiary of the Company, in each case that is attributable to a Pre-Closing Tax Period (calculated based on a closing of the books of the Company, such Subsidiary, or the partnership in which the Company or Subsidiary holds an interest).
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the SEC’s rules and regulations promulgated thereunder.
“Senior Manager” means: (a) with respect to the EnTrust Entities, each of Gregg Hymowitz, each EnTrust Executive and each other employee of an EnTrust Entity holding a position of managing director or higher and (b) with respect to the Permal Entities, each of Permal Executive and each other employee of any Permal Entity holding a position of senior vice president or higher.
“Software” means computer programs (whether in source code, object code, or other form).
“Subsidiary” means, with respect to any Person, any other Person in which such Person owns or controls, directly or indirectly, capital stock or other Equity Interests representing more than 50% of the outstanding Equity Interests of such other Person. A Subsidiary of a Subsidiary of a Person shall be deemed to be Subsidiary of such Person.
“Tax Return” means all U.S. Federal, state, local and non-U.S. tax returns, reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes and any schedules attached to or amendments of (including refund claims with respect to) any of the foregoing.
“Taxes” means (a) any and all taxes, including any federal, state, provincial, local, foreign and other income, gross receipts, sales, value added, use, production, ad valorem, transfer, franchise, registration, profits, excess profits, license, lease, service, service use, withholding, payroll, employment, unemployment, disability, social security, national insurance, healthcare, estimated, excise, severance, environmental, stamp, stamp duty reserve, occupation, premium, property (real or personal), real property gains, windfall profits, capital, recapture, net worth, surplus, customs, duties, levies, surtaxes or other taxes, fees, assessments, reassessments or charges of any kind whatsoever, together with any interest, additions, installments or penalties with respect thereto and any interest in respect of such additions or penalties, (b) any Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included)) in any Tax Return related to such group (including any Liability pursuant to Treasury Regulations Section 1.1502-6) and (c) any Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person, or any successor or transferee liability, by contract or otherwise in respect of any items described in clause (a) or (b) above.
“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax (foreign or domestic).
“Technology Systems” means electronic data processing, information, recordkeeping, communications, telecommunications, portfolio trading and computer systems and Intellectual Property Rights (including Software, algorithms, data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing) which are used by a Person in its business.

“Trade Secrets” has the meaning specified in the definition of Intellectual Property Rights.
“Trademarks” has the meaning specified in the definition of Intellectual Property Rights.
“Transaction Documents” means this Agreement and the Ancillary Documents.
“Transactions” means the transactions contemplated in this Agreement or any Ancillary Document.
“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in proposed, final or temporary form), as the same may be amended from time to time.
“TULR(C)A” means the Trade Union and Labour Relations (Consolidation) Act 1992.
“U.K.” means United Kingdom.
“U.K. Pension Plan” means any pension fund (including any superannuation fund) or other similar program established or maintained by a Person primarily for the benefit of its employees residing in the U.K.
“U.S.” means the United States of America.
“Virus” means a computer program that replicates itself on a computer or network of computers and damages other computer programs or data located on the computer or network or otherwise causes a defect in the operation of the computer or network.
Section 1.2.    Construction. Unless the express context of this Agreement otherwise requires: (a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, (b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa, (c) references herein to a specific Article, Section, Subsection, Exhibit or Schedule shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement, (d) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”, (e) references herein to any gender (or the gender neutral form) includes each other gender and the gender neutral form, (f) the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like, (g) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive, (h) each reference to “days” shall be to calendar days, (i) each reference to any Contract shall be to such Contract as amended, supplemented, waived or otherwise modified from time to time, subject to the limitations on such amendments or modifications set forth herein; provided, however, that any disclosure of a Contract on the

EnTrust Disclosure Schedule or Permal Disclosure Schedule must specifically reference each amendment or modification thereto in order for such amendment or modification to be deemed disclosed thereon, (j) each reference to a Law, statute, regulation or other government rule is to it as amended from time to time and, as applicable, is to corresponding provisions of successor Laws, statutes, regulations or other government rules and (k) “Dollars” or “$” means United States dollars. Any currency thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Material Adverse Effect” under this Agreement.
ARTICLE II.
CONTRIBUTION
Section 2.1.    Contributions. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing and as of 11:59 PM on the Closing Date, the following transactions shall occur in the following order, each in accordance with the Restructuring Steps:
(a)    First, the EnTrust Contributor shall contribute, transfer, assign, convey and deliver, or shall cause to be contributed, transferred, assigned, conveyed and delivered, to the Company, free and clear from all Liens, 100% of the Equity Interests in (i) EnTrust Securities LLC, (ii) EnTrust Capital Management LP, (iii) EnTrust Partners Offshore LP, (iv) EnTrust Partners Offshore LLC, and (v) EnTrust Focus Partners LP, in consideration for the issuance by the Company to the EnTrust Contributor of six hundred fifty (650) Company Common LLC Shares; and
(b)    Second, in consideration for payment by the Permal Contributor to the EnTrust Contributor of the Cash Amount, in immediately available funds to one (1) or more accounts designated by the EnTrust Contributor to the Permal Contributor in writing at least two (2) Business Days prior to the Closing:
(i)    the Permal Contributor shall acquire from the EnTrust Contributor, and the EnTrust Contributor shall transfer, assign, convey and deliver, or shall cause to be transferred, assigned, conveyed and delivered, to the Permal Contributor, free and clear from all Liens, three hundred (300) Company Common LLC Shares;
(ii)    the Permal Contributor shall purchase from Hymowitz, and Hymowitz shall transfer, assign, convey and deliver, or shall cause to be transferred, assigned, conveyed and delivered, to the Permal Contributor, free and clear from all Liens, six hundred forty-five (645) EP Partners Common LLC Units; and
(iii)    the Permal Contributor shall purchase from Onshore GP, and Onshore GP shall transfer, assign, convey and deliver, or shall cause to be transferred, assigned, conveyed and delivered, to the Permal Contributor, free and clear from all Liens, five (5) EP Partners Common LLC Units; and
(iv)    the Permal Contributor shall purchase from the EnTrust Contributor, and Onshore GP shall transfer, assign, convey and deliver, or shall cause to be transferred, assigned, conveyed and delivered, to the Permal Contributor, free and clear from all Liens, six hundred fifty (650) FOF Common LLC Units.
Section 2.2.    Pre-Closing Incentive Fee Payments. Within sixty (60) days following the end of calendar year in which the Closing occurs, the Company shall pay to (a) the EnTrust Contributor such amount of EnTrust Performance Fees relating to the period prior to Closing, as calculated pursuant to the terms and subject to the conditions set forth on Exhibit F-1 attached hereto and (b) the Permal Contributor such amount of Permal Performance Fees relating to the period prior to Closing, as calculated pursuant to the terms and subject to the conditions set forth on Exhibit F-2.
Section 2.3.    Payment of Closing Indebtedness.
(a)    On or before the Closing, the EnTrust Contributor shall pay (or cause to be paid), by wire transfer of immediately available funds, to the creditor Persons or bank accounts specified in the EnTrust Payoff Letters the amounts indicated therein in full satisfaction of the Closing Indebtedness of the EnTrust Entities; and
(b)    On or before the Closing, the Permal Contributor shall pay (or cause to be paid), by wire transfer of immediately available funds, to the creditor Persons or bank accounts specified in the Permal Payoff Letters the amounts indicated therein in full satisfaction of the Closing Indebtedness of the Permal Entities.
Section 2.4.    Estimated Closing Net Working Capital Statements; Pre-Closing Management Fees and Closing Statement.
(a)    At least three (3) Business Days prior to the Closing Date, the EnTrust Contributor shall cause to be prepared and delivered to the Permal Contributor a statement setting forth the EnTrust Contributor’s good faith and reasonably detailed calculations of its estimate of (i) the EnTrust Closing Net Working Capital (such estimated amount being, the “EnTrust Estimated Closing Net Working Capital”), (ii) a reasonably detailed description of the components of the EnTrust Estimated Closing Net Working Capital, (iii) the EnTrust Pre-closing Management Fees, and (iv) a certificate signed by an officer of the EnTrust Contributor certifying that the calculations contemplated by the foregoing clauses (i) and (ii) were determined in accordance with the Accounting Principles consistent with the classifications, judgments and valuation and estimation methodologies set forth on Exhibit G hereto (the “Net Working Capital Schedule”).
(b)    At least three (3) Business Days prior to the Closing Date, the Permal Contributor shall cause to be prepared and delivered to the EnTrust Contributor a statement setting forth the Permal Contributor’s good faith and reasonably detailed calculations of its estimate of (i) the Permal Closing Net Working Capital (such estimated amount being, the “Permal Estimated Closing Net Working Capital”), (ii) a reasonably detailed description of the components of the Permal Estimated Closing Net Working Capital, (iii) the Permal Pre-closing Management Fees, and (iv) a certificate signed by an officer of the Permal Contributor certifying that the calculations contemplated by the foregoing clauses (i) and (ii) were determined in accordance with the Accounting Principles consistent with the classifications, judgments and valuation and estimation methodologies set forth on the Net Working Capital Schedule.
(c)    Within forty-five (45) days after the Closing Date, the Company shall prepare and deliver to each of the Contributors a statement (the “Closing Statement”) setting forth in reasonable detail proposed calculations (and components thereof) of (i) the EnTrust Closing Net Working Capital, (ii) the EnTrust Pre-closing Management Fees, (iii) the Permal Closing Net Working Capital, (iv) the Permal Pre-closing Management Fees, (v) the Closing Indebtedness of the EnTrust Entities and (vi) the Closing Indebtedness of the Permal Entities. The Closing Statement shall be calculated in accordance with the Accounting Principles consistent with the classifications, judgments and valuation and estimation methodologies set forth on the Net Working Capital Schedule, to the extent applicable, and the other requirements of this Section 2.4 (and related definitions), and shall include reasonable supporting documentation.
(d)    Each Contributor may dispute the Closing Statement by delivering a written notice of dispute (a “Notice of Disagreement”) to the Company and the other Contributor within thirty (30) days of receiving the Closing Statement (the “Review Period”). During the Review Period, each Contributor and its respective accountants shall, at its own expense, be permitted reasonable access to review the working papers of the Company and its independent accountant relating to the Closing Statement (and preparation thereof). Any Notice of Disagreement shall set forth in reasonable detail those items in the Closing Statement that a Contributor disputes, and include all reasonable supporting documentation; provided, that such disputes shall only be based on such Closing Statement (and components thereof) not being prepared in accordance with this Section 2.4 (and related definitions) or based on mathematical errors. The parties will use commercially reasonable efforts to resolve any such dispute during the fifteen (15)-day period commencing on the last date of the Review Period. If the Company and each Contributor do not agree upon a final resolution within fifteen (15)-day period, then the items in dispute shall be submitted promptly to the New York City office of KPMG LLP (the “Arbiter”). The Arbiter shall be instructed to render a determination of the applicable dispute within thirty (30) days after referral of the matter to the Arbiter, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Arbiter shall be conclusive and binding upon the Company and each Contributor and judgment may be entered upon the determination of the Arbiter in any court having jurisdiction over the party against which such determination is to be enforced.
The Arbiter shall determine, based solely on presentations by the Contributors and the Company and their respective representatives, and not by independent review, only those items disputed in any Notice of Disagreement that have not been agreed upon in writing by the parties. In resolving any disputed item, the Arbiter shall be bound by the terms of this Section 2.4 (and related definitions) and shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Notwithstanding any provisions hereof to the contrary, the Arbiter shall be deemed to be acting as an expert and not as an arbitrator. The fees, costs and expenses of the Arbiter (i) shall be paid by the applicable Contributor in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by such Contributor (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted and (ii) shall be paid by the applicable Contributor in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by such Contributor (as finally determined by the Arbiter) bears to the aggregate dollar amount of such items so submitted.
Each Contributor and the Company agrees to cooperate with, make its relevant financial records and personnel available to and otherwise assist each other and their respective accountants and other representatives at reasonable times at any time during preparation and review and the resolution of any objections with respect to, the Closing Statement; provided that in order to review an accountants working papers, each applicable party (or its representatives) shall execute any requested releases or waivers customarily required by such accountant in connection therewith.
(e)    Upon the later of (i) three (3) Business Days after the determination of the EnTrust Pre-closing Management Fees hereunder, (ii) three (3) Business Days after the final determination of the EnTrust Closing Net Working Capital and Closing Indebtedness of the EnTrust Entities hereunder and (iii) ten (10) days after the last day of the first quarter ended after the Closing Date, (x) the Company shall immediately pay to the EnTrust Contributor (by wire transfer of immediately available funds to the account(s) designated in writing by the EnTrust Contributor) (A) the amount of such EnTrust Pre-closing Management Fees, and (B) if the EnTrust Closing Net Working Capital exceeds the EnTrust Minimum Net Working Capital Amount, the amount of such excess and (y) the EnTrust Contributor shall immediately pay to the Company (by wire transfer of immediately available funds to the account(s) designated in writing by the Company); (AA) if the EnTrust Closing Net Working Capital does not equal or exceed the EnTrust Minimum Net Working Capital Amount, an amount equal to the absolute value of such deficiency, and (BB) an amount equal to any Closing Indebtedness of the EnTrust Contributed Entities not repaid at Closing pursuant to Section 2.3(a).
(f)    Within the later of (i) three (3) Business Days after the determination of the Permal Pre-closing Management Fees hereunder, (ii) three (3) Business Days after the final determination of the Permal Closing Net Working Capital hereunder and (iii) ten (10) days after the last day of the first quarter ended after the Closing Date, (x) the Company shall immediately pay to the Permal Contributor (by wire transfer of immediately available funds to the account(s) designated in writing by the Permal Contributor) (A) the amount of such Permal Pre-closing Management Fees, and (B) if the Permal Closing Net Working Capital exceeds the Permal Minimum Net Working Capital Amount, the amount of such excess and (y) the Permal Contributor shall immediately pay to the Company (by wire transfer of immediately available funds to the account(s) designated in writing by the Company) (AA) if the Permal Closing Net Working Capital does not equal or exceed the Permal Minimum Net Working Capital Amount, an amount equal to the absolute value of such deficiency, and (BB) an amount equal to any Closing Indebtedness of the Permal Contributed Entities not repaid at Closing pursuant to Section 2.3(b).
Section 2.5.    Limited Guarantee.
(a)    Permal Guarantor hereby irrevocably and unconditionally guarantees (i) any liabilities for any intentional breach of this Agreement by the Permal Contributor which survives the termination of this Agreement in accordance with Section 9.2 and (ii) the payment obligations of the Permal Contributor set forth in Section 2.1(b) and Section 2.3(b) (clauses (i) and (ii) together, the “Permal Guaranteed Obligations”) as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise, and without setoff, counterclaim or defense. Permal Guarantor is liable for the Permal Guaranteed Obligations as a primary obligor. If all or any part of the Permal Guaranteed Obligations shall not be punctually paid when due, Permal Guarantor shall, without presentment, protest, notice of protest, notice of non-payment or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Permal Guaranteed Obligations. With respect to the Permal Guaranteed Obligations, Permal Guarantor hereby waives (A) promptness and diligence, (B) notice of the incurrence of any Permal Guaranteed Obligation, (C) notice of any actions taken by the EnTrust Contributor or any other Person under any agreement or instrument relating thereto, (D) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Permal Guaranteed Obligations or of the obligations of Permal Guarantor set forth in this Section 2.5(a), the omission of or delay in which, but for this waiver, might constitute grounds for relieving Permal Guarantor of its obligations under this Section 2.5(a) and (E) any requirement that the EnTrust Contributor or any other Person exhaust any right or take any action against any other Person or any collateral. Permal Guarantor’s guaranty set forth in this Section 2.5(a) is a continuing guaranty and shall remain in full force and effect and will be discharged only if and when the Permal Guaranteed Obligations have been paid in full (including making any payment which has been rescinded as a result of an insolvency or similar proceeding).
(b)    EnTrust Guarantor hereby irrevocably and unconditionally guarantees (i) any liabilities for any intentional breach of this Agreement by the EnTrust Contributor which survives the termination of this Agreement in accordance with Section 9.2 and (ii) the payment obligations of the EnTrust Contributor set forth at Section 2.3(a) (clauses (i) and (ii) together, the “EnTrust Guaranteed Obligations”) as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise, and without setoff, counterclaim or defense. EnTrust Guarantor is liable for the EnTrust Guaranteed Obligations as a primary obligor. If all or any part of the EnTrust Guaranteed Obligations shall not be punctually paid when due, EnTrust Guarantor shall, without presentment, protest, notice of protest, notice of non-payment or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the EnTrust Guaranteed Obligations. With respect to the EnTrust Guaranteed Obligations, EnTrust Guarantor hereby waives (A) promptness and diligence, (B) notice of the incurrence of any EnTrust Guaranteed Obligation, (C) notice of any actions taken by the Permal Contributor or any other Person under any agreement or instrument relating thereto, (D) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the EnTrust Guaranteed Obligations or of the obligations of EnTrust Guarantor set forth in this Section 2.5(b), the omission of or delay in which, but for this waiver, might constitute grounds for relieving EnTrust Guarantor of its obligations under this Section 2.5(b) and (E) any requirement that the Permal Contributor or any other Person exhaust any right or take any action against any other Person or any collateral. EnTrust Guarantor’s guaranty set forth in this Section 2.5(b) is a continuing guaranty and shall remain in full force and effect and will be discharged only if and when the EnTrust Guaranteed Obligations have been paid in full (including making any payment which has been rescinded as a result of an insolvency or similar proceeding).

Section 2.6.    Initial Annual Budget and Business Plan. The EnTrust Contributor and the Permal Contributor hereby mutually agree that the Initial Annual Budget and Business Plan will be the Annual Budget and Business Plan for the Company for the fiscal period commencing on the Closing and ending on March 31, 2017.
ARTICLE III.
CLOSING
Section 3.1.    Closing. The closing of the transactions contemplated by Section 2.1 through Section 2.2 (the “Closing”) shall take place remotely by the electronic exchange of documents or at the offices of Dechert LLP, 1095 Avenue of the Americas, New York, New York, at 11:59 PM Eastern Time three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied on the Closing Date) or at such other time and place as the EnTrust Contributor and the Permal Contributor may mutually agree (the date on which the Closing occurs, the “Closing Date”).
Section 3.2.    EnTrust Contributor’s Closing Actions and Deliverables. At the Closing, the EnTrust Contributor shall deliver or cause to be delivered to the Permal Contributor, in each case, duly executed by the EnTrust Contributor and/or, the EnTrust Entities, as applicable:
(a)    for any Equity Interests of any EnTrust Contributed Entity (collectively, the “EnTrust Contributed Equity Interests”) that are to be directly transferred pursuant the Restructuring and that are not represented by certificates, an assignment agreement in a form reasonably acceptable to the Permal Contributor, evidencing such transfer of such EnTrust Contributed Equity Interests;
(b)    for any EnTrust Contributed Equity Interests that are to be directly transferred pursuant the Restructuring and that are represented by certificates, such certificates and stock (or similar) powers, with all required stock transfer tax stamps affixed thereto, evidencing such transfer of such EnTrust Contributed Equity Interests, in each case, in form and substance reasonably satisfactory to the Permal Contributor; and
(c)    the following certificates:
(i)    a certificate, in form and substance reasonably satisfactory to the Permal Contributor, dated as of the Closing Date and signed by an officer of the EnTrust Contributor, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied and fulfilled, and
(ii)    a certificate, in form and substance reasonably satisfactory to the Permal Contributor, dated as of the Closing Date and signed by the secretary or equivalent officer of the EnTrust Contributor, EP Partners and/or applicable EnTrust Entity: (A) certifying the names and signatures of the officers authorized to sign this Agreement and the Ancillary Documents to be delivered hereunder and thereunder on behalf of the EnTrust Contributor, EP

Partners and/or applicable EnTrust Entity, (B) attaching the resolutions of the members, directors and managers, as applicable, of the EnTrust Contributor, EP Partners and/or applicable EnTrust Entity, approving and authorizing the execution and delivery of this Agreement and each Ancillary Document to which the EnTrust Contributor, EP Partners or any such EnTrust Entity is a party, and the performance of the Transactions, and certifying that such resolutions are in full force and effect on the Closing Date, (C) attaching the Organizational Documents of the EnTrust Contributor, each EnTrust Contributed Entity and each other EnTrust Entity party hereto and certifying that each of such documents are in full force and effect, without any amendment thereto, as of immediately prior to the Closing and (D) attaching a certificate of good standing or equivalent certification, as applicable, of the EnTrust Contributor, each EnTrust Contributed Entity and each other EnTrust Entity party hereto issued by each respective state (or country) of formation or incorporation and dated within five (5) days of the Closing;
(d)    such other documents, endorsements, assignments and other instruments of transfer and conveyance to be delivered by the EnTrust Contributor (i) pursuant to this Agreement or (ii) pursuant to the Ancillary Documents.
Section 3.3.    Permal Contributor’s Closing Actions and Deliverables. At the Closing, the Permal Contributor shall deliver or cause to be delivered to the EnTrust Contributor, in each case, duly executed by the Permal Contributor and/or, the Permal Entities, as applicable:
(a)    for any Equity Interests of any Permal Contributed Entity (collectively, the “Permal Contributed Equity Interests”) that are to be directly transferred pursuant the Restructuring and that are not represented by certificates, an assignment agreement, in a form reasonably acceptable to the EnTrust Contributor, evidencing such transfer of such Permal Contributed Equity Interests;
(b)    for any Permal Contributed Equity Interests that are to be directly transferred pursuant the Restructuring and that are represented by certificates, such certificates and stock (or similar) powers, with all required stock transfer tax stamps affixed thereto, evidencing such transfer of such Permal Contributed Equity Interests, in each case, in form and substance reasonably satisfactory to the EnTrust Contributor; and
(c)    the following certificates:
(i)    a certificate, in form and substance reasonably satisfactory to the EnTrust Contributor, dated as of the Closing Date and signed by an officer of the Permal Contributor, certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied and fulfilled; and
(ii)    a certificate, in form and substance reasonably satisfactory to the EnTrust Contributor, dated as of the Closing Date and signed by the secretary or equivalent officer of the Permal Contributor and/or applicable Permal Entity: (A) certifying the names and signatures of the officers authorized to sign this Agreement and the Ancillary Documents to be delivered hereunder and thereunder on behalf of the Permal Contributor and/or applicable Permal Entity, (B) attaching the resolutions of the members, directors and managers, as applicable, of the Permal Contributor and/or applicable Permal Entity, approving and authorizing the execution and delivery of this Agreement and each Ancillary Document to which the Permal Contributor and/or applicable Permal Entity is a party, and the performance of the Transactions, and certifying that such resolutions are in full force and effect on the Closing Date, (C) attaching the Organizational Documents of the Permal Contributor, each Permal Contributed Entity and each other Permal Entity party hereto and certifying that each of such documents are in full force and effect, without any amendment thereto, as of immediately prior to the Closing and (D) attaching a certificate of good standing or equivalent certification, as applicable, of the Permal Contributor, each Permal Contributed Entity and each other Permal Entity party hereto, in each case issued by each respective state (or country) of formation or incorporation and dated within five (5) days of the Closing;
(d)    such other documents, endorsements, assignments and other instruments of transfer and conveyance to be delivered by the Permal Contributor (i) pursuant to this Agreement or (ii) pursuant to the Ancillary Documents.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE ENTRUST CONTRIBUTOR
The EnTrust Contributor hereby represents and warrants to the Permal Contributor the accuracy of each of the statements set forth in this Article IV as of the date of this Agreement:
Section 4.1.    Authority and Validity.
(a)    Each of EnTrust Contributor, EP Partners and Onshore GP has all necessary capacity, legal right, limited liability company power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of EnTrust Contributor, EP Partners and Onshore GP of this Agreement, and the consummation by each of EnTrust Contributor, EP Partners and Onshore GP of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of EnTrust Contributor, EP Partners and Onshore GP, and, assuming due authorization, execution and delivery by each of the other Parties, constitutes the legal, valid and binding agreement of each of EnTrust Contributor EP Partners, and Onshore GP, enforceable against each of EnTrust Contributor, EP Partners and Onshore GP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally (collectively, the “Enforceability Limitations”).
(b)    Each of the EnTrust Group Members has all necessary capacity, legal right, power and authority to enter into, execute and deliver each of the Ancillary Documents to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by of each such Person of each such Ancillary Document, and the consummation by each such Person of the transactions contemplated thereby, have been duly authorized by all necessary limited liability company action. Each such Ancillary Document, at the time of its execution by each EnTrust Group Member who is a party thereto, will be duly and validly executed and delivered by such Person, and, assuming due authorization, execution and delivery by each of the other parties thereto, will constitute the legal, valid and binding agreement of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable Enforceability Limitations.
Section 4.2.    No Conflicts. Except as set forth on Section 4.2 of the EnTrust Disclosure Schedule, the execution, delivery and performance by any EnTrust Group Member of any Transaction Document to which it is a party, and the consummation of the Transactions, do not and will not (with or without the passage of time or the giving of notice): (a) conflict with or result in a violation or breach of any provision of any Organizational Documents of any EnTrust Group Member; (b) conflict with or result in a modification, violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, modification, cancellation or acceleration) under any of the terms, conditions or provisions of any EnTrust Material Contract; (c) give to any Person any right of termination, recapture, profit sharing, amendment, modification, acceleration or cancellation of any EnTrust Material Contract, (d) violate any Order, Law or Permit applicable to any EnTrust Group Member or the Equity Interests of any EnTrust Group Member or (e) result in, require or permit the creation or imposition of any Liens of any nature upon or with respect to the Equity Interests or assets of any EnTrust Group Member.
Section 4.3.    Consents and Approvals. Except as set forth in Section 4.3 of the EnTrust Disclosure Schedule, no EnTrust Group Member is required (pursuant to its Organizational Documents, by EnTrust Material Contract or by applicable Law) to make any filing with, provide a notice or declaration to, or obtain the Consent of or other action from, any Governmental Authority or any other Person, or to obtain a Permit in connection with (a) the execution and delivery by such EnTrust Group Member of any Transaction Document to which it is a party, (b) the performance and fulfillment by such EnTrust Group Member of its obligations under such Transaction Document or (c) the consummation of the transactions contemplated by such Transaction Document.
Section 4.4.    Organization.
(a)    Each EnTrust Entity (a) is identified on Section 4.4 of the EnTrust Disclosure Schedule, (b) is duly organized as a corporation, limited liability company or limited partnership, as the case may be, as indicated on Section 4.4 of the EnTrust Disclosure Schedule and (c) is validly existing and in good standing under the Laws of its jurisdiction of organization, which is indicated on Section 4.4 of the EnTrust Disclosure Schedule. Each EnTrust Entity has all necessary legal power and authority to (i) own, lease and operate all of the properties and assets owned, leased and operated by it and (ii) carry on its business as it is now being conducted. Each EnTrust Entity is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary. Each EnTrust Entity is in good standing (to the extent such concept is applicable) as such, in each jurisdiction. The EnTrust Contributor has made available to the Permal Contributor true, complete and correct copies of the Organizational Documents of each EnTrust Entity. The EnTrust Entities constitute all the entities engaged in the EnTrust Business.

(b)    EP Partners is duly organized as a limited liability company in the State of Delaware, and is validly existing and in good standing under the Laws of Delaware. EP Partners has not conducted any business or entered into any Contract other than any transactions relating to its formation or relating to the Transactions. EP Partners is not a party to or otherwise bound by any Contract except as indicated on Section 4.4(b) of the EnTrust Disclosure Schedule. EP Partners has made available to the Permal Contributor true, complete and correct copies of its Organizational Documents. EP Partners does not have any Indebtedness or other Liabilities (except to the extent arising out of the Operating Agreement of EP Partners, dated as of the date hereof, by the EnTrust Contributor as sole member thereof, which agreement has been provided to the Permal Contributor on or prior to the date hereof). EP Partners does not have any rights except for any rights it may have pursuant to this Agreement and the Ancillary Documents to which it is a party. EP Partners has not taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 6.1(d).
Section 4.5.    Capitalization.
(a)    Section 4.5 of the EnTrust Disclosure Schedule sets forth (i) the number and type of authorized Equity Interests of each EnTrust Entity, (ii) the number and type of issued and outstanding Equity Interests of each EnTrust Entity and EP Partners and (iii) the beneficial and record owner of such issued and outstanding Equity Interests (collectively, the “EnTrust Record Owners”).
(b)    All of the issued and outstanding Equity Interests of each EnTrust Entity and of EP Partners (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable, (iii) were issued in compliance with applicable Laws (including state and federal securities Laws), (iv) are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights and (v) are held and owned beneficially and of record by the EnTrust Record Owners, free and clear of all options, contracts, calls, puts, rights to subscribe, conversion rights and other Liens (other than restrictions imposed by (A) securities Laws that are generally applicable to securities that have not been registered or qualified with a Governmental Authority and (B) the agreements listed in Section 4.5(b) of the EnTrust Disclosure Schedule).
(c)    Except as set forth in Section 4.5(c) of the EnTrust Disclosure Schedule, (i) there are no Contracts establishing or affecting any Equity Interests of any EnTrust Entity or EP Partners, (ii) there are no outstanding options, warrants or other rights (including preemptive rights) to buy, or any securities convertible into or exchangeable for, any Equity Interests of any EnTrust Entity or EP Partners (or any Contracts to issue such rights or securities), (iii) there are no Contracts requiring any EnTrust Entity or EP Partners to issue additional Equity Interests or repurchase or otherwise acquire or retire any Equity Interests and (iv) no Lien has been created in favor of any Person affecting any unissued Equity Interests of any EnTrust Entity or EP Partners.
(d)    Except as set forth in Section 4.5(d) of the EnTrust Disclosure Schedule, there are no dividends or distributions declared and unpaid or otherwise owed to any Person owning an Equity Interests of any EnTrust Entity or EP Partners.

(e)    Except as set forth in Section 4.5(e) of the EnTrust Disclosure Schedule, none of the Equity Interests of any EnTrust Entity or EP Partners are subject to any voting trust agreement, shareholder agreement, member agreement, proxies or other Contract or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests.
(f)    Upon transfer of the EnTrust Contributed Equity Interests to the Company at the Closing and subject to the EnTrust Contributor’s receipt of the Company Common LLC Shares set forth on Schedule 2.1(a), valid title to the EnTrust Contributed Equity Interests will pass to the Company, free and clear of any Liens other than Liens created or suffered by the Company in connection with the Closing.
Section 4.6.    Subsidiaries and Other Investments.
(a)    Section 4.6(a) of the EnTrust Disclosure Schedule sets forth the authorized, issued and outstanding Equity Interests of each Subsidiary of each EnTrust Contributed Entity and the beneficial and record owner of such issued and outstanding Equity Interests. All such issued and outstanding Equity Interests (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable, (iii) were issued in compliance with applicable Laws (including state and federal securities Laws), (iv) are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights and (v) are held and owned beneficially and of record free and clear of all options, contracts, calls, puts, rights to subscribe, conversion rights and other Liens (other than restrictions imposed by securities Laws that are generally applicable to securities that have not been registered or qualified with a Governmental Authority). EP Partners does not have (and never has had) any Subsidiaries, except as contemplated by the Restructuring.
(b)    Except as set forth in Section 4.6(a) or Section 4.6(b) of the EnTrust Disclosure Schedule (and except for any EnTrust Funds and the Equity Interests held thereby), (i) each of the EnTrust Contributed Entities does not, directly or indirectly, own (and is not obligated to acquire) an Equity Interest or similar interest in, or an interest convertible, exchangeable or exercisable for an Equity Interest or similar interest in, a corporation, partnership, joint venture or other business association or entity and (ii) each of the EnTrust Contributed Entities does not, directly or indirectly, have any obligation to make any capital contribution to any Person (other than any capital contribution obligation in its capacity as a general partner of any draw-down EnTrust Fund).
Section 4.7.    Investment in the Company, EP Partners and FOF Management GP. Each of the EnTrust Contributor, Onshore GP and Hymowitz, as applicable, is receiving the Company Common LLC Shares, EP Partners Common LLC Units and FOF Common LLC Units in connection with the Transactions for its own account, for investment only, and not with a view to any resale or public distribution thereof. Each of the EnTrust Contributor, Onshore GP and Hymowitz, as applicable, has all requisite legal power and authority to acquire Company Common LLC Shares, EP Partners Common LLC Units and FOF Common LLC Units in accordance with the terms of this Agreement and is either an “Accredited Investor” within the meaning of the SEC Rule 501 of Regulation D of the Securities Act, as presently in effect, or is otherwise permitted to receive Company Common LLC Shares, EP Partners Common LLC

Units and FOF Common LLC Units in accordance with an exemption from the registration requirements of the Securities Act (unless the failure to qualify for such an exemption is due to the affirmative actions of the Permal Contributor or the Company following the Closing).
Section 4.8.    Financial Statements.
(a)    Section 4.8(a) of the EnTrust Disclosure Schedule contains copies of (i) audited combined financial statements of EnTrust Capital Management LP and certain of its Affiliates named therein, consisting of the balance sheet of such entities as of December 31, 2013, and December 31, 2014, and the related statements of operations, changes in members’/owners’ equity and cash flows for the twelve (12)-month period ended thereon and audited combined financial statements of EnTrust Capital Inc. and certain of its Affiliates named therein, consisting of the balance sheet of such entities as of December 31, 2012, and the related statements of operations, changes in members’/owners’ equity and cash flows for the twelve (12)-month period ended thereon (each, an “EnTrust Audited Financial Statement”) and (ii) unaudited consolidated financial statements, consisting of the unaudited balance sheet of EnTrust Capital Management LP and certain of its Affiliates reflected therein as of September 30, 2015 and the related statements of income and retained earnings, stockholder’s equity and cash flow for the nine-month period ended thereon (each, an “EnTrust Interim Financial Statement” and, together with the EnTrust Audited Financial Statements, the “EnTrust Financial Statements”).
(b)    The EnTrust Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the EnTrust Entities (which books and records are correct and complete in all material respects) and (ii) present fairly in all material respects the consolidated financial position of the EnTrust Entities as of the date thereof and their results of operations and cash flows for the respective periods then ended in accordance with GAAP, applied on a consistent basis and consistent with past practice (except as described in the notes thereto and, in the case of the EnTrust Interim Financial Statements, subject to the normal recurring year-end adjustments, none of which would be (A) inconsistent with or materially deviate from the notes included in the then most recent compiled EnTrust Audited Financial Statements or (B) materially inconsistent with year-end adjustments in the fiscal years covered by the most recent compiled EnTrust Audited Financial Statements).
(c)    Each EnTrust Entity maintains (and, for all periods covered by the EnTrust Financial Statements, has maintained) systems of internal accounting controls and financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (i) all transactions are executed in accordance with its management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements of the EnTrust Entities in conformity with GAAP and to maintain proper accountability for assets and items, (iii) access to the EnTrust Entities’ property and assets is permitted only in accordance with its management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.9.    Indebtedness. Set forth in Section 4.9 of the EnTrust Disclosure Schedule is an accurate and complete list, as of the date hereof, of all of the outstanding Indebtedness owed, due or payable by or to any EnTrust Contributed Entity (other than Indebtedness solely among EnTrust Entities), stating the names of each of the debtors, creditors and the amounts outstanding with respect thereto.
Section 4.10.    No Undisclosed Liabilities. Except as set forth in Section 4.10 of the EnTrust Disclosure Schedule, (a) none of the EnTrust Entities is subject to any Liabilities required to be disclosed on the EnTrust Financial Statements or the footnotes thereto in accordance with the GAAP, other than (i) as and to the extent reflected on the EnTrust Financial Statements, (ii) incurred since the date of the EnTrust Interim Financial Statements in the Ordinary Course of Business (none of which is a Liability resulting from any breach of contract, breach of warranty, tort, infringement, misappropriation, claim, lawsuit, violation of Law and none of which would be material either individually or in the aggregate) or (iii) arising under an EnTrust Material Contract (none of which is a Liability resulting from any breach of contract) and (b) none of the EnTrust Entities is a guarantor of any other Person (other than any other EnTrust Entities).
Section 4.11.    Absence of Certain Changes. Except as set forth in Section 4.11 of the EnTrust Disclosure Schedule, (a) since December 31, 2014, there has not been an EnTrust Material Adverse Effect or the occurrence of any event, change, occurrence, condition, circumstance, effect or state of facts that, individually or in the aggregate, could reasonably be expected to have an EnTrust Material Adverse Effect, (b) since December 31, 2014, no EnTrust Entity has suffered any damage, destruction or casualty loss exceeding $250,000 in the aggregate and (c) since September 30, 2015, none of the EnTrust Entities has taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 6.1(a).
Section 4.12.    Compliance with Laws; Permits.
(a)    Compliance with Laws, Generally. Each EnTrust Entity is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws (including the Advisers Act, ERISA, the Exchange Act, the Investment Company Act, the Securities Act, the Commodity Exchange Act, the rules and regulations of self-regulatory organizations and all other analogous applicable foreign, federal or state Laws). Except as set forth on Section 4.12(a) of the EnTrust Disclosure Schedule, no notices have been received by and no claims have been filed or, to the Knowledge of the EnTrust Contributor, threatened against any EnTrust Entity alleging a violation of any Laws.
(b)    Permits. (i) The EnTrust Entities have in full force and effect all Permits of or with all Governmental Authorities necessary for them to own, lease or operate their properties and other assets and to carry on their business, (ii) there are no Actions pending or, to the Knowledge of the EnTrust Contributor, threatened to terminate or otherwise limit rights under any such Permits (including as a result of the Transactions) other than expirations in accordance with the terms thereof, which terms do not expire as a result of the consummation of the Transactions and (iii) in the past three (3) years, there has occurred no material default under, or violation of, any Permit held by any EnTrust Entity. All of such Permits are in full force and effect and will remain in full force and effect and will be available for use by the applicable EnTrust Entity immediately after the Closing. Except for any Permits relating solely to the use or occupancy of real property, Section 4.12(b) of the EnTrust Disclosure Schedule sets forth a true, complete and correct list of each material Permit held by the EnTrust Entities, indicating (A) the name of the Permit, (B) the holder thereof, (C) the Governmental Authority that is the issuer thereof and (D) the expiration date, if any, thereof. Copies of such Permits were made available to the Permal Contributor prior to the date hereof. Except as indicated on Section 4.12(b) of the EnTrust Disclosure Schedule, none of the EnTrust Entities is required to be authorized, registered or licensed under applicable Laws in any non-U.S. jurisdiction.
(c)    Government Examinations. Except for routine examinations conducted by any Governmental Authority in the regular course of the business of the EnTrust Entities or as disclosed on Section 4.12(c) of the EnTrust Disclosure Schedule, (i) no Governmental Authority has initiated any Action (or no such Action into the business or operations of the EnTrust Entities is ongoing, unresolved or, to the Knowledge of the EnTrust Contributor, threatened by any Governmental Authority) against any EnTrust Entity, its officers, directors, partners or employees and (ii) none of the EnTrust Entities or any of their Affiliates has received at any time in the past five (5) years any notice, deficiency letter or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of the EnTrust Entities or (B) restricting or disqualifying their activities (except for restrictions generally imposed by Law or administrative policy on similarly regulated Persons generally).
(d)    Compliance with Investment-Related Laws. (i) Each EnTrust Entity (and any officer, director, partner or employee thereof in such Person’s capacity as such), in each case, that is required to be registered as an investment adviser, investment manager, investment adviser representative, director of a fund board of directors, broker-dealer, broker-dealer registered representative, commodity trading advisor, commodity pool operator, registered principal or Associated Person, investment company or registered agent (or in a similar capacity) with any Governmental Authority, is duly registered as such, and each such registration is in full force and effect, (ii) to the extent that an EnTrust Entity (or any officer, director, partner, or employee thereof in such Person’s capacity as such) relies on any statutory or regulatory exemption or exception to avoid registration as an investment adviser, investment manager, investment adviser representative, director of a fund board of directors, broker-dealer, broker-dealer registered representative, commodity trading advisor, commodity pool operator, registered principal or Associated Person, investment company or registered agent (or in a similar capacity) with any Governmental Authority, such EnTrust Entity, or such officer, director, partner, or employee of such EnTrust Entity, as the case may be, has taken all actions required in order to claim and maintain such exemption or exception and (iii) each of the officers, directors, partners, employees or Associated Persons of any EnTrust Entity in his, her or its capacity as such who is required to be registered or licensed as an Associated Person of an investment adviser or an “investment adviser representative” (as such term is defined by the Advisers Act), investment manager, director of a fund board of directors, broker-dealer, broker-dealer registered representative, registered agent, commodity pool operator, commodity trading advisor or registered principal or Associated Person or in any similar capacity with any Governmental Authority is duly registered and/or licensed and such registration is in full force and effect, except for those Persons indicated on Section 4.12(d) of the EnTrust Disclosure Schedule who are in the process of being so duly registered and/or licensed.
(e)    Discipline against Management. No director, trustee, managing director, officer or to the Knowledge of the EnTrust Contributor, any employee of any EnTrust Entity or EnTrust Fund is, or at any time during the past five (5) years has been, (i) obligated to make any disclosure under Rule 506(d) of Regulation D of the Securities Act or (ii)(A) subject to any cease and desist, censure or other disciplinary or similar order issued by, (B) a party to any written Contract, consent agreement, memorandum of understanding or disciplinary agreement with, (C) a party to any commitment letter or similar undertaking to, (D) subject to any order or directive by or (E) a recipient of any supervisory letter from, any Governmental Authority, in each case, in respect of the investment management or other financial services business.
(f)    Filings with Governmental Authorities. Each EnTrust Entity has filed all material notices of any claim of exemption, registrations, reports, financial statements, sales literature, statements, notices and other material filings (including Forms ADV and Forms PF) relating to such EnTrust Entity or any EnTrust Fund required to be filed by it with any Governmental Authority (including filings with the Cayman Islands Monetary Authority and other foreign regulators), including all amendments or supplements to any of the above (the “EnTrust Filings”) for the past three (3) years. Such EnTrust Filings were timely filed, were accurate and complete, and complied in all material respects with the requirements of applicable Law.
(g)    Compliance Policies. Each EnTrust Entity has implemented all formal codes of ethics, insider trading polices, personal trading policies, written supervisory procedures, written compliance policies, anti-money laundering policies and other policies as required by the Advisers Act and any other applicable Law. A complete and correct copy of each such policy has been made available to the Permal Contributor. Such codes of ethics, insider trading polices, personal trading policies, written supervisory procedures, written compliance policies, anti-money laundering policies and other policies comply in all respects with applicable Law (including the Advisers Act, Anti-Bribery Laws and Trade Control Laws). The policies of the EnTrust Entities as of the date hereof with respect to avoiding conflicts of interest are as set forth in the most recent EnTrust Filings or policy manuals of the EnTrust Entities, as amended, which have been made available to the Permal Contributor. In the past three (3) years, there have been no material violations of such code of ethics, insider trading polices, personal trading policies, written supervisory procedures, anti-money laundering policies and other policies. The EnTrust Entities have conducted an annual compliance review as required by 206(4)-7 of the Advisers Act and no such annual review has identified any material violation or weakness in their respective compliance policies or control environments.
(h)    Client Privacy Law Compliance. Each EnTrust Entity has complied with all applicable Laws regarding the privacy of Clients and other Persons in all material respects and has established policies and procedures in this regard reasonably designed to ensure compliance with applicable Law.

(i)    Anti-Bribery; Corrupt Practices.
(i)    None of the EnTrust Entities, nor any of their directors, officers or employees or, to the Knowledge of the EnTrust Contributor, their agents (including placement agents), Affiliates, representatives or any other Person while acting for or on behalf of any EnTrust Entity, has in the past five (5) years, directly or indirectly, (A) made or reimbursed any contribution, gift, bribe, payoff, influence payment, kickback, rebate, commission, travel or entertainment expense, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any applicable Law, (B) established, maintained or expended any fund or asset with respect to any EnTrust Entity that has been improperly or inaccurately recorded in the books and records of the EnTrust Entities in violation of any applicable Law, (C) knowingly offered, promised, made or received any payment or anything of value to or from any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any applicable Law enacted in any applicable jurisdiction in connection with, or arising under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any similar applicable laws, rules, or regulations issued, administered or enforced by a Government Authority or (D) violated any state or federal “pay to play” Laws, ethics or similar disclosure Laws or lobbyist registration Laws (collectively, the “Anti-Bribery Laws”).
(ii)    None of the EnTrust Entities, nor any of their directors, officers or employees or, to the Knowledge of the EnTrust Contributor, their agents (including placement agents), Affiliates, representatives or any other Person while acting for or on behalf of any EnTrust Entity, has engaged, in the past five (5) years, in any transactions or other dealings with or involving any country, entity or Person in violation of any applicable sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the Member States of the European Union, or other applicable sanctions authority (collectively, “Sanctions Laws”), except as permitted under applicable Laws.
(iii)    None of the EnTrust Entities, nor any of their directors, officers or employees or, to the Knowledge of the EnTrust Contributor, their agents (including placement agents), Affiliates, representatives or any other Person while acting for or on behalf of any EnTrust Entity, has, in the past five (5) years: (A) violated the Export Administration Act of 1979, as amended, the Export Administration Regulations, the Arms Export Control Act, the International Traffic In Arms Regulations, any other import or export control laws or regulations of the United States, European Union and other applicable Governmental Authorities (collectively, “Trade Control Laws”), the antiboycott regulations administered by the United States Department of Commerce, or the antiboycott regulations administered by the United States Department of the Treasury or (B) engaged in any transactions or otherwise dealt with any country or other Person with whom United States Persons are prohibited from dealing under applicable Trade Control Laws.
(iv)    None of the EnTrust Entities, nor any of their directors, officers or employees or, to the Knowledge of the EnTrust Contributor, their agents (including placement agents), Affiliates or representatives, or any other Person in respect of any actions for or on behalf of any EnTrust Entity, has been or is the subject of any past, current, pending or threatened investigation, inquiry or enforcement proceedings for violations of any applicable Anti-Bribery Laws, Sanctions Laws or Trade Control Laws by any Governmental Authority in any country in which any such EnTrust Entity or its Subsidiaries does business, including any United States Governmental agency for any alleged violation of the Foreign Corrupt Practices Act of 1977, as amended, or any U.K. Governmental agency for any alleged violation of the U.K. Bribery Act of 2010.
(v)    Each EnTrust Entity has instituted and maintains policies, procedures and internal controls reasonably designed to ensure detection of any violation of, and compliance with, applicable Anti-Bribery Laws, Sanctions Laws or Trade Control Laws, and a copy of each such policy has been made available to the Permal Contributor.
Section 4.13.    Funds.
(a)    Section 4.13(a) of the EnTrust Disclosure Schedule sets forth (i) the name and jurisdiction of formation of each EnTrust Fund and (ii) the net asset value of such EnTrust Fund as of the most recently available date. Each of the EnTrust Funds is duly organized as a corporation, limited liability company, trust or limited partnership, as the case may be, and is validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the EnTrust Funds has full power and authority to carry on its business as it is now being conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary. No EnTrust Fund has suspended redemptions at any time. No EnTrust Fund is in wind-down or liquidation. The Organizational Documents of each EnTrust Fund and any amendments thereto, complete and correct copies of each of which as is in effect on the date hereof have heretofore been made available to the Permal Contributor and have been filed with or notified to all applicable Governmental Authorities to the extent required by applicable Law.
(b)    Except for routine examinations conducted by any Governmental Authority, to the Knowledge of the EnTrust Contributor, no Governmental Authority has during the past five (5) years initiated or threatened any formal or informal proceeding or investigation into the business or operations of the EnTrust Funds or any of the officers, directors or employees of the EnTrust Funds in their capacity as such. To the Knowledge of the EnTrust Contributor, each EnTrust Fund has responded to the extent required to any deficiency letter or other written communication received from any Governmental Authority during the past five (5) years and there are no material unresolved issues or comments raised by any Governmental Authority in any deficiency letter, written communication or follow up correspondence from any Governmental Authority or phone calls or meetings with representatives of any Governmental Authority, in each case, with respect to the EnTrust Funds.
(c)    True, correct and complete copies of the private placement memoranda, confidential offering memoranda, sales literature, pitch books, fact sheets, due diligence questionnaires, presentation materials or similar offering documents (the “EnTrust Offering Documents”), subscription agreements, administrative and other services agreements, distribution agreements, placement agent agreements, sub-distribution agreements, investment management agreements, subadvisory agreements, finder’s fee agreements, transfer agency agreements, solicitation agreements and custody agreements, as applicable, or any similar Contracts, in any case pertaining to the EnTrust Funds have been made available to the Permal Contributor. Each of the Contracts described in the previous sentence is in full force and effect and no EnTrust Fund, nor, to the Knowledge of the EnTrust Contributor, any other party is in default of any such Contract. The EnTrust Offering Documents in the context in which they have been used, including the combinations of EnTrust Offering Documents used, contained all information required to be contained therein and did not, at any time that such EnTrust Offering Documents were delivered to investors or prospective investors in the EnTrust Funds, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d)    All of the Equity Interests of the EnTrust Funds are duly authorized, validly issued, outstanding, fully paid and nonassessable, except as disclosed in writing in the EnTrust Offering Documents.
(e)    Except as set forth in Section 4.13(e) of the EnTrust Disclosure Schedule, each of the EnTrust Funds is, and for the past three (3) years has been, in material compliance with all applicable Laws and the operations of each of the EnTrust Funds have been conducted in compliance in all material respects with all applicable Laws. Each EnTrust Material Contract, understanding or arrangement to which any of the EnTrust Funds is a party is in compliance in all material respects with all applicable Laws and the EnTrust Funds are in compliance with their obligations thereunder. Except as set forth in Section 4.13(e) of the EnTrust Disclosure Schedule, during the past five (5) years, no EnTrust Entity has received any notification of any asserted present or past failure by any EnTrust Fund to comply in all material respects with any applicable Law, nor does the EnTrust Contributor have any Knowledge of any basis for such a claim.
(f)    The EnTrust Funds have filed all material EnTrust Filings required to be made by such EnTrust Fund for the past five (5) years. Such material EnTrust Filings complied in all material respects with the requirements of applicable Law, were timely filed and were accurate and complete when filed. The EnTrust Filings did not at the time they were filed, and with respect to any prospectus, proxy statement, sales literature or advertising material, did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
(g)    The minute books of each EnTrust Fund accurately reflect, in all material respects, all information that is required to be included in such minute books under applicable Law and such minute books have been created and maintained by or on behalf of such EnTrust Fund in accordance with applicable Law. In addition, all other records of each EnTrust Fund have been created and maintained in material compliance with all applicable Law. Except as set forth in Section 4.13(g) of the EnTrust Disclosure Schedule, complete and correct copies of such books were made available to the Permal Contributor.

(h)    Except as set forth in Section 4.13(h) of the EnTrust Disclosure Schedule, true, correct and complete copies of the audited financial statements of each of the EnTrust Funds for each fiscal year completed on or after December 31, 2012 or its inception, whichever is later, through its most recent fiscal year ended on or prior to December 31, 2014, which will be provided for the prior fiscal year, have been made available to the Permal Contributor. Each of such financial statements is consistent with the books and records of the applicable EnTrust Fund and presents fairly in accordance with the GAAP the consolidated assets, liabilities and financial position of such EnTrust Fund at the respective date of such financial statements and the results of operations, changes in partners’ equity and cash flows for the respective periods indicated.
(i)    Except as disclosed on Section 4.13(i) of the EnTrust Disclosure Schedule, none of the EnTrust Funds is registered or required to be registered as an “investment company” under the Investment Company Act.
(j)    To the Knowledge of the EnTrust Contributor, no record or beneficial owner of any of the EnTrust Funds is subject to U.S. economic or trade sanctions administered by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”), including any Person appearing on OFAC’s list of “specially designated nationals” and “blocked persons”. The EnTrust Funds have complied with all applicable Laws on the prevention of money laundering and terrorist financing, including any applicable Laws implementing the EU Directive No. 2005/60/EC.
(k)    Each EnTrust Fund has sold its Equity Interests pursuant to and in accordance with in all material respects the terms of valid exemptions from registration requirements applicable to Equity Interests under applicable Law. To the Knowledge of the EnTrust Contributor, the offerings and sales of such Equity Interests complied (and continue to comply) in all material respects with all applicable Laws and with all applicable Contracts, understandings and arrangements and have been conducted by Persons acting in compliance in all material respects with all applicable Laws. No stop order or similar action by a Governmental Authority suspending the effectiveness of any registration statement or similar document has been issued and no proceedings for that purpose have been instituted or, to the Knowledge of the EnTrust Contributor, are contemplated.
(l)    For each EnTrust Fund (if any) marketed in Europe, such EnTrust Fund is managed by an EnTrust Contributed Entity that is duly authorized and in good standing as an alternative investment fund manager (or exempt from such registration requirements) and all activity relating to the marketing and management of such EnTrust Fund, including disclosure and reporting obligations, is in compliance with the Alternative Investment Fund Managers Directive (AIFMD).
(m)    Section 4.13(m) of the EnTrust Disclosure Schedule sets forth the name of each EnTrust Fund which invests in another EnTrust Fund (as well as the name of such other EnTrust Fund).

Section 4.14.    Assets Under Management.
(a)    Set forth in Section 4.14(a) of EnTrust Disclosure Schedule are (i) the aggregate amount of AUM by the EnTrust Entities as of September 30, 2015 and (ii) the amount of AUM by the EnTrust Entities for each Client.
(b)    Section 4.14(b) of the EnTrust Disclosure Schedule contains a complete and accurate list of each Contract relating to the top fifteen (15) global distribution relationships of the EnTrust Entities involving (i) Contracts with any placement agents or similar agreements or (ii) Contracts in effect pursuant to which any of the EnTrust Entities has capped, reduced, waived or reimbursed or will under any circumstances cap, waive, share with any non-EnTrust Entity or reimburse any or all fees, profit allocations or charges payable by or allocable from any of their Clients or any investors of the EnTrust Funds.
Section 4.15.    Derivative Products. All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments, whether entered into for the account of an EnTrust Entity (all of which are accurately listed in Section 4.15 of the EnTrust Disclosure Schedule) or for the account of one (1) or more of the EnTrust Funds, were entered into (a) in accordance with applicable EnTrust Fund guidelines, prospectuses or offering memoranda to the extent entered into for EnTrust Funds, (b) in accordance in all material respects with all applicable Laws and (c) to the Knowledge of the EnTrust Contributor, with counterparties that were financially responsible at the time. Each of such Contracts constitutes the valid and legally binding obligation of the applicable EnTrust Entity or EnTrust Fund, enforceable in accordance with its terms, and is in full force and effect, except that the enforceability hereof and thereof may be limited by applicable Enforceability Limitations. None of the EnTrust Entities or, to the Knowledge of the EnTrust Contributor, any other party thereto is in material breach of any of its obligations under any such Contract.
Section 4.16.    Clients.
(a)    Except for the EnTrust Funds disclosed in Section 4.13(a) of the EnTrust Disclosure Schedule, Section 4.16(a) of the EnTrust Disclosure Schedule contains a complete and accurate list of each Client of the EnTrust Entities, setting forth (i) the Client’s name, (ii) whether any EnTrust Entities advises such Client directly or indirectly and (iii) the amount of AUM attributable to such Client.
(b)    Except for the Clients listed in Section 4.16(b) of the EnTrust Disclosure Schedule, no EnTrust Entity provides investment advisory, investment management or other services to, or receives advisory fees, sub-advisory fees, performance fees, profit participation, equity returns or other income from any Person. No Client has notified any EnTrust Entity of (i) an intent to terminate its Investment Advisory Contract, to engage in negotiations to amend the terms and conditions of its Investment Advisory Contract, or to withdraw assets from any EnTrust Entity’s management, including a withdrawal or redemption from an EnTrust Fund or (ii) a failure by any EnTrust Entity to comply with the terms and conditions of such Client’s Investment Advisory Contract. Each investment management agreement or subadvisory agreement to which any EnTrust Entity is a party is in full force and effect, and no party thereto is in default or breach of its obligations thereunder.
(c)    At all relevant times (including immediately prior to the Closing), each EnTrust entity serving as an investment manager of an EnTrust Fund whose underlying assets include “plan assets” by reason of ERISA Clients’ investment in the applicable EnTrust Fund has either (i) been a “Qualified Professional Asset Manager” within the meaning of PTCE 84-14; (ii) has complied with all of the applicable conditions of another available prohibited transaction exemption; or (iii) has complied in all material respects with all of the reporting and disclosure requirements, and the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code.
(d)    Except as would not reasonably be expected to be material to the EnTrust Funds, taken as a whole, none of the EnTrust Funds, or any of their respective current or former employees or Persons while acting on their behalf, has (i) engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not covered and exempted by any statutory, regulatory or administrative exemption or (ii) incurred (and there is no pending or, to the Knowledge of the EnTrust Contributor, threatened proceeding which could reasonably be believed to result in the incurrence or imposition of) any penalty, excise tax, fee, disqualification or other similar result arising in connection with or with respect to any current or former ERISA Client.
(e)    No basis exists such that any EnTrust Entity or any of its respective current or former employees who serve in any of the capacities listed in Section 411(a)(1), (2) or (3) with respect to an ERISA Client would become subject to disqualification from serving in any of such capacities under section 411 of ERISA.
Section 4.17.    Assets. Each of the EnTrust Entities has good and marketable title to, or a valid leasehold in, and possesses and controls, all tangible assets necessary or used to conduct its business in the same manner in all material respects as currently conducted, in each case free and clear of Liens except: (a) Liens for Taxes not yet due and payable or other statutory Liens relating to governmental obligations not yet due and (b) statutory Liens arising in the Ordinary Course of Business which, in each case, do not interfere with the use of the assets to which they relate for the purposes for which those assets were acquired. None of the EnTrust Entities’ material tangible assets necessary or used to conduct their respective businesses is owned jointly with any other Person, including the EnTrust Contributor or an Associated Person thereof.
Section 4.18.    Real Property. None of the EnTrust Entities owns, nor is the lessor of, any real property. Section 4.18 of the EnTrust Disclosure Schedule contains a complete and accurate list of all real property leased, subleased, licensed or otherwise used or occupied (the “EnTrust Leased Real Property”) by any EnTrust Entity pursuant to a lease, license or similar Contract (the “EnTrust Leases”), and specifies, with respect to each property, the name of the EnTrust Entity that leases such property. Each of the EnTrust Entities, as applicable, has good, valid and indefeasible title to the leasehold estates conveyed under the applicable EnTrust Leases, free and clear of any Liens. None of the EnTrust Leased Real Property is owned or used jointly with any other Person, including the EnTrust Contributor or an Associated Person thereof.

Complete and correct copies of such EnTrust Leases have been made available to the Permal Contributor.
Section 4.19.    Material Contracts.
(a)    Section 4.19(a) of the EnTrust Disclosure Schedule contains a complete and accurate list of the following Contracts as of the date hereof to which any EnTrust Entity or any EnTrust Fund is a party or by which it or any of their assets is bound (whether written or oral) (such Contracts to the extent disclosed, or required to be disclosed on Section 4.19(a) of the EnTrust Disclosure Schedule, collectively, the “EnTrust Material Contracts,” and each, an “EnTrust Material Contract”):
(i)    each Contract that is not cancelable without penalty by any EnTrust Entity or EnTrust Fund party thereto upon thirty (30) days or less notice and that involves the receipt or payment by the EnTrust Entities or EnTrust Funds of more than $250,000, in the aggregate, in any twelve (12) month period;
(ii)    each Contract relating to the top fifteen (15) global distribution relationships of the EnTrust Entities for the placement, distribution or sales of shares, units or other Equity Interests of an EnTrust Fund;
(iii)    any administration agreement or any other Contract for the provision of administrative services;
(iv)    any (A) distribution or sub-distribution Contract for the provision of brokerage services or (B) sales, marketing and account solicitation Contract with the EnTrust Funds, in each case with respect to Investment Advisory Services;
(v)    any (A) Investment Advisory Contract or investment management, advisory, sub-advisory or similar Contracts, or (B) any Contract with any EnTrust Entity that, in the case of either clause (A) or clause (B), could require a “clawback” of previously paid fees to the EnTrust Entities;
(vi)    any custodial agreement or other Contract for the provision of custodial or other similar services involving aggregate payments or consideration of more than $250,000 in any twelve (12) month period;
(vii)    any Contract that restricts, or will restrict after Closing, the conduct of any business by any EnTrust Entity or any EnTrust Fund in any respect or the ability of any EnTrust Entity or any EnTrust Fund to engage in any business in which they may lawfully engage (including any contract with a provision commonly referred to as a “most favored nation” provision for the benefit of any Person other than an EnTrust Entity);
(viii)    any Contract (including, for the avoidance of doubt, any side letter) for the sharing, limiting or capping of fees or other payments an EnTrust Entity receives from a Client or other Person, or the sharing of another Person’s expenses;
(ix)    any other Contract with a Client;

(x)    any joint venture, strategic alliance, distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or AUM of any EnTrust Entity or any Client;
(xi)    any Contract relating to Indebtedness (other than between EnTrust Entities) or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets;
(xii)    any Contract relating to loans or advances (A) by any EnTrust Entity to any other Person or (B) by any EnTrust Contributor, any EnTrust Entity or any Affiliate thereof to any employee of an EnTrust Entity, any EnTrust Record Owner or an Associated Person thereof;
(xiii)    any EnTrust IP Agreement;
(xiv)    any Contract, entered into within the last three (3) years, relating to the purchase or sale of a material amount of assets or a business or Equity Interests (or relating to any joint venture, partnership or minority equity investment), in each case other than for the purchase or sale of Equity Interests in an EnTrust Fund in the Ordinary Course of Business);
(xv)    any Contract for capital expenditures in excess of $250,000 in the aggregate;
(xvi)    any employment, consulting, severance, agency or other compensation Contract (A) with any Senior Manager, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions or otherwise requiring severance payments in excess of $100,000 or (C) otherwise restricting any EnTrust Entity’s ability to terminate the employment of any Senior Manager at any time for any lawful reason without penalty or Liability;
(xvii)    any EnTrust Affiliate Contract;
(xviii)    any severance agreement or arrangement with former employees in excess of $100,000;
(xix)    any collective bargaining agreement or other Contract with any labor union;
(xx)    any EnTrust Lease;
(xxi)    any no consent decree, settlement, or similar arrangement entered into with a Governmental Authority or other Person by, or relating to, any EnTrust Contributed Entity or any EnTrust Fund;
(xxii)    any power of attorney or similar grant of agency (other than any power of attorney in any Investment Advisory Contract, custodial agreement, EnTrust Fund Organizational Documents or subscription agreements); and

(xxiii)    any Contracts with any Governmental Authority (to the extent not disclosed pursuant to any clause above of this Section 4.19(a).
(b)    the EnTrust Contributor has delivered or made available to the Permal Contributor a true, complete and correct copy of each written EnTrust Material Contract and a true, complete and correct description of the terms and conditions of each verbal EnTrust Material Contract (except, in each case, insofar as any EnTrust Material Contract contains or is otherwise subject to confidentiality provisions under which all or a portion of such EnTrust Material Contract may not be disclosed, in which case, to the extent practicable, a redacted copy has been made available or delivered to the Permal Contributor). Except as set forth in Section 4.19(b) of the EnTrust Disclosure Schedule, (i) each EnTrust Material Contract is a valid and binding obligation of the applicable EnTrust Entity and, to the Knowledge of the EnTrust Contributor, the other parties thereto, and is in full force and effect, (ii) the EnTrust Entities have performed in all material respects all obligations required to be performed by them to date under each EnTrust Material Contract and are not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, (iii) to the Knowledge of the EnTrust Contributor, each other party to any EnTrust Material Contract has performed all obligations required to be performed by it under such EnTrust Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, (iv) no EnTrust Entity has received written notice from any other party to any EnTrust Material Contract of its intent to cancel, terminate or breach such EnTrust Material Contract (or asserting any material breach or default by any EnTrust Entity thereunder) and (v) no party to any EnTrust Material Contract has repudiated any material provision thereof. Upon consummation of the Transactions, except as set forth in Section 4.19(b) of the EnTrust Disclosure Schedule, each of the EnTrust Material Contracts will continue to be legal, valid, binding and enforceable in accordance with its terms and will continue to be in full force and effect without penalty, except as enforceability may be limited by applicable Enforceability Limitations.
Section 4.20.    Litigation. Except as set forth in Section 4.20 of the EnTrust Disclosure Schedule, there is no Action pending, or to the Knowledge of the EnTrust Contributor, threatened (including a Wells Notification or Target letter from the Department of Justice) against any EnTrust Entity or any EnTrust Fund, including with respect to the termination of, or limitation of, the rights of the EnTrust Entities under or with respect to their registration under the Advisers Act or compliance therewith, registration under the Exchange Act as a broker-dealer or compliance therewith, membership with any self-regulatory organization or any similar or related rights under any registrations or qualifications with various states or other jurisdictions, or under any other Laws. Except as set forth in Section 4.20 of the EnTrust Disclosure Schedule, there are no outstanding judgments or Orders in favor of any Person relating to any EnTrust Entity or any EnTrust Fund. Section 4.20 of the EnTrust Disclosure Schedule sets forth an accurate description of any material Actions that have been commenced, settled or resolved by litigation or arbitration by any EnTrust Entity, or settled or resolved by litigation or arbitration by any EnTrust Fund, in each such case in the last three (3) years.
Section 4.21.    Tax Matters.
(a)    Each of the EnTrust Entities and EnTrust Funds have duly and timely filed all income, franchise and other material Tax Returns required to be filed by it. All such Tax

Returns are true, complete and correct in all material respects. Each EnTrust Entity and EnTrust Fund has duly and timely paid all income, franchise and other material Taxes (whether or not reflected on such Tax Returns) that it is required to pay, and has adequately reserved for in the EnTrust Financial Statements of the relevant EnTrust Entity or EnTrust Fund in accordance with GAAP (or other accounting principles). Section 4.21(a) of the EnTrust Disclosure Schedule lists the states, territories and jurisdictions in which a Tax Return with respect to the EnTrust Entities or EnTrust Fund was filed in the past three (3) years.
(b)    Except as set forth in Section 4.21(b) of the EnTrust Disclosure Schedule, each of the EnTrust Entities and the EnTrust Funds has duly, timely and materially complied with all information reporting requirements applicable to it with respect to Taxes and has withheld all material Taxes required to be withheld by it. Except as set forth in Section 4.21(b) of the EnTrust Disclosure Schedule, the EnTrust Entities and the EnTrust Funds have duly and timely paid, or will duly and timely pay, any such Taxes required to be paid as of the Closing Date to the proper Tax authorities. Each of the EnTrust Entities and the EnTrust Funds is compliant with any applicable FATCA obligations in all material respects and not subject to withholding pursuant to FATCA.
(c)    No transaction, Contract or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to any of the EnTrust Entities or the EnTrust Funds, and no power of attorney with respect to any such Taxes has occurred or been filed or entered into with any Governmental Authority.
(d)    Except as set forth in Section 4.21(d) of the EnTrust Disclosure Schedule, (i) no Tax Returns of any of the EnTrust Entities or EnTrust Funds are currently subject to audit, examination, investigation or any similar proceeding by any Governmental Authority, (ii) no Governmental Authority has asserted, or, to the Knowledge of the EnTrust Contributor, threatened to assert, against any of the EnTrust Entities or EnTrust Funds a deficiency, refund litigation, claim or issue for additional Taxes, adjustment (or proposed adjustment) of Taxes or any other matter in controversy with respect to Taxes, (iii) to the Knowledge of the EnTrust Contributor, no claim against any of the EnTrust Entities or EnTrust Funds has been made by any Governmental Authority in a jurisdiction where such entity does not file a particular type of Tax Return (or pay or collect a particular type of Tax imposed by that jurisdiction) that such entity is or may be subject to an obligation to file such type of Tax Returns (or pay or collect such type of Taxes) and (iv) all deficiencies for Taxes asserted or assessed against any EnTrust Entity or EnTrust Fund have been fully and timely paid, settled or properly reflected in the EnTrust Financial Statements.
(e)    None of the EnTrust Entities or the EnTrust Funds (i) has received or applied for a Tax ruling, entered into a “gain recognition agreement” within the meaning of the Treasury Regulations under section 367 of the Code or entered into a closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), in each case that is binding upon any of the EnTrust Entities or EnTrust Funds, or will be so binding at any time after the Closing Date or (ii) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity or similar Contract or arrangement of any kind whatsoever.

(f)    None of the EnTrust Entities or EnTrust Funds has any Liability for the Taxes of another Person as a transferee or successor, by contract, by operation of law or otherwise (including under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law)).
(g)    None of the assets of the EnTrust Entities or EnTrust Funds is subject to any Tax liens, except for liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and adequately reserved for in the EnTrust Financial Statements of the relevant EnTrust Entity or EnTrust Fund in accordance with GAAP (or other relevant accounting principles).
(h)    None of the EnTrust Entities or EnTrust Funds has promoted, marketed, offered to sell, sold or advised in respect of any “listed” transactions (within the meaning of Treasury Regulations Section 1.6011-4(b) and comparable state, local or foreign Law with respect to Taxes) or a transaction similar to a listed transaction or (ii) has knowingly promoted, marketed, offered to sell, sold or advised in respect of any other “reportable” transactions (within the meaning of Treasury Regulations Section 1.6011-4(b) and comparable state, local or foreign Law with respect to Taxes) or a transaction similar to any such other reportable transaction.
(i)    Neither the Company nor any EnTrust Entity will be required to include in a taxable period ending on or after the Closing Date taxable income attributable to income of an EnTrust Entity that accrued in a Pre-Closing Tax Period but was not recognized in such period as a result of open transaction treatment, the installment method of accounting, the completed contract method of accounting, the cash method of accounting or section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law) or for any other reason (including as a result of prepaid amounts or deferred revenue received during a Pre-Closing Tax Period. None of the EnTrust Entities has made an election to have income deferred under section 108(i) of the Code (or any corresponding provision of state, local or non-U.S. Law) that is required to be included in a taxable period or portion thereof beginning after the Closing Date.
(j)    Any adjustment of Taxes of the EnTrust Entities or EnTrust Funds made by the IRS, which adjustment is required to be reported to the appropriate state, local or foreign Governmental Authorities, has so been reported.
(k)    Section 4.21(k) of the EnTrust Disclosure Schedule sets forth the classification of each EnTrust Entity for U.S. federal income Tax purposes. Since their formation, the EnTrust Entities and EnTrust Funds have been properly treated as a “partnership” or “disregarded entity” under the Code and the Treasury Regulations unless otherwise indicated thereon.
(l)    Section 4.21(l) of the EnTrust Disclosure Schedule sets forth which of the EnTrust Entities are “controlled foreign corporations” as defined in section 957(a) of the Code.
(m)    Except as set forth in Section 4.21(m) of the EnTrust Disclosure Schedule, none of the EnTrust Entities has, or has ever had, residence in or a permanent establishment in any country other than the United States or the country in which such entity is organized.

(n)    The independent investment manager conditions set out in Part 14 of the Income Tax Act 2007 (in respect of income tax) or Part 25 of the Corporation Tax Act 2010 (in respect of corporation tax) have been and are met in respect of all EnTrust Funds which directly or indirectly receive investment management services from the United Kingdom (whether in whole or in part).
Section 4.22.    Labor and Employment Matters.
(a)    The EnTrust Contributor has made available to the Permal Contributor (i) a complete and accurate list as of December 31, 2015 setting forth the name, title and employer of all present officers and employees of each EnTrust Entity and (ii) a complete and accurate list as of December 31, 2015 setting forth the work location, date of commencement/appointment, age, notice period, remuneration and other benefits and all other standard terms and conditions of employment including those relating to confidentiality and post-termination restriction and including those contained in any standard terms and conditions of employment or in any applicable employee handbook of each such individual.
(b)    Except as set forth in Section 4.22(b) of the EnTrust Disclosure Schedule, each EnTrust Entity is in compliance in all material respects with all applicable Laws in respect of employment and employment practices, including, without limitation, all Laws in respect of terms and conditions of employment or engagement, health and safety, employee-independent contractor classifications, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, data protection and the collection and payment of withholding or social security Taxes and any similar Tax, and there is no pending or, to the Knowledge of the EnTrust Contributor, threatened Action (including any Action before any Governmental Authority) asserting any violation of the foregoing.
(c)    In the last three (3) years, no EnTrust Entity has experienced any material strike, work stoppage, lockout, shutdown, strike action or other labor dispute or trade union action. No EnTrust Entity recognizes any labor/trade union and there are no recognition, collective bargaining or other similar arrangements in place in respect of any officers, employees or workers. To the Knowledge of the EnTrust Contributor, there are no activities or proceedings of any labor union, works council or other labor organization to organize or represent any employees of any EnTrust Entity, and no election petition or demand for recognition has been made with respect to any employees of any EnTrust Entity.
(d)    Other than those disclosed pursuant to Section 4.22(a) above or those arrangements disclosed on Section 4.22(d) of the Disclosure Schedule, no other person is employed or engaged by any EnTrust Entity nor has any offer of employment or engagement to work for any EnTrust Entity been made and there is no remuneration or benefit given or agreed to be paid to any officer, employee, worker or contractor or any general increase in the remuneration or benefits of any officer, employee, worker or contractor other than those rates specified pursuant to Section 4.22(a) above. Section 4.22(d) of the Disclosure Schedule identifies (i) such individual, (ii) the applicable EnTrust Entity, (iii) the Contract pursuant to which such person so employed or engaged (or the terms of the Contract if it is an oral Contract)

and (iv) the amount of compensation paid to such person in respect of such employment or engagement in the last twelve (12) months. To the Knowledge of the EnTrust Contributor, no officer, employee, worker or contractor has given notice or indicated his intention to terminate his employment/engagement with any EnTrust Entity.
(e)    To the Knowledge of the EnTrust Contributor, there are no disputes or circumstances likely to lead to any dispute, claim or legal proceedings or arbitration whether as claimant or defendant in relation to employment matters relating to any present or former officer, employee, workers or contractor. In the last twelve (12) months, there has been no grievance lodged or disciplinary action taken against any officer, employee or worker.
(f)    The EnTrust Contributor has made available to the Permal Contributor a complete and accurate list setting forth, as of the date hereof, all employees that have resigned from or been terminated by the EnTrust Entities in the last two (2) years. As of the date hereof, no EnTrust Entity plans to dismiss any of its officers, employees or workers (other than any terminations contemplated by the EnTrust Restructuring Steps) and has not in the last two (2) years preceding the date of this Agreement:
(i)    given notice of any dismissals or redundancies to the relevant public authority or started consultations under Part IV of TULR(C)A or the Transfer Regulations;
(ii)    been a party to any transfer of a business or undertaking (or part of a business or undertaking) or agreement for such a transfer; or
(iii)    failed to comply with any obligations under Part IV of TULR(C)A or the Transfer Regulations or any duty to inform and consult any trade union, works council, European works council or other body representing its employees or any of them.
(g)    During the last two (2) years, no EnTrust Entity has been a party to any relevant transfer for the purposes of the Transfer Regulations (or its predecessor legislation) affecting any of its officers, employees or workers or any other persons employed or engaged by it and no event has occurred which may involve such persons being party to such a transfer in the future. No such persons have had their terms of employment varied for any reason as a result of or connected with such a transfer.
(h)    Each EnTrust Entity has paid its current and former U.K. employees, officers and workers all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 (SI 1998/1833) in accordance with Directive 2003/88/EC of the European Parliament and the European Council Regulation of 4 November 2003 concerning certain aspects of the organization of working time and other related legal obligations.
(i)    Hymowitz has provided materially accurate and complete answers in connection with the Permal Contributor’s efforts to obtain key-man insurance on Hymowitz in connection with the Transactions.

Section 4.23.    Employee Benefit Plans.
(a)    Section 4.23(a) of the EnTrust Disclosure Schedule lists each employee benefit plan (including any “employee benefit plan” as defined in section 3(3) of ERISA), whether or not subject to ERISA, and each other employment, consulting, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock purchase, stock ownership, stock option, stock appreciation right or other equity-based, profits interest, employee benefit trust salary continuation, health, life, disability, group insurance, vacation, holiday fringe benefit, performance or other employee or retiree benefit or compensation plan, program, arrangement, Contract, policy or understanding, whether written or unwritten, under which any Plan Beneficiaries of the EnTrust Entities is or may become eligible to participate or derive a benefit, and that is or has been maintained or established by any of the EnTrust Entities (or their ERISA Affiliates), or to which any of the EnTrust Entities (or their ERISA Affiliates) contributes or is or has been obligated or required to contribute or with respect to which any of them has liability under the Code or ERISA or any similar non-U.S. Law (collectively, the “EnTrust Plans”).
(b)    The EnTrust Entities have delivered to the Permal Contributor true and correct copies (or descriptions, for unwritten EnTrust Plans) of the EnTrust Plans in effect and as amended and, with respect to each EnTrust Plan, as applicable: (i) the trust agreements, insurance contracts or other funding arrangements in effect, (ii) the two (2) most recent IRS Forms 5500 (or equivalents outside the U.S.), H.M. Revenue & Customs Form 42 (or equivalent in the case of any approved employee benefit plan) and the related schedules to such forms, (iii) the most recent IRS determination or opinion letter with respect to each EnTrust Plan that is intended to be qualified under Section 401(a) of the Code (or equivalents outside the U.S.), (iv) the two (2) most recent annual reports, actuarial reports, financial statements and trustee reports, (v) current summary plan descriptions and all summaries of material modifications and (vi) all material communications received from or sent to the IRS, the U.S. Pension Benefit Guaranty Corporation, the U.S. Department of Labor, the U.K. H.M. Revenue & Customs or any other Governmental Authority.
(c)    Each EnTrust Plan intended to be qualified under section 401(a) of the Code, and the related trust (if any) intended to be exempt from taxation under section 501(a) of the Code, has received a favorable determination or opinion letter from the IRS. To the Knowledge of the EnTrust Contributor, no event has occurred since the date of the determination letter that could adversely affect an EnTrust Plan’s or its related trust’s qualification or tax-exempt status.
(d)    Neither the EnTrust Entities nor any of their ERISA Affiliates (i) sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, any pension plan subject to Title IV of ERISA, a “multiemployer plan” (as defined in section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA or (ii) has or may have any liability under Section 4069 or 4212(c) of ERISA.
(e)    Except as set forth in Section 4.23(e)(i) of the EnTrust Disclosure Schedule, the execution, delivery and performance of this Agreement by the EnTrust Contributor and the EnTrust Entities, and the consummation by the EnTrust Contributor and the EnTrust

Entities of the Transactions will not (alone or in combination with any other event) (i) entitle any current or former employee, consultant, officer or director of any of the EnTrust Entities to severance pay or any other payment from the EnTrust Entities, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, consultant, officer or director from the EnTrust Entities or (iii) result in any forgiveness of Indebtedness by any EnTrust Entity, trigger any funding obligation by any EnTrust Entity under any EnTrust Plan or impose any restrictions or limitations on any EnTrust Entity’s rights to administer, amend or terminate any EnTrust Plan. Except as set forth in Section 4.23(e)(ii) of the EnTrust Disclosure Schedule, no EnTrust Plan provides for any additional payment (including any Tax gross-up or other payment) from any of the EnTrust Entities as a result and to the extent of the imposition of the excise Taxes required by sections 4999, 409A or 457A of the Code. No payment which is or may be made by, from or with respect to any EnTrust Plan to any current or former employee, consultant, officer or director of any of the EnTrust Entities, either alone or in conjunction with any other payment, event or occurrence, (i) will or could reasonably be characterized as an “excess parachute payment” under section 280G of the Code and (ii) will not be fully deductible as a result of section 162(m) of the Code.
(f)    Except as set forth in Section 4.23(g)(f) of the EnTrust Disclosure Schedule, none of the EnTrust Entities has any liability with respect to, and no EnTrust Plan provides for, post-retirement health, medical or life insurance benefits for retired, former or current employees of any of the EnTrust Entities, except as required by Law.
(g)    Except as set forth in Section 4.23(g) of the EnTrust Disclosure Schedule, no material Liability has been or is expected to be incurred by any of the EnTrust Entities (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions under sections 412, 4975 or 4999of the Code.
(h)    Each EnTrust Plan has been operated and administered in all material respects in accordance with the terms of such EnTrust Plan and applicable Law (including ERISA and the Code). There are no pending or, to the Knowledge of the EnTrust Contributor, threatened or anticipated material claims or Actions by or on behalf of an EnTrust Plan, a Governmental Authority, a Plan Beneficiary or otherwise involving an EnTrust Plan or its assets (except routine individual claims for benefits). To the Knowledge of the EnTrust Contributor, there are no facts or circumstances that could result in any such material claims or Actions. All contributions, premiums and other payments required by Law or any EnTrust Plan or applicable collective bargaining agreement to have been made under any EnTrust Plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, and any and all contributions, premiums and other payments with respect to compensation or service before and up to the Closing, due from any of the EnTrust Entities to, under or on account of each EnTrust Plan shall have been paid prior to Closing or shall have been fully reserved and provided for on the EnTrust Financial Statements.
(i)    Each of the EnTrust Entities and their ERISA Affiliates have, for purposes of each EnTrust Plan and for all other purposes, correctly classified all individuals performing services for the EnTrust Contributed Entities as common law employees, leased employees or independent contractors, as applicable.
(j)    All material Foreign Plans maintained by the EnTrust Entities are disclosed in Section 4.23(j) of the EnTrust Disclosure Schedule. The EnTrust Contributor has delivered or made available to the Permal Contributor correct and complete copies (or, if a plan is not written, a written description) of each Foreign Plan and each amendment thereto in each case that are in effect on the date hereof. Each Foreign Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws. Each Foreign Plan that is intended to qualify for favorable tax treatment is so qualified or is entitled to rely on a determination or opinion letter to that effect from the relevant authorities in the applicable jurisdiction and, as of the date hereof, no such determination or opinion letter has been revoked nor, to the Knowledge of the EnTrust Contributor, has any such revocation been threatened, and to the Knowledge of the EnTrust Contributor, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status. As of the date hereof, there are no material Actions pending or, to the Knowledge of the Company, threatened by any Governmental Authority having authority over a Foreign Plan of any EnTrust Entity with respect to any such plan. As of the date hereof, there are no material Actions pending, or to the Knowledge of the EnTrust Contributor, threatened with respect to any Foreign Plan of any EnTrust Entity (in each case, other than routine claims for individual benefits). No taxes, penalties or fees are due by any EnTrust Entity with respect to any Foreign Plan of an EnTrust Entity as a result of the failure of such Foreign Plan to be established, maintained or administered in compliance with applicable Laws. No Foreign Plan of any EnTrust Entity is a “defined benefit plan” as defined in section 3(35) of ERISA (whether or not such Foreign Plan is subject to ERISA).
(k)    All U.K. Pension Plans established or maintained by the EnTrust Entities are disclosed in Section 4.23(k) of the Disclosure Schedule. Such U.K. Pension Plans are the only arrangements under which the EnTrust Entities have or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present U.K. officers and employees. All such U.K. Pension Plans are defined contribution pension arrangements and, as such, provide money purchase benefits as defined in section 121 of the Pension Schemes Act 1993, as amended. None of the EnTrust Entities has or may have any obligations to provide or contribute towards pension, lump sum, death, ill health, disability or accident benefits for any past or present U.K. officer or employee under a defined benefit pension plan. No proposal or announcement has been made to any U.K. employee or officer of the EnTrust Entities as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit. The EnTrust Entities have complied with their automatic enrollment obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines, or other sanctions have been issued by the U.K. Pensions Plans regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the U.K. Pensions Plans regulator in respect of the EnTrust Entities.

Section 4.24.    Intellectual Property.
(a)    Set forth in Section 4.24(a) of the EnTrust Disclosure Schedule is a complete and accurate list of any and all of the following comprised in the EnTrust Intellectual Property Rights: (i) all registrations of, and all pending applications to register, any Patents, Trademarks or Copyrights, (ii) all material unregistered Trademarks, (iii) domain names owned or used by any EnTrust Entity and (iv) material Software, specifying with respect to each item, as applicable, the owner of record, jurisdiction, application and/or registration number, and application and/or registration date. All required filings and fees related to the EnTrust Intellectual Property Rights listed in Section 4.24(a) of the EnTrust Disclosure Schedule have been timely filed and duly applied for and prosecuted in accordance with applicable law and all filing and maintenance fees have been paid to the relevant Government Authorities and authorized registrars. All EnTrust Intellectual Property Rights are in full force and effect, enforceable and in good standing, and have not been abandoned or canceled, except for claims abandoned or cancelled in the ordinary course of patent or trademark prosecution and set forth in Section 4.24(a) of the EnTrust Disclosure Schedule.
(b)    Set forth in Section 4.24(b) of the EnTrust Disclosure Schedule is a complete and accurate list of (i) any Inbound License Agreement granting rights under Intellectual Property Rights to any EnTrust Entity (other than licenses for commercially available, off the shelf software with a replacement cost and/or annual license fee of less than $50,000), (ii) any Outbound License Agreement pursuant to which any EnTrust Entity grants rights to a third party under any Intellectual Property Rights (other than non-exclusive license rights granted in the Ordinary Course of Business in connection with the sale or provision or products or services) and (iii) any Other IP Agreement to which any EnTrust Entity is a party (collectively, the “EnTrust IP Agreements”), including all modifications, amendments and supplements thereto and waivers thereunder. Complete and correct copies of each such EnTrust IP Agreement have been made available to the Permal Contributor.
(c)    The EnTrust Entities solely and exclusively own all right, title and interest in and to the EnTrust Intellectual Property Rights, free and clear of all Liens other than Permitted Liens and non-exclusive licenses granted in the Ordinary Course of Business. The EnTrust Intellectual Property Rights, together with the Intellectual Property Rights licensed to the EnTrust Group Member under the EnTrust IP Agreements, comprise all Intellectual Property Rights used in and necessary for the conduct of, the businesses of the EnTrust Entities.
(d)    Since January 1, 2010, the EnTrust Entities have not received any written notice alleging that any of the EnTrust Intellectual Property Rights or any of the Intellectual Property Rights licensed under the EnTrust IP Agreements are invalid or unenforceable, or challenging any EnTrust Entity’s ownership of or right to use such Intellectual Property Rights.
(e)    The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor will not affect any EnTrust Entity’s right to use the EnTrust Intellectual Property Rights or any Intellectual Property Right licensed to them under the EnTrust IP Agreements.

(f)    The products, services and conduct of the business of the EnTrust Entities do not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party. Except as set forth in Section 4.24(f) of the EnTrust Disclosure Schedule, the EnTrust Entities have not received any written notice alleging that the products, services and business operations of the EnTrust Entities infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party.
(g)    Since January 1, 2010, no EnTrust Entity has sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any EnTrust Intellectual Property Rights.
(h)    The EnTrust Entities have taken commercially reasonable steps to protect, preserve and maintain the confidentiality and secrecy of all material EnTrust Intellectual Property Rights or any Intellectual Property Right licensed to it under the EnTrust IP Agreements, including to preserve the confidentiality of material Trade Secrets purported to be owned by or licensed to the EnTrust Entities, and such steps have included requiring their employees and Persons having access thereto to execute written non-disclosure Contracts.
(i)    The EnTrust Entities have in place written internal information security policies consistent with industry standards, which are published to employees and consultants, and enforced by the EnTrust Entities, and which include guidelines for the use, processing, confidentiality and security of customer, employee, and other confidential data held and/or controlled by the EnTrust Entities, including Personally Identifiable Information (collectively, “EnTrust Data”). The EnTrust Entities’ collection, use and maintenance of any Personally Identifiable Information and customer data is consistent with applicable Law, and all contractual commitments and consumer data privacy promises of the EnTrust Entities, and the EnTrust Entity have a written agreement with each third party service provider having access to EnTrust Data requiring compliance with such applicable Laws and/or contractual commitments. The EnTrust Entities have taken commercially reasonable steps to ensure that Personally Identifiable Information and other EnTrust Data is protected against loss and unauthorized access, use, disclosure or modification, and to the Knowledge of the EnTrust Contributor, there has been no such loss or unauthorized access, use, disclosure or modification.
(j)    The EnTrust Entities have not used Open Source Software in any manner that would, with respect to any software owned by the EnTrust Entities, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works or (iii) impose any restriction on the consideration to be charged for the distribution thereof. All material Software owned, licensed, used, or otherwise held for use in the business of the EnTrust Entities is in good working order and condition and is sufficient in all material respects for the purposes for which it is used in their business. In the last seven (7) years, the EnTrust Entities have not experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected. To the Knowledge of the EnTrust Contributor, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (i) disrupt, disable, harm or impair in any material way such Software’s operation, (ii) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the EnTrust Entities or their clients, or otherwise interfere with the EnTrust Entities’ operations or (iii) permit any third Person to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices). No Software included in EnTrust Intellectual Property Rights and tangible embodiments thereof have been placed in escrow.
(k)    The material information Technology Systems owned, licensed, leased and operated on behalf of, or otherwise held for use in the business of the EnTrust Entities, including all material computer hardware, software, firmware and telecommunications systems used in the business of the EnTrust Entities has performed adequately in the last six (6) years (subject to temporary problems arising in the Ordinary Course of Business that did not materially disrupt the operations of the EnTrust Entities and which have been corrected) and is sufficient in all material respects for the purposes for which it is used in the business of the EnTrust Entities. The EnTrust Entities have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of EnTrust Entities.
Section 4.25.    Environmental Matters. Except as set forth in Section 4.25 of the EnTrust Disclosure Schedule, the EnTrust Entities are in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the EnTrust Entities of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).
Section 4.26.    Insurance. Section 4.26(a) of the EnTrust Disclosure Schedule lists the liability, property and casualty, workers’ compensation, directors’ and officers’ liability, key man, surety bonds, and other insurance contracts or policies (collectively, the “Insurance Policies”) that insure the business of the EnTrust Entities or the employees, trustees, directors or officers of the EnTrust Funds. Such Insurance Policies are adequate to protect such business and the amounts of coverage maintained by the EnTrust Entities are commensurate with amounts customarily carried by Persons conducting business similar to the business of the EnTrust Entities, of similar size and financial condition. The EnTrust Contributor has reasonably determined in good faith that such Insurance Policies are valid and binding, in full force and effect, and enforceable according to their terms, except as enforceability may be limited by applicable Enforceability Limitations. The premiums due and payable under such Insurance Policies have been paid, in compliance with their terms and conditions, and none of the EnTrust Entities has reason to believe that any insurer would not renew any such Insurance Policy on substantially the same terms and conditions. There are no historical gaps in insurance coverage maintained by the EnTrust Entities and current coverage limits under such Insurance Policies are not significantly diminished as a result of claims paid. Section 4.26(b) of the EnTrust Disclosure Schedule sets forth a list of all material claims, if any, made by any EnTrust Entity during the past three (3) years against an insurer in respect of coverage under any Insurance Policy or other insurance policy maintained by any EnTrust Entity during such period, and there have been no denials of claims nor reservation of rights letters with regard to such claims.
Section 4.27.    Transactions with Affiliates.
(a)    Except as set forth in Section 4.27 of the EnTrust Disclosure Schedule, since January 1, 2014, none of the EnTrust Entities or EnTrust Funds is or has been a party to an effective Contract, understanding, transaction or other commitment, arrangement or transaction

(other than employment arrangements), whether or not in the Ordinary Course of Business, with or for the benefit of (i) the EnTrust Contributor or Hymowitz, (ii) any current or former officer, director, employee, manager or member of an EnTrust Entity or the EnTrust Contributor or (iii)  any Associated Person of the foregoing Persons. Any Contract, understanding, transaction, commitment or arrangement set forth (or required to be set forth on) Section 4.27 of the EnTrust Disclosure Schedule shall be referred to herein as an “EnTrust Affiliate Contract.”
(b)    Neither the EnTrust Contributor, nor any of its Affiliates, owns, directly or indirectly, any interest in, manages, controls, participates in, consults with, renders services for, operates or in any manner engages in a business which is substantially the same as or competitive with any business engaged in by an EnTrust Entity or in which an EnTrust Entity proposes to engage as of the date of this Agreement.
Section 4.28.    Brokers. Except as set forth in Section 4.28 of the EnTrust Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the EnTrust Contributor or the EnTrust Entities.
Section 4.29.    Limitations on Representations and Warranties. Except as expressly set forth in this Article IV, no EnTrust Group Member makes any representation or warranty, express or implied, at law or in equity, with respect to itself or any of their Affiliates, or any of their respective assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any Contract or certificate furnished or made available, or to be furnished or made available, or statement made, by any EnTrust Group Member, any of their Affiliates or their respective representatives in connection with the Transactions), and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE PERMAL CONTRIBUTOR
The Permal Contributor hereby represents and warrants to the EnTrust Contributor the accuracy of each of the statements set forth in this Article V as of the date of this Agreement:
Section 5.1.    Authority and Validity.
(a)    Each of the Permal Contributor and the Company has all necessary capacity, legal right, corporate power, and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of the Permal Contributor and the Company of this Agreement, and the consummation by each of the Permal Contributor and the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of the Permal Contributor and the Company, and, assuming due authorization, execution and delivery by each of the other Parties, constitutes the legal, valid and binding agreement of each of the Permal Contributor and the Company, enforceable against the

Permal Contributor and the Company in accordance with its terms, except as such enforceability may be limited by applicable Enforceability Limitations.
(b)    Each of the Permal Group Members and the Company has all necessary capacity, legal right, power, and authority to enter into, execute and deliver each of the Ancillary Documents to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by of each such Person of each such Ancillary Document, and the consummation by each such Person of the transactions contemplated thereby, have been duly authorized by all necessary corporate action. Each such Ancillary Document, at the time of its execution by each Permal Group Member and the Company who is a party thereto, will be duly and validly executed and delivered by such Person, and, assuming due authorization, execution and delivery by each of the other parties thereto, will constitute the legal, valid and binding agreement of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by applicable Enforceability Limitations.
Section 5.2.    No Conflicts. Except as set forth on Section 5.2 of the Permal Disclosure Schedule, the execution, delivery and performance by any Permal Group Member or the Company of any Transaction Document to which it is a party, and the consummation of the Transactions, do not and will not (with or without the passage of time or the giving of notice): (a) conflict with or result in a violation or breach of any provision of any Organizational Documents of any Permal Group Member or the Company, (b) conflict with or result in a modification, violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, modification, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which the Company is a party or any Permal Material Contract, (c) give to any Person any right of termination, recapture, profit sharing, amendment, modification, acceleration or cancellation of any Contract to which the Company is a party or any Permal Material Contract, (d) violate any Order, Law or Permit applicable to any Permal Group Member or the Company or the Equity Interests of any Permal Group Member or the Company or (e) result in, require or permit the creation or imposition of any Liens of any nature upon or with respect to the Equity Interests or assets of any Permal Group Member or the Company.
Section 5.3.    Consents and Approvals. Except as set forth in Section 5.3 of the Permal Disclosure Schedule, no Permal Group Member (nor the Company) is required (pursuant to its Organizational Documents, by Permal Material Contract or by applicable Law) to make any filing with, provide a notice or declaration to, or obtain the Consent of or other action from, any Governmental Authority or any other Person, or to obtain a Permit in connection with (a) the execution and delivery by such Permal Group Member or the Company, as applicable, of any Transaction Document to which it is a party, (b) the performance and fulfillment by such Permal Group Member or the Company, as applicable, of its obligations under such Transaction Document or (c) the consummation of the transactions contemplated by such Transaction Document.

Section 5.4.    Organization.
(a)    Each Permal Entity (i) is identified on Section 5.4(a) of the Permal Disclosure Schedule, (ii) is duly organized as a corporation, limited liability company or limited partnership, as the case may be, as indicated on Section 5.4(a) of the Permal Disclosure Schedule and (iii) is validly existing and in good standing under the Laws of its jurisdiction of organization, which is indicated on Section 5.4(a) of the Permal Disclosure Schedule. Each Permal Entity (A) has all necessary legal power and authority to own, lease and operate all of the properties and assets owned, leased and operated by it and (B) to carry on its business as it is now being conducted. Each Permal Entity is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary. Each Permal Entity is in good standing (to the extent such concept is applicable) as such, in each jurisdiction. The Permal Contributor has made available to the EnTrust Contributor true, complete and correct copies of the Organizational Documents of each Permal Entity. The Permal Entities constitute all the entities engaged in the Permal investment management business.
(b)    The Company is duly organized as a limited liability company in the State of Delaware, and is validly existing and in good standing under the Laws of Delaware. The Company has not conducted any business or entered into any Contract other than any transactions relating to its formation or relating to the Transactions. The Company is not a party to or otherwise bound by any Contract except as indicated on Section 5.4(b) of the Permal Disclosure Schedule. The Company has made available to the EnTrust Contributor true, complete and correct copies of its Organizational Documents except as set forth on Section 5.4(b) of the Permal Disclosure Schedule. The Company does not have any Indebtedness or other Liabilities. The Company does not have any rights except for any rights it may have pursuant to this Agreement and the Ancillary Documents to which it is a party. The Company has not taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 6.1(c).
Section 5.5.    Capitalization.
(a)    Section 5.5(a) of the Permal Disclosure Schedule sets forth (i) the number and type of authorized Equity Interests of each Permal Entity and the Company, (ii) the number and type of issued and outstanding Equity Interests of each Permal Entity and the Company and (iii) the beneficial and record owner of such issued and outstanding Equity Interests (collectively, the “Permal Record Owners”).
(b)    All of the issued and outstanding Equity Interests of each Permal Entity and of the Company (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable, (iii) were issued in compliance with applicable Laws (including state and federal securities Laws), (iv) are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights and (v) are held and owned beneficially and of record by the Permal Record Owners, free and clear of all options, contracts, calls, puts, rights to subscribe, conversion rights and other Liens (other than restrictions imposed by (A) securities Laws that are generally applicable to securities that have not been registered or qualified with a

Governmental Authority and (B) the agreements listed in Section 5.5(b) of the Permal Disclosure Schedule).
(c)    Except as set forth in Section 5.5(c) of the Permal Disclosure Schedule, (i) there are no Contracts establishing or affecting any Equity Interests of any Permal Entity or the Company, (ii) there are no outstanding options, warrants or other rights (including preemptive rights) to buy, or any securities convertible into or exchangeable for, any Equity Interests of any Permal Entity or the Company (or any Contracts to issue such rights or securities), (iii) there are no Contracts requiring any Permal Entity or the Company to issue additional Equity Interests or repurchase or otherwise acquire or retire any Equity Interests and (iv) no Lien has been created in favor of any Person affecting any unissued Equity Interests of any Permal Entity or the Company.
(d)    Except as set forth in Section 5.5(d) of the Permal Disclosure Schedule, there are no dividends or distributions declared and unpaid or otherwise owed to any Person owning an Equity Interests of any Permal Entity or the Company.
(e)    Except as set forth in Section 5.5(e) of the Permal Disclosure Schedule, none of the Equity Interests of any Permal Entity or the Company are subject to any voting trust agreement, shareholder agreement, member agreement, proxies or other Contract or understanding restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests.
(f)    Following the consummation of the Permal Restructuring Steps, at Closing, the Company, directly or indirectly, will hold valid title to the Permal Contributed Equity Interests, free and clear of any Liens other than Liens created or suffered by the Company in connection with the Closing or that are created by the Company at or after the Closing, which are set forth on Section 5.5(f) of the Permal Disclosure Schedule.
Section 5.6.    Subsidiaries and Other Investments.
(a)    Section 5.6(a) of the Permal Disclosure Schedule sets forth the authorized, issued and outstanding Equity Interests of each Subsidiary of each Permal Contributed Entity and the beneficial and record owner of such issued and outstanding Equity Interests. All such issued and outstanding Equity Interests (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable, (iii) were issued in compliance with applicable Laws (including state and federal securities Laws), (iv) are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights and (v) are held and owned beneficially and of record free and clear of all options, contracts, calls, puts, rights to subscribe, conversion rights and other Liens (other than restrictions imposed by securities Laws that are generally applicable to securities that have not been registered or qualified with a Governmental Authority). The Company does not have (and never has had) any Subsidiaries.
(b)    Except as set forth in Section 5.6(a) or Section 5.6(b) of the Permal Disclosure Schedule (and except for any Permal Funds, PMAP Funds and the Equity Interests held thereby), (i) each of the Permal Contributed Entities and the Company does not, directly or indirectly, own (and is not obligated to acquire) an Equity Interest or similar interest in, or an interest convertible, exchangeable or exercisable for an Equity Interest or similar interest in, a corporation, partnership, joint venture or other business association or entity and (ii) each of the Permal Contributed Entities and the Company does not, directly or indirectly, have any obligation to make any capital contribution to any Person (other than any capital contribution obligation in its capacity as a general partner of any draw-down Permal Fund).
Section 5.7.    Investment in the Company; Issuance of Company Common LLC Shares by the Company.
(a)    The Permal Contributor is receiving the Company Common LLC Shares, EP Partners Common LLC Units and FOF Common LLC Units in connection with the Transactions for its own account, for investment only, and not with a view to any resale or public distribution thereof. The Permal Contributor is has all requisite legal power and authority to acquire Company Common LLC Shares, EP Partners Common LLC Units and FOF Common LLC Units in accordance with the terms of this Agreement and is either an “Accredited Investor” within the meaning of the SEC Rule 501 of Regulation D of the Securities Act, as presently in effect, or is otherwise permitted to receive Company Common LLC Shares, EP Partners Common LLC Units and FOF Common LLC Units in accordance with an exemption from the registration requirements of the Securities Act (unless the failure to qualify for such an exemption is due to the affirmative actions of the EnTrust Contributor, EP Partners or FOF Management GP or the Company following the Closing).
(b)    Upon issuance of the Company Common LLC Shares to the EnTrust Contributor and the Equity Purchase, at the Closing, and upon the EnTrust Contributor’s receipt of consideration therefor as contemplated hereby, valid title to such Company Common LLC Shares will pass to the EnTrust Contributor, free and clear of any Liens other than any Liens created by the Company Operating Agreement.
Section 5.8.    Financial Statements.
(a)    Section 5.8(a) of Permal Disclosure Schedule contains copies of (i) audited consolidated financial statements of The Saint James Bank & Trust Ltd. and certain of its Affiliates named therein, consisting of the balance sheet of such Permal Entities as of December 31, 2012, December 31, 2013, and December 31, 2014, and the related statements of income and retained earnings, stockholder’s equity and cash flow for the twelve-month period ended thereon, and unaudited combined financial statements of the Permal Entities, consisting of the balance sheet of such Permal Entities as of December 31, 2012, December 31, 2013, and December 31, 2014, and the related statements of income and retained earnings, stockholder’s equity and cash flow for the twelve-month period ended thereon (each, a “Permal Annual Financial Statements”), (ii) unaudited consolidated financial statements, consisting of the unaudited balance sheet of the The Saint James Bank & Trust Ltd. and certain of its Affiliates named therein as of September 30, 2015 and the related statements of income and retained earnings, stockholder’s equity and cash flow for the nine-month period ended thereon (each, a “St. James Interim Financial Statement”), and (iii) unaudited combined financial statements, consisting of the unaudited balance sheet of each of the Permal Entities as of September 30, 2015 and the related statements of income and retained earnings, stockholder’s equity and cash flow for the nine-month period ended thereon (each, together with each St. James Interim Financial

Statement, a “Permal Interim Financial Statement”) and the Permal Interim Financial Statements, together with the Permal Annual Financial Statements, the “Permal Financial Statements”).
(b)    The Permal Financial Statements (i) have been prepared from, and are in accordance with, the books and records of the Permal Entities (which books and records are correct and complete in all material respects) and (ii) present fairly in all material respects the consolidated financial position of the Permal Entities as of the date thereof and their results of operations and cash flows for the respective periods then ended in accordance with GAAP, applied on a consistent basis and consistent with past practice (except as described in the notes thereto and, in the case of the Permal Interim Financial Statements, subject to the normal recurring year-end adjustments, none of which would be (A) inconsistent with or materially deviate from the notes included in the then most recent compiled Permal Audited Financial Statements or (B) materially inconsistent with year-end adjustments in the fiscal years covered by the most recent compiled Permal Audited Financial Statements).
(c)    Each Permal Entity maintains (and, for all periods covered by the Permal Financial Statements, has maintained) systems of internal accounting controls and financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements, including that (i) all transactions are executed in accordance with its management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements of the Permal Entities in conformity with GAAP and to maintain proper accountability for assets and items, (iii) access to the Permal Entities’ property and assets is permitted only in accordance with its management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
Section 5.9.    Indebtedness. Set forth in Section 5.9 of the Permal Disclosure Schedule is an accurate and complete list, as of the date hereof, of all of the outstanding Indebtedness owed, due or payable by or to any Permal Contributed Entity (other than Indebtedness solely among Permal Entities), stating the names of each of the debtors, creditors and the amounts outstanding with respect thereto.
Section 5.10.    No Undisclosed Liabilities. Except as set forth in Section 5.10 of the Permal Disclosure Schedule, (a) none of the Permal Entities is subject to any Liabilities required to be disclosed on the Permal Financial Statements or the footnotes thereto in accordance with the GAAP, other than (i) as and to the extent reflected on the Permal Financial Statements, (ii) incurred since the date of the Permal Interim Financial Statements in the Ordinary Course of Business (none of which is a Liability resulting from any breach of contract, breach of warranty, tort, infringement, misappropriation, claim, lawsuit, violation of Law and none of which would be material either individually or in the aggregate) or (iii) arising under an Permal Material Contract (none of which is a Liability resulting from any breach of contract) and (b) none of the Permal Entities is a guarantor of any other Person (other than any other Permal Entities).

Section 5.11.    Absence of Certain Changes. Except as set forth in Section 5.11 of the Permal Disclosure Schedule, (a) since December 31, 2014, there has not been a Permal Material Adverse Effect or the occurrence of any event, change, occurrence, condition, circumstance, effect or state of facts that, individually or in the aggregate, could reasonably be expected to have a Permal Material Adverse Effect, (b) since December 31, 2014, no Permal Entity has suffered any damage, destruction or casualty loss exceeding $250,000 in the aggregate and (c) since September 30, 2015, none of the Permal Entities has taken any action or omitted to take any action that, if taken or omitted to be taken after the date hereof, would constitute a violation of Section 6.1(b).
Section 5.12.    Compliance with Laws; Permits.
(a)    Compliance with Laws, Generally. Each of the Permal Entities and the Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws (including the Advisers Act, ERISA, the Exchange Act, the Investment Company Act, the Securities Act, the Commodity Exchange Act, the rules and regulations of self-regulatory organizations and all other analogous applicable foreign, federal or state Laws). Except as set forth on Section 5.12(a) of the Permal Disclosure Schedule, no notices have been received by and no claims have been filed or, to the Knowledge of the Permal Contributor, threatened against any Permal Entity or the Company alleging a violation of any Laws.
(b)    Permits. (i) The Permal Entities have in full force and effect all Permits of or with all Governmental Authorities necessary for them to own, lease or operate their properties and other assets and to carry on their business, (ii) there are no Actions pending or, to the Knowledge of the Permal Contributor, threatened to terminate or otherwise limit rights under any such Permits (including as a result of the Transactions) other than expirations in accordance with the terms thereof, which terms do not expire as a result of the consummation of the Transactions and (iii) in the past three (3) years, there has occurred no material default under, or violation of, any Permit held by any Permal Entity. All of such Permits are in full force and effect and will remain in full force and effect and will be available for use by the applicable Permal Entity immediately after the Closing. Except for any Permits relating solely to the use or occupancy of real property, Section 5.12(b) of the Permal Disclosure Schedule sets forth a true, complete and correct list of each material Permit held by the Permal Entities, indicating (A) the name of the Permit, (B) the holder thereof, (C) the Governmental Authority that is the issuer thereof and (D) the expiration date, if any, thereof. Copies of such Permits were made available to the EnTrust Contributor prior to the date hereof. Except as indicated on Section 5.12(b) of the Permal Disclosure Schedule, none of the Permal Entities is required to be authorized, registered or licensed under applicable Laws in any non-U.S. jurisdiction.
(c)    Government Examinations. Except for routine examinations conducted by any Governmental Authority in the regular course of the business of the Permal Entities or as disclosed on Section 5.12(c) of the Permal Disclosure Schedule, (i) no Governmental Authority has initiated any Action (or no such Action into the business or operations of the Permal Entities is ongoing, unresolved or, to the Knowledge of the Permal Contributor, threatened by any Governmental Authority) against any Permal Entity, its officers, directors, partners or employees and (ii) none of the Permal Entities or any of their Affiliates has received at any time in the past five (5) years any notice, deficiency letter or communication (A) of any unresolved violation or exception by any Governmental Authority with respect to any report or statement by any Governmental Authority relating to any examination of the Permal Entities or (B) restricting or disqualifying their activities (except for restrictions generally imposed by Law or administrative policy on similarly regulated Persons generally).
(d)    Compliance with Investment-Related Laws. (i) Each Permal Entity (and any officer, director, partner or employee thereof in such Person’s capacity as such), in each case, that is required to be registered as an investment adviser, investment manager, investment adviser representative, director of a fund board of directors, broker-dealer, broker-dealer registered representative, commodity trading advisor, commodity pool operator, registered principal or Associated Person, investment company or registered agent (or in a similar capacity) with any Governmental Authority, is duly registered as such, and each such registration is in full force and effect, (ii) to the extent that a Permal Entity (or any officer, director, partner, or employee thereof in such Person’s capacity as such) relies on any statutory or regulatory exemption or exception to avoid registration as an investment adviser, investment manager, investment adviser representative, director of a fund board of directors, broker-dealer, broker-dealer registered representative, commodity trading advisor, commodity pool operator, registered principal or Associated Person, investment company or registered agent (or in a similar capacity) with any Governmental Authority, such Permal Entity, or such officer, director, partner, or employee of such Permal Entity, as the case may be, has taken all actions required in order to claim and maintain such exemption or exception and (iii) each of the officers, directors, partners, employees or Associated Persons of any Permal Entity in his, her or its capacity as such who is required to be registered or licensed as an Associated Person of an investment adviser or an “investment adviser representative” (as such term is defined by the Advisers Act), investment manager, director of a fund board of directors, broker-dealer, broker-dealer registered representative, registered agent, commodity pool operator, commodity trading advisor or registered principal or Associated Person or in any similar capacity with any Governmental Authority is duly registered and/or licensed and such registration is in full force and effect, except for those Persons indicated on Section 5.12(d) of the Permal Disclosure Schedule who are in the process of being so duly registered and/or licensed.
(e)    Discipline against Management. No director, trustee, managing director, officer or to the Knowledge of the Permal Contributor, any employee of any Permal Entity or Permal Fund is, or at any time during the past five (5) years has been, (i) obligated to make any disclosure under Rule 506(d) of Regulation D of the Securities Act or (ii)(A) subject to any cease and desist, censure or other disciplinary or similar order issued by, (B) a party to any written Contract, consent agreement, memorandum of understanding or disciplinary agreement with, (C) a party to any commitment letter or similar undertaking to, (D) subject to any order or directive by or (E) a recipient of any supervisory letter from, any Governmental Authority, in each case, in respect of the investment management or other financial services business.
(f)    Filings with Governmental Authorities. Each Permal Entity has filed all material notices of any claim of exemption, registrations, reports, financial statements, sales literature, statements, notices and other material filings (including Forms ADV and Forms PF) relating to such Permal Entity or any Permal Fund required to be filed by it with any Governmental Authority (including filings with the Cayman Islands Monetary Authority and other foreign regulators), including all amendments or supplements to any of the above (the

“Permal Filings”) for the past three (3) years. Except as set forth on Section 5.12(f) of the Permal Disclosure Schedule, such Permal Filings were timely filed, were accurate and complete, and complied in all material respects with the requirements of applicable Law.
(g)    Compliance Policies. Each Permal Entity has implemented all formal codes of ethics, insider trading polices, personal trading policies, written supervisory procedures, written compliance policies, anti-money laundering policies and other policies as required by the Advisers Act and any other applicable Law. A complete and correct copy of each such policy has been made available to the EnTrust Contributor. Such codes of ethics, insider trading polices, personal trading policies, written supervisory procedures, written compliance policies, anti-money laundering policies and other policies comply in all respects with applicable Law (including the Advisers Act, Anti-Bribery Laws and Trade Control Laws). The policies of the Permal Entities as of the date hereof with respect to avoiding conflicts of interest are as set forth in the most recent Permal Filings or policy manuals of the Permal Entities, as amended, which have been made available to the EnTrust Contributor. Except as set forth in Section 5.12(g) of the Permal Disclosure Schedule, in the past three (3) years, there have been no material violations of such code of ethics, insider trading polices, personal trading policies, written supervisory procedures, anti-money laundering policies and other policies. The Permal Entities have conducted an annual compliance review as required by 206(4)-7 of the Advisers Act and no such annual review has identified any material violation or weakness in their respective compliance policies or control environments.
(h)    Client Privacy Law Compliance. Each Permal Entity has complied with all applicable Laws regarding the privacy of Clients and other Persons in all material respects and has established policies and procedures in this regard reasonably designed to ensure compliance with applicable Law.
(i)    Anti-Bribery; Corrupt Practices.
(i)    None of the Permal Entities, nor any of their directors, officers or employees or, to the Knowledge of the Permal Contributor, their agents (including placement agents), Affiliates, representatives or any other Person while acting for or on behalf of any Permal Entity, has in the past five (5) years, directly or indirectly, (A) made or reimbursed any contribution, gift, bribe, payoff, influence payment, kickback, rebate, commission, travel or entertainment expense, or other unlawful payment to any Person, private or public, regardless of form, whether in money, property, or services in violation of any applicable Law, (B) established, maintained or expended any fund or asset with respect to any Permal Entity that has been improperly or inaccurately recorded in the books and records of the Permal Entities in violation of any applicable Law, (C) knowingly offered, promised, made or received any payment or anything of value to or from any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any applicable Law enacted in any applicable jurisdiction in connection with, or arising under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any similar applicable laws, rules, or regulations issued, administered or enforced by a Government Authority or (D) except as set forth in Section 5.12(i)(i)(D) of the Permal Disclosure Schedule, violated any state or federal “pay to play” Laws, ethics or similar disclosure Laws or lobbyist registration Laws.

(ii)    None of the Permal Entities, nor any of their directors, officers or employees or, to the Knowledge of the Permal Contributor, their agents (including placement agents), Affiliates, representatives or any other Person while acting for or on behalf of any Permal Entity, has engaged, in the past five (5) years, in any transactions or other dealings with or involving any country, entity or Person in violation of any applicable sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the Member States of the European Union, or other applicable sanctions authority, except as permitted under applicable Laws.
(iii)    None of the Permal Entities, nor any of their directors, officers or employees or, to the Knowledge of the Permal Contributor, their agents (including placement agents), Affiliates, representatives or any other Person while acting for or on behalf of any Permal Entity, has, in the past five (5) years: (A) violated the Export Administration Act of 1979, as amended, the Export Administration Regulations, the Arms Export Control Act, the International Traffic In Arms Regulations, any other import or export control laws or regulations of the United States, European Union and other applicable Governmental Authorities, the antiboycott regulations administered by the United States Department of Commerce, or the antiboycott regulations administered by the United States Department of the Treasury or (B) engaged in any transactions or otherwise dealt with any country or other Person with whom United States Persons are prohibited from dealing under applicable Trade Control Laws.
(iv)    except as set forth in Section 5.12(i)(iv) of the Permal Disclosure Schedule, None of the Permal Entities, nor any of their directors, officers or employees or, to the Knowledge of the Permal Contributor, their agents (including placement agents), Affiliates or representatives, or any other Person in respect of any actions for or on behalf of any Permal Entity, has been or is the subject of any past, current, pending or threatened investigation, inquiry or enforcement proceedings for violations of any applicable Anti-Bribery Laws, Sanctions Laws or Trade Control Laws by any Governmental Authority in any country in which such Permal Entity or its Subsidiaries does business, including any United States Governmental agency for any alleged violation of the Foreign Corrupt Practices Act of 1977, as amended, or any U.K. Governmental agency for any alleged violation of the U.K. Bribery Act of 2010.
(v)    Each Permal Entity has instituted and maintains policies, procedures and internal controls reasonably designed to ensure detection of any violation of, and compliance with, applicable Anti-Bribery Laws, Sanctions Laws or Trade Control Laws, and a copy of each such policy has been made available to the EnTrust Contributor.
Section 5.13.    Funds.
(a)    Section 5.13(a) of the Permal Disclosure Schedule sets forth (i) the name and jurisdiction of formation of each Permal Fund and PMAP Fund and (ii) the net asset value of such Permal Fund and PMAP Fund as of the most recently available date. Each of the Permal Funds and PMAP Funds is duly organized as a corporation, limited liability company, trust or limited partnership, as the case may be, and is validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Permal Funds has full power and authority to carry on its business as it is now being conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary. No Permal Fund has suspended redemptions at any time. No Permal Fund is in wind-down or liquidation. The Organizational Documents of each Permal Fund and any amendments thereto, complete and correct copies of each of which as is in effect on the date hereof have heretofore been made available to the EnTrust Contributor and have been filed with or notified to all applicable Governmental Authorities to the extent required by applicable Law.
(b)    Except for routine examinations conducted by any Governmental Authority, to the Knowledge of the Permal Contributor, no Governmental Authority has during the past five (5) years initiated or threatened any formal or informal proceeding or investigation into the business or operations of the Permal Funds or any of the officers, directors or employees of the Permal Funds in their capacity as such. To the Knowledge of the Permal Contributor, each Permal Fund has responded to the extent required to any deficiency letter or other written communication received from any Governmental Authority during the past five (5) years and there are no material unresolved issues or comments raised by any Governmental Authority in any deficiency letter, written communication or follow up correspondence from any Governmental Authority or phone calls or meetings with representatives of any Governmental Authority, in each case, with respect to the Permal Funds.
(c)    True, correct and complete copies of the private placement memoranda, confidential offering memoranda, sales literature, pitch books, fact sheets, due diligence questionnaires, presentation materials or similar offering documents (the “Permal Offering Documents”), subscription agreements, administrative and other services agreements, distribution agreements, placement agent agreements, sub-distribution agreements, investment management agreements, subadvisory agreements, finder’s fee agreements, transfer agency agreements, solicitation agreements and custody agreements, as applicable, or any similar Contracts, in any case pertaining to the Permal Funds have been made available to the EnTrust Contributor. Each of the Contracts described in the previous sentence is in full force and effect and no Permal Fund nor, to the Knowledge of the Permal Contributor, any other party is in default of any such Contract. The Permal Offering Documents in the context in which they have been used, including the combinations of Permal Offering Documents used, contained all information required to be contained therein and did not, at any time that such Permal Offering Documents were delivered to investors or prospective investors in the Permal Funds, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d)    All of the Equity Interests of the Permal Funds are duly authorized, validly issued, outstanding, fully paid and nonassessable, except as disclosed in writing in the Permal Offering Documents.
(e)    Except as set forth in Section 5.13(e) of the Permal Disclosure Schedule, each of the Permal Funds is, and for the past three (3) years has been, in material compliance with all applicable Laws and the operations of each of the Permal Funds have been conducted in compliance in all material respects with all applicable Laws. Each Permal Material Contract, understanding or arrangement to which any of the Permal Funds is a party is in compliance in all material respects with all applicable Laws and the Permal Funds are in compliance with their obligations thereunder. Except as set forth in Section 5.13(e) of the Permal Disclosure Schedule, during the past five (5) years, no Permal Entity has received any notification of any asserted present or past failure by any Permal Fund to comply in all material respects with any applicable Law, nor does the Permal Contributor have any Knowledge of any basis for such a claim.
(f)    The Permal Funds have filed all material Permal Filings required to be made by such Permal Fund for the past five (5) years. Except as set forth on Section 5.13(f) of the Permal Disclosure Schedule, such material Permal Filings complied in all material respects with the requirements of applicable Law, were timely filed and were accurate and complete when filed. The Permal Filings did not at the time they were filed, and with respect to any prospectus, proxy statement, sales literature or advertising material, did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.
(g)    The minute books of each Permal Fund accurately reflect, in all material respects, all information that is required to be included in such minute books under applicable Law and such minute books have been created and maintained by or on behalf of such Permal Fund in accordance with applicable Law. In addition, all other records of each Permal Fund have been created and maintained in material compliance with all applicable Law. Complete and correct copies of such books were made available to the EnTrust Contributor.
(h)    Except as set forth in Section 5.13(h) of the Permal Disclosure Schedule, true, correct and complete copies of the audited financial statements of each of the Permal Funds for each fiscal year completed on or after December 31, 2012 or its inception, whichever is later, through its most recent fiscal year ended on or prior to March 31, 2015, which will be provided for the prior fiscal year, have been made available to the EnTrust Contributor. Each of such financial statements is consistent with the books and records of the applicable Permal Fund and presents fairly in accordance with the GAAP the consolidated assets, liabilities and financial position of such Permal Fund at the respective date of such financial statements and the results of operations, changes in partners’ equity and cash flows for the respective periods indicated.
(i)    Except as disclosed on Section 5.13(i) of the Permal Disclosure Schedule, none of the Permal Funds is registered or required to be registered as an “investment company” under the Investment Company Act.
(j)    To the Knowledge of the Permal Contributor, no record or beneficial owner of any of the Permal Funds is subject to U.S. economic or trade sanctions administered by the Office of Foreign Assets Control, United States Department of the Treasury, including any Person appearing on OFAC’s list of “specially designated nationals” and “blocked persons”. The Permal Funds have complied with all applicable Laws on the prevention of money laundering and terrorist financing, including any applicable Laws implementing the EU Directive No. 2005/60/EC.
(k)    Each Permal Fund has sold its Equity Interests pursuant to and in accordance with in all material respects the terms of valid exemptions from registration requirements applicable to Equity Interests under applicable Law. To the Knowledge of the Permal Contributor, the offerings and sales of such Equity Interests complied (and continue to comply) in all material respects with all applicable Laws and with all applicable Contracts, understandings and arrangements and have been conducted by Persons acting in compliance in all material respects with all applicable Laws. No stop order or similar action by a Governmental Authority suspending the effectiveness of any registration statement or similar document has been issued and no proceedings for that purpose have been instituted or, to the Knowledge of the Permal Contributor, are contemplated.
(l)    For each Permal Fund (if any) marketed in Europe, such Permal Fund is managed by an Permal Contributed Entity that is duly authorized and in good standing as an alternative investment fund manager (or exempt from such registration requirements) and all activity relating to the marketing and management of such Permal Fund, including disclosure and reporting obligations, is in compliance with the Alternative Investment Fund Managers Directive (AIFMD).
(m)    Section 5.13(m) of the Permal Disclosure Schedule sets forth the name of each Permal Fund which invests in another Permal Fund (as well as the name of such other Permal Fund).
Section 5.14.    Assets under Management.
(a)    Set forth in Section 5.14(a) of the Permal Disclosure Schedule are (i) the aggregate amount of AUM by the Permal Entities as of December 31, 2015 and (ii) the amount of AUM by the Permal Entities for each Client.
(b)    Section 5.14(b) of the Permal Disclosure Schedule contains a complete and accurate list of each Contract relating to the top fifteen (15) global distribution relationships of the Permal Entities involving (i) Contracts with any placement agents or similar agreements or (ii) Contracts in effect pursuant to which any of the Permal Entities has capped, reduced, waived or reimbursed or will under any circumstances cap, waive, share with any non-Permal Entity or reimburse any or all fees, profit allocations or charges payable by or allocable from any of their Clients or any investors of the Permal Funds.
Section 5.15.    Derivative Products. All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments, whether entered into for the account of a Permal Entity (all of which are accurately listed in Section 5.15 of the Permal Disclosure Schedule) or for the account of one (1) or more of the Permal Funds, were entered into (a) in accordance with applicable Permal Fund guidelines, prospectuses or offering memoranda to the extent entered into for Permal Funds, (b) in accordance in all material respects with all applicable Laws and (c) to the Knowledge of the Permal Contributor, with counterparties that were financially responsible at the time. Each of such Contracts constitutes the valid and legally binding obligation of the applicable Permal Entity or Permal Fund, enforceable in accordance with its terms, and is in full force and effect, except that the enforceability hereof and thereof may be limited by applicable Enforceability Limitations. None of the Permal Entities or, to the Knowledge of the Permal

Contributor, any other party thereto is in material breach of any of its obligations under any such Contract.
Section 5.16.    Clients.
(a)    Except for the Permal Funds disclosed in Section 5.13(a) of the Permal Disclosure Schedule, Section 5.16(a) of the Permal Disclosure Schedule contains a complete and accurate list of each Client of the Permal Entities, setting forth (i) the Client’s name, (ii) whether any Permal Entities advises such Client directly or indirectly and (iii) the amount of AUM attributable to such Client.
(b)    Except for the Clients listed in Section 5.16(b) of the Permal Disclosure Schedule, no Permal Entity provides investment advisory, investment management or other services to, or receives advisory fees, sub-advisory fees, performance fees, profit participation, equity returns or other income from any Person. No Client has notified any Permal Entity of (i) an intent to terminate its Investment Advisory Contract, to engage in negotiations to amend the terms and conditions of its Investment Advisory Contract, or to withdraw assets from any Permal Entity’s management, including a withdrawal or redemption from an Permal Fund or (ii) a failure by any Permal Entity to comply with the terms and conditions of such Client’s Investment Advisory Contract. Each investment management agreement or subadvisory agreement to which any Permal Entity is a party is in full force and effect, and no party thereto is in default or breach of its obligations thereunder.
(c)    At all relevant times (including immediately prior to the Closing), each Permal entity serving as an investment manager of an Permal Fund whose underlying assets include “plan assets” by reason of ERISA Clients’ investment in the applicable Permal Fund has either (i) been a “Qualified Professional Asset Manager” within the meaning of PTCE 84-14; (ii) has complied with all of the applicable conditions of another available prohibited transaction exemption; or (iii) has complied in all material respects with all of the reporting and disclosure requirements, and the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code.
(d)    Except as would not reasonably be expected to be material to the Permal Funds, taken as a whole, none of the Permal Funds, or any of their respective current or former employees or Persons while acting on their behalf, has (i) engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not covered and exempted by any statutory, regulatory or administrative exemption or (ii) incurred (and there is no pending or, to the Knowledge of the Permal Contributor, threatened proceeding which could reasonably be believed to result in the incurrence or imposition of) any penalty, excise tax, fee, disqualification or other similar result arising in connection with or with respect to any current or former ERISA Client.
(e)    No basis exists such that any Permal Entity or any of its respective current or former employees who serve in any of the capacities listed in Section 411(a)(1), (2) or (3) with respect to an ERISA Client would become subject to disqualification from serving in any of such capacities under section 411 of ERISA.

Section 5.17.    Assets. Each of the Permal Entities has good and marketable title to, or a valid leasehold in, and possesses and controls, all tangible assets necessary or used to conduct its business in the same manner in all material respects as currently conducted, in each case free and clear of Liens except: (a) Liens for Taxes not yet due and payable or other statutory Liens relating to governmental obligations not yet due and (b) statutory Liens arising in the Ordinary Course of Business which, in each case, do not interfere with the use of the assets to which they relate for the purposes for which those assets were acquired. None of the Permal Entities’ material tangible assets necessary or used to conduct their respective businesses is owned jointly with any other Person, including the Permal Contributor or an Associated Person thereof.
Section 5.18.    Real Property. None of the Permal Entities owns, nor is the lessor of, any real property. Section 5.18 of the Permal Disclosure Schedule contains a complete and accurate list of all real property leased, subleased, licensed or otherwise used or occupied (the “Permal Leased Real Property”) by any Permal Entity pursuant to a lease, license or similar Contract (the “Permal Leases”), and specifies, with respect to each property, the name of the Permal Entity that leases such property. Each of the Permal Entities, as applicable, has good, valid and indefeasible title to the leasehold estates conveyed under the applicable Permal Leases, free and clear of any Liens. Except as set forth on Section 5.18 of the Permal Disclosure Schedule, none of the Permal Leased Real Property is owned or used jointly with any other Person, including the Permal Contributor or an Associated Person thereof. Complete and correct copies of such Permal Leases have been made available to the EnTrust Contributor.
Section 5.19.    Material Contracts.
(a)    Section 5.19(a) of the Permal Disclosure Schedule contains a complete and accurate list of the following Contracts as of the date hereof to which any Permal Entity or any Permal Fund is a party or by which it or any of their assets is bound (whether written or oral) (such Contracts to the extent disclosed, or required to be disclosed on Section 4.19(a) of the Permal Disclosure Schedule, collectively, the “Permal Material Contracts,” and each, a “Permal Material Contract”):
(i)    each Contract that is not cancelable without penalty by any Permal Entity or Permal Fund party thereto upon thirty (30) days or less notice and that involves the receipt or payment by the Permal Entities or Permal Funds of more than $250,000, in the aggregate, in any twelve (12) month period;
(ii)    each Contract relating to the top fifteen (15) global distribution relationships of the Permal Entities for the placement, distribution or sales of shares, units or other Equity Interests of a Permal Fund;
(iii)    any administration agreement or any other Contract for the provision of administrative services;
(iv)    any (A) distribution or sub-distribution Contract for the provision of brokerage services or (B) sales, marketing and account solicitation Contract with the Permal Funds, in each case with respect to Investment Advisory Services;

(v)    any (A) Investment Advisory Contract or investment management, advisory, sub-advisory or similar Contracts, or (B) any Contract with any Permal Entity that, in the case of either clause (A) or clause (B), could require a “clawback” of previously paid fees to the Permal Entities;
(vi)    any custodial agreement or other Contract for the provision of custodial or other similar services involving aggregate payments or consideration of more than $250,000 in any twelve (12) month period;
(vii)    any Contract that restricts, or will restrict after Closing, the conduct of any business by any Permal Entity or any Permal Fund in any respect or the ability of any Permal Entity or any Permal Fund to engage in any business in which they may lawfully engage (including any contract with a provision commonly referred to as a “most favored nation” provision for the benefit of any Person other than an Permal Entity);
(viii)    any Contract (including, for the avoidance of doubt, any side letter) for the sharing, limiting or capping of fees or other payments an Permal Entity receives from a Client or other Person, or the sharing of another Person’s expenses;
(ix)    any other Contract with a Client;
(x)    any joint venture, strategic alliance, distribution, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues, profits or AUM of any Permal Entity or any Client;
(xi)    any Contract relating to Indebtedness (other than between Permal Entities) or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets;
(xii)    any Contract relating to loans or advances (A) by any Permal Entity to any other Person or (B) by the Permal Contributor, any Permal Entity or any Affiliate thereof to any employee of an Permal Entity, any Permal Record Owner or an Associated Person thereof;
(xiii)    any Permal IP Agreement;
(xiv)    any Contract, entered into within the last three (3) years, relating to the purchase or sale of a material amount of assets or a business or Equity Interests (or relating to any joint venture, partnership or minority equity investment), in each case other than for the purchase or sale of Equity Interests in an Permal Fund in the Ordinary Course of Business);
(xv)    any Contract for capital expenditures in excess of $250,000 in the aggregate;
(xvi)    any employment, consulting, severance, agency or other compensation Contract (A) with any Senior Manager, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the Transactions or otherwise requiring severance payments in excess of $100,000 or (C) otherwise restricting any Permal

Entity’s ability to terminate the employment of any Senior Manager at any time for any lawful reason without penalty or Liability;
(xvii)    any Permal Affiliate Contract;
(xviii)    any severance agreement or arrangement with former employees in excess of $100,000;
(xix)    any collective bargaining agreement or other Contract with any labor union;
(xx)    any Permal Lease;
(xxi)    any no consent decree, settlement, or similar arrangement entered into with a Governmental Authority or other Person by, or relating to, any Permal Contributed Entity or any Permal Fund;
(xxii)    any power of attorney or similar grant of agency (other than any power of attorney in any Investment Advisory Contract, custodial agreement, Permal Fund Organizational Documents or subscription agreements); and
(xxiii)    any Contracts with any Governmental Authority (to the extent not disclosed pursuant to any clause above of this Section 5.19(a).
(b)    The Permal Contributor has delivered or made available to the EnTrust Contributor a true, complete and correct copy of each written Permal Material Contract and a true, complete and correct description of the terms and conditions of each verbal Permal Material Contract (except, (x) in each case, insofar as any Permal Material Contract contains or is otherwise subject to confidentiality provisions under which all or a portion of such Permal Material Contract may not be disclosed, in which case, to the extent practicable, a redacted copy has been made available or delivered to the EnTrust Contributor and (y) for Contracts specified in Section 5.19(a) (viii), in which case, Section 5.19(a) (viii) of the Permal Disclosure Schedule sets forth a complete and accurate fee schedule with respect to such Contracts).
(c)    Except as set forth in Section 5.19(b) of the Permal Disclosure Schedule, (i) each Permal Material Contract is a valid and binding obligation of the applicable Permal Entity and, to the Knowledge of the Permal Contributor, the other parties thereto, and is in full force and effect, (ii) the Permal Entities have performed in all material respects all obligations required to be performed by them to date under each Permal Material Contract and are not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, (iii) to the Knowledge of the Permal Contributor, each other party to any Permal Material Contract has performed all obligations required to be performed by it under such Permal Material Contract and is not (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder, (iv) no Permal Entity has received written notice from any other party to any Permal Material Contract of its intent to cancel, terminate or breach such Permal Material Contract (or asserting any material breach or default by any Permal Entity thereunder) and (v) no party to any Permal Material Contract has repudiated any material provision thereof. Upon consummation of the Transactions, except as set forth in Section

5.19(b) of the Permal Disclosure Schedule, each of the Permal Material Contracts will continue to be legal, valid, binding and enforceable in accordance with its terms and will continue to be in full force and effect without penalty, except as enforceability may be limited by applicable Enforceability Limitations.
Section 5.20.    Litigation. Except as set forth in Section 5.20(a) of the Permal Disclosure Schedule, there is no Action pending, or to the Knowledge of the Permal Contributor, threatened (including a Wells Notification or Target letter from the Department of Justice) against any Permal Entity, any Permal Fund or the Company, including with respect to the termination of, or limitation of, the rights of the Permal Entities under or with respect to their registration under the Advisers Act or compliance therewith, registration under the Exchange Act as a broker-dealer or compliance therewith, membership with any self-regulatory organization or any similar or related rights under any registrations or qualifications with various states or other jurisdictions, or under any other Laws. Except as set forth in Section 5.20(b) of the Permal Disclosure Schedule, there are no outstanding judgments or Orders in favor of any Person relating to any Permal Entity, any Permal Fund or the Company. Section 5.20(c) of the Permal Disclosure Schedule sets forth an accurate description of any material Actions that have been commenced, settled or resolved by litigation or arbitration by any Permal Entity or the Company, or settled or resolved by litigation or arbitration by any Permal Fund, in each such case, in the last three (3) years.
Section 5.21.    Tax Matters.
(a)    Each of the Permal Entities and Permal Funds have duly and timely filed all income, franchise and other material Tax Returns required to be filed by it. All such Tax Returns are true, complete and correct in all material respects. Each Permal Entity and Permal Fund has duly and timely paid all income, franchise and other material Taxes (whether or not reflected on such Tax Returns) that it is required to pay, and has adequately reserved for in the Permal Financial Statements of the relevant Permal Entity or Permal Fund in accordance with GAAP (or other accounting principles). Section 5.21(a) of the Permal Disclosure Schedule lists the states, territories and jurisdictions in which a Tax Return with respect to the Permal Entities or Permal Fund was filed in the past three (3) years.
(b)    Except as set forth in Section 5.21(b) of the Permal Disclosure Schedule, each of the Permal Entities and the Permal Funds has duly, timely and materially complied with all information reporting requirements applicable to it with respect to Taxes and has withheld all material Taxes required to be withheld by it. Except as set forth in Section 5.21(b) of the Permal Disclosure Schedule, the Permal Entities and the Permal Funds have duly and timely paid, or will duly and timely pay, any such Taxes required to be paid as of the Closing Date to the proper Tax authorities. Each of the Permal Entities and the Permal Funds is compliant with any applicable FATCA obligations in all material respects and not subject to withholding pursuant to FATCA.
(c)    No transaction, Contract or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to any of the Permal Entities or the Permal Funds, and no

power of attorney with respect to any such Taxes has occurred or been filed or entered into with any Governmental Authority.
(d)    Except as set forth in Section 5.21(d) of the Permal Disclosure Schedule, (i) no Tax Returns of any of the Permal Entities or Permal Funds are currently subject to audit, examination, investigation or any similar proceeding by any Governmental Authority, (ii) no Governmental Authority has asserted, or, to the Knowledge of the Permal Contributor, threatened to assert, against any of the Permal Entities or Permal Funds a deficiency, refund litigation, claim or issue for additional Taxes, adjustment (or proposed adjustment) of Taxes or any other matter in controversy with respect to Taxes, (iii) to the Knowledge of the Permal Contributor, no claim against any of the Permal Entities or Permal Funds has been made by any Governmental Authority in a jurisdiction where such entity does not file a particular type of Tax Return (or pay or collect a particular type of Tax imposed by that jurisdiction) that such entity is or may be subject to an obligation to file such type of Tax Returns (or pay or collect such type of Taxes) and (iv) all deficiencies for Taxes asserted or assessed against any Permal Entity or Permal Fund have been fully and timely paid, settled or properly reflected in the Permal Financial Statements.
(e)    None of the Permal Entities or the Permal Funds (i) has received or applied for a Tax ruling, entered into a “gain recognition agreement” within the meaning of the Treasury Regulations under section 367 of the Code or entered into a closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), in each case that is binding upon any of the Permal Entities or Permal Funds, or will be so binding at any time after the Closing Date or (ii) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity or similar Contract or arrangement of any kind whatsoever.
(f)    None of the Permal Entities or Permal Funds has any Liability for the Taxes of another Person as a transferee or successor, by contract, by operation of law or otherwise (including under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or non-U.S. Law)).
(g)    None of the assets of the Permal Entities or Permal Funds is subject to any Tax liens, except for liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and adequately reserved for in the Permal Financial Statements of the relevant Permal Entity or Permal Fund in accordance with GAAP (or other relevant accounting principles).
(h)    None of the Permal Entities or Permal Funds (i) has promoted, marketed, offered to sell, sold or advised in respect of any “listed” transactions (within the meaning of Treasury Regulations Section 1.6011-4(b) and comparable state, local or foreign Law with respect to Taxes) or a transaction similar to a listed transaction or (ii) has knowingly promoted, marketed, offered to sell, sold or advised in respect of any other “reportable” transactions (within the meaning of Treasury Regulations Section 1.6011-4(b) and comparable state, local or foreign Law with respect to Taxes) or a transaction similar to any such other reportable transaction.
(i)    Neither the Company nor any Permal Entity will be required to include in a taxable period ending on or after the Closing Date taxable income attributable to income of a

Permal Entity that accrued in a Pre-Closing Tax Period but was not recognized in such period as a result of open transaction treatment, the installment method of accounting, the completed contract method of accounting, the cash method of accounting or section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law) or for any other reason (including as a result of prepaid amounts or deferred revenue received during a Pre-Closing Tax Period. None of the Permal Entities has made an election to have income deferred under section 108(i) of the Code (or any corresponding provision of state, local or non-U.S. Law) that is required to be included in a taxable period or portion thereof beginning after the Closing Date.
(j)    Any adjustment of Taxes of the Permal Entities or Permal Funds made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Authorities, has been so reported.
(k)    Section 5.21(k) of the Permal Disclosure Schedule sets forth the classification of each Permal Entity for U.S. federal income Tax purposes. Since their formation, the Permal Entities and Permal Funds have been properly treated as a “partnership” or “disregarded entity” under the Code and the Treasury Regulations unless otherwise indicated thereon.
(l)    Section 5.21(l) of the Permal Disclosure Schedule sets forth which of the Permal Entities are “controlled foreign corporations” as defined in section 957(a) of the Code.
(m)    Except as set forth in Section 5.21(m) of the Permal Disclosure Schedule, none of the Permal Entities has, or has ever had, residence in or a permanent establishment in any country other than the United States or the country in which such entity is organized.
(n)    The independent investment manager conditions set out in Part 14 of the Income Tax Act 2007 (in respect of income tax) or Part 24 of the Corporation Tax Act 2010 (in respect of corporation tax) have been and are met in respect of all Permal Funds which directly or indirectly receive investment management services from the United Kingdom (whether in whole or in part).
Section 5.22.    Labor and Employment Matters.
(a)    The Permal Contributor has made available to the EnTrust Contributor (i) a complete and accurate list as of December 31, 2015 setting forth the name, title and employer of all present officers and employees of each Permal Entity and (ii) a complete and accurate list as of December 31, 2015 setting forth the work location, date of commencement/appointment, age, notice period, remuneration and other benefits and all other standard terms and conditions of employment including those relating to confidentiality and post-termination restriction and including those contained in any standard terms and conditions of employment or in any applicable employee handbook of each such individual.
(b)    Except as set forth in Section 5.22(b) of the Permal Disclosure Schedule, each Permal Entity is in compliance in all material respects with all applicable Laws in respect of employment and employment or engagement practices, including, without limitation, all Laws in respect of terms and conditions of employment or engagement, health and safety, employee-independent contractor classifications, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, data protection and the collection and payment of withholding or social security Taxes and any similar Tax, and there is no pending or, to the Knowledge of the Permal Contributor, threatened Action (including any Action before any Governmental Authority) asserting any violation of the foregoing.
(c)    In the last three (3) years, no Permal Entity has experienced any material strike, work stoppage, lockout, shutdown, strike action or other labor dispute or trade union action. Except as set forth in Section 5.22(c) of the Permal Disclosure Schedule, no Permal Entity recognizes any labor/trade union and there are no recognition, collective bargaining or other similar arrangements in place in respect of any officers, employees or workers. To the Knowledge of the Permal Contributor, there are no activities or proceedings of any labor union, works council or other labor organization to organize or represent any employees of any Permal Entity, and no election petition or demand for recognition has been made with respect to any employees of any Permal Entity.
(d)    Other than those disclosed pursuant to Section 5.22(a) above or those arrangements disclosed on Section 5.22(d) of the Disclosure Schedule, no other person is employed or engaged by any Permal Entity nor has any offer of employment or engagement to work for any Permal Entity been made and there is no remuneration or benefit given or agreed to be paid to any officer, employee, worker or contractor or any general increase in the remuneration or benefits of any officer, employee, worker or contractor other than those rates specified pursuant to Section 5.22(a) above. Section 5.22(d) of the Disclosure Schedule identifies (i) such individual, (ii) the applicable EnTrust Entity, (iii) the Contract pursuant to which such person so employed or engaged (or the terms of the Contract if it is an oral Contract) and (iv) the amount of compensation paid to such person in respect of such employment or engagement in the last twelve (12) months. To the Knowledge of the Permal Contributor, no officer, employee, worker or contractor has given notice or indicated his intention to terminate his employment/engagement with any Permal Entity.
(e)    To the Knowledge of the Permal Contributor, there are no disputes or circumstances likely to lead to any dispute, claim or legal proceedings or arbitration whether as claimant or defendant in relation to employment matters relating to any present or former officer, employee, workers or contractor. In the last twelve (12) months, there has been no grievance lodged or disciplinary action taken against any officer, employee or worker.
(f)    The Permal Contributor has made available to the EnTrust Contributor a complete and accurate list setting forth, as of the date hereof, all employees that have resigned from or been terminated by the Permal Entities departed in the last two (2) years. As of the date hereof, no Permal Entity plans to dismiss any of its officers, employees or workers (other than any terminations contemplated by the Permal Restructuring Steps) and has not in the last two (2) years preceding the date of this Agreement:
(i)    given notice of any dismissals or redundancies to the relevant public authority or started consultations under Part IV of TULR(C)A or the Transfer Regulations;

(ii)    been a party to any transfer of a business or undertaking (or part of a business or undertaking) or agreement for such a transfer; or
(iii)    failed to comply with any obligations under Part IV of TULR(C)A or the Transfer Regulations or any duty to inform and consult any trade union, works council, European works council or other body representing its employees or any of them.
(g)    During the last two (2) years, no Permal Entity has been a party to any relevant transfer for the purposes of the Transfer Regulations (or its predecessor legislation) affecting any of its officers, employees or workers or any other persons employed or engaged by it and no event has occurred which may involve such persons being party to such a transfer in the future. No such persons have had their terms of employment varied for any reason as a result of or connected with such a transfer.
(h)    Each Permal Entity has paid its current and former U.K. employees, officers and workers all holiday pay for periods of holiday taken under regulation 13 of the Working Time Regulations 1998 (SI 1998/1833) in accordance with Directive 2003/88/EC of the European Parliament and the European Council Regulation of 4 November 2003 concerning certain aspects of the organization of working time and other related legal obligations.
Section 5.23.    Employee Benefit Plans.
(a)    Section 5.23(a) of the Permal Disclosure Schedule lists each employee benefit plan (including any “employee benefit plan” as defined in section 3(3) of ERISA), whether or not subject to ERISA, and each other employment, consulting, bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock purchase, stock ownership, stock option, stock appreciation right or other equity-based, profits interest, employee benefit trust, salary continuation, health, life, disability, group insurance, vacation, holiday fringe benefit, performance or other employee or retiree benefit or compensation plan, program, arrangement, Contract, policy or understanding, whether written or unwritten, under which any Plan Beneficiaries of the Permal Entities is or may become eligible to participate or derive a benefit, and that is or has been maintained or established by any of the Permal Entities (or their ERISA Affiliates), or to which any of the Permal Entities (or their ERISA Affiliates) contributes or is or has been obligated or required to contribute or with respect to which any of them has liability under the Code or ERISA or any similar non-U.S. Law (collectively, the “Permal Plans”).
(b)    The Permal Entities have delivered to the EnTrust Contributor true and correct copies (or descriptions, for unwritten Permal Plans) of the Permal Plans in effect and as amended and, with respect to each Permal Plan, as applicable: (i) the trust agreements, insurance contracts or other funding arrangements in effect, (ii) the two (2) most recent IRS Forms 5500 (or equivalents outside the U.S.), H.M. Revenue & Customs Form 42 (or equivalent in the case of any approved employee benefit plan) and the related schedules to such forms, (iii) the most recent IRS determination or opinion letter with respect to each Permal Plan that is intended to be qualified under Section 401(a) of the Code (or equivalents outside the U.S.), (iv) the two (2) most recent annual reports, actuarial reports, financial statements and trustee reports, (v) current summary plan descriptions and all summaries of material modifications and (vi) all material communications received from or sent to the IRS, the U.S. Pension Benefit Guaranty Corporation, the U.S. Department of Labor, the U.K. H.M. Revenue & Customs or any other Governmental Authority.
(c)    Each Permal Plan intended to be qualified under section 401(a) of the Code, and the related trust (if any) intended to be exempt from taxation under section 501(a) of the Code, has received a favorable determination or opinion letter from the IRS. To the Knowledge of the Permal Contributor, no event has occurred since the date of the determination letter that could adversely affect a Permal Plan’s or its related trust’s qualification or tax-exempt status.
(d)    Neither the Permal Entities nor any of their ERISA Affiliates (i) sponsors, maintains or contributes to, or has sponsored, maintained or contributed to, any pension plan subject to Title IV of ERISA, a “multiemployer plan” (as defined in section 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA or (ii) has or may have any liability under Section 4069 or 4212(c) of ERISA.
(e)    Except as set forth in Section 5.23(e)(i) of the Permal Disclosure Schedule, the execution, delivery and performance of this Agreement by the Permal Contributor and the Permal Entities, and the consummation by the Permal Contributor and the Permal Entities of the Transactions will not (alone or in combination with any other event) (i) entitle any current or former employee, consultant, officer or director of any of the Permal Entities to severance pay or any other payment from the Permal Entities, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, consultant, officer or director from the Permal Entities or (iii) result in any forgiveness of Indebtedness by any Permal Entity, trigger any funding obligation by any Permal Entity under any Permal Plan or impose any restrictions or limitations on any Permal Entity’s rights to administer, amend or terminate any Permal Plan. Except as set forth in Section 5.23(e)(ii) of the Permal Disclosure Schedule, no Permal Plan provides for any additional payment (including any Tax gross-up or other payment) from any of the Permal Entities as a result and to the extent of the imposition of the excise Taxes required by sections 4999, 409A or 457A of the Code. No payment which is or may be made by, from or with respect to any EnTrust Plan to any current or former employee, consultant, officer or director of any of the Permal Entities, either alone or in conjunction with any other payment, event or occurrence, (i) will or could reasonably be characterized as an “excess parachute payment” under section 280G of the Code and (ii) will not be fully deductible as a result of section 162(m) of the Code.
(f)    Except as set forth in Section 5.23(f) of the Permal Disclosure Schedule, none of the Permal Entities has any liability with respect to, and no Permal Plan provides for, post-retirement health, medical or life insurance benefits for retired, former or current employees of any of the Permal Entities, except as required by Law.
(g)    Except as set forth in Section 5.23(g) of the Permal Disclosure Schedule, no material Liability has been or is expected to be incurred by any of the Permal Entities (either directly or indirectly, including as a result of an indemnification obligation or any joint and several liability obligations) under or pursuant to Title I or IV of ERISA or the penalty, excise Tax or joint and several liability provisions under sections 412, 4975 or 4999of the Code.
(h)    Each Permal Plan has been operated and administered in all material respects in accordance with the terms of such Permal Plan and applicable Law (including ERISA and the Code). There are no pending or, to the Knowledge of the Permal Contributor, threatened or anticipated material claims or Actions by or on behalf of an Permal Plan, a Governmental Authority, a Plan Beneficiary or otherwise involving an Permal Plan or its assets (except routine individual claims for benefits). To the Knowledge of the Permal Contributor, there are no facts or circumstances that could result in any such material claims or Actions. All contributions, premiums and other payments required by Law or any Permal Plan or applicable collective bargaining agreement to have been made under any Permal Plan to any fund, trust or account established thereunder or in connection therewith have been made by the due date thereof, and any and all contributions, premiums and other payments with respect to compensation or service before and up to the Closing, due from any of the Permal Entities to, under or on account of each Permal Plan shall have been paid prior to Closing or shall have been fully reserved and provided for on the Permal Financial Statements.
(i)    Each of the Permal Entities and their ERISA Affiliates have, for purposes of each Permal Plan and for all other purposes, correctly classified all individuals performing services for the Permal Contributed Entities as common law employees, leased employees or independent contractors, as applicable.
(j)    All material Foreign Plans maintained by the Permal Entities are disclosed in Section 5.23(j) of the Permal Disclosure Schedule. The Permal Contributor has delivered or made available to the EnTrust Contributor correct and complete copies (or, if a plan is not written, a written description) of each Foreign Plan and each amendment thereto in each case that are in effect on the date hereof. Each Foreign Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws. Each Foreign Plan that is intended to qualify for favorable tax treatment is so qualified or is entitled to rely on a determination or opinion letter to that effect from the relevant authorities in the applicable jurisdiction and, as of the date hereof, no such determination or opinion letter has been revoked nor, to the Knowledge of the Permal Contributor, has any such revocation been threatened, and to the Knowledge of the Permal Contributor, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status. As of the date hereof, there are no material Actions pending or, to the Knowledge of the Company, threatened by any Governmental Authority having authority over a Foreign Plan of any Permal Entity with respect to any such plan. As of the date hereof, there are no material Actions pending, or to the Knowledge of the Permal Contributor, threatened with respect to any Foreign Plan of any Permal Entity (in each case, other than routine claims for individual benefits). No taxes, penalties or fees are due by any Permal Entity with respect to any Foreign Plan of a Permal Entity as a result of the failure of such Foreign Plan to be established, maintained or administered in compliance with applicable Laws. No Foreign Plan of any Permal Entity is a “defined benefit plan” as defined in section 3(35) of ERISA (whether or not such Foreign Plan is subject to ERISA).

(k)    All U.K. Pension Plans established or maintained by the Permal Entities are disclosed in Section 5.23(k) of the Disclosure Schedule. Such U.K. Pension Plans are the only arrangements under which the Permal Entities have or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present U.K. officers and employees. All such U.K. Pension Plans are defined contribution pension arrangements and, as such, provide money purchase benefits as defined in section 121 of the Pension Schemes Act 1993, as amended. None of the Permal Entities has or may have any obligations to provide or contribute towards pension, lump sum, death, ill health, disability or accident benefits for any past or present U.K. officer or employee under a defined benefit pension plan. No proposal or announcement has been made to any U.K. employee or officer of the Permal Entities as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump-sum, death, ill-health, disability or accident benefit. The Permal Entities have complied with their automatic enrollment obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines, or other sanctions have been issued by the U.K. Pensions Plans regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the U.K. Pensions Plans regulator in respect of the Permal Entities.
Section 5.24.    Intellectual Property.
(a)    Set forth in Section 5.24(a) of the Permal Disclosure Schedule is a complete and accurate list of any and all of the following comprised in the Permal Intellectual Property Rights: (i) all registrations of, and all pending applications to register any Patents, Trademarks or Copyrights, (ii) all material unregistered Trademarks, (iii) domain names owned or used by any Permal Entity and (iv) material Software, specifying with respect to each item, as applicable, the owner of record, jurisdiction, application and/or registration number, and application and/or registration date. All required filings and fees related to the Permal Intellectual Property Rights listed in Section 5.24(a) of the Permal Disclosure Schedule have been timely filed and duly applied for and prosecuted in accordance with applicable law and all filing and maintenance fees have been paid to the relevant Government Authorities and authorized registrars. All Permal Intellectual Property Rights are in full force and effect, enforceable and in good standing, and have not been abandoned or canceled, except for claims abandoned or cancelled in the ordinary course of patent or trademark prosecution and set forth in Section 5.24(a) of the Permal Disclosure Schedule.
(b)    Set forth in Section 5.24(b) of the Permal Disclosure Schedule is a complete and accurate list of (i) any Inbound License Agreement granting rights under Intellectual Property Rights to any Permal Entity (other than licenses for commercially available, off the shelf software with a replacement cost and/or annual license fee of less than $50,000), (ii) any Outbound License Agreement pursuant to which any Permal Entity grants rights to a third party under any Intellectual Property Rights (other than non-exclusive license rights granted in the Ordinary Course of Business in connection with the sale or provision or products or services) and (iii) any Other IP Agreement to which any Permal Entity is a party (collectively, the “Permal IP Agreements”), including all modifications, amendments and supplements thereto and waivers thereunder. Complete and correct copies of each such Permal IP Agreement have been made available to the EnTrust Contributor.

(c)    The Permal Entities solely and exclusively own all right, title and interest in and to the Permal Intellectual Property Rights, free and clear of all Liens other than Permitted Liens and non-exclusive licenses granted in the Ordinary Course of Business. The Permal Intellectual Property Rights, together with the Intellectual Property Rights licensed to the Permal Group Member under the Permal IP Agreements, comprise all Intellectual Property Rights used in and necessary for the conduct of, the businesses of the Permal Entities.
(d)    Since January 1, 2010, the Permal Entities have not received any written notice alleging that any of the Permal Intellectual Property Rights or any of the Intellectual Property Rights licensed under the Permal IP Agreements are invalid or unenforceable, or challenging any Permal Entity’s ownership of or right to use such Intellectual Property Rights.
(e)    The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor will not affect any Permal Entity’s right to use the Permal Intellectual Property Rights or any Intellectual Property Right licensed to them under the Permal IP Agreements.
(f)    The products, services and conduct of the business of the Permal Entities do not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party. Except as set forth in Section 5.24(f) of the EnTrust Disclosure Schedule, the Permal Entities have not received any written notice alleging that the products, services and business operations of the Permal Entities infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party.
(g)    Since January 1, 2010, no Permal Entity has sent any written notice to or asserted or threatened any action or claim against any Person involving or relating to any Permal Intellectual Property Rights.
(h)    The Permal Entities have taken commercially reasonable steps to protect, preserve and maintain the confidentiality and secrecy of all material Permal Intellectual Property Rights or any Intellectual Property Right licensed to it under the Permal IP Agreements, including to preserve the confidentiality of material Trade Secrets purported to be owned by or licensed to the Permal Entities, and such steps have included requiring their employees and Persons having access thereto to execute written non-disclosure Contracts.
(i)    The Permal Entities have in place written internal information security policies consistent with industry standards, which are published to employees and consultants, and enforced by the Permal Entities, and which include guidelines for the use, processing, confidentiality and security of customer, employee, and other confidential data held and/or controlled by the Permal Entities, including Personally Identifiable Information (collectively, “Permal Data”). The Permal Entities’ collection, use and maintenance of any Personally Identifiable Information and customer data is consistent with applicable Law, and all contractual commitments and consumer data privacy promises of the Permal Entities, and the Permal Entity have a written agreement with each third party service provider having access to Permal Data requiring compliance with such applicable Laws and/or contractual commitments. The Permal Entities have taken commercially reasonable steps to ensure that Personally Identifiable Information and other Permal Data is protected against loss and unauthorized access, use, disclosure or modification, and to the Knowledge of the Permal Contributor, there has been no such loss or unauthorized access, use, disclosure or modification.
(j)    The Permal Entities have not used Open Source Software in any manner that would, with respect to any software owned by the Permal Entities, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works or (iii) impose any restriction on the consideration to be charged for the distribution thereof. All material Software owned, licensed, used, or otherwise held for use in the business of the Permal Entities is in good working order and condition and is sufficient in all material respects for the purposes for which it is used in their business. In the last seven (7) years, the Permal Entities have not experienced any material defects in design, workmanship or material in connection with the use of such Software that have not been corrected. To the Knowledge of the Permal Contributor, no such Software contains any computer code or any other procedures, routines or mechanisms which may: (A) disrupt, disable, harm or impair in any material way such Software’s operation, (B) cause such Software to damage or corrupt any data, storage media, programs, equipment or communications of the Permal Entities or their clients, or otherwise interfere with the Permal Entities’ operations or (C) permit any third Person to access any such Software to cause disruption, disablement, harm, impairment, damage or corruption (sometimes referred to as “traps”, “access codes” or “trap door” devices). No Software included in Permal Intellectual Property Rights and tangible embodiments thereof have been placed in escrow.
(k)    The material information Technology Systems owned, licensed, leased and operated on behalf of, or otherwise held for use in the business of the Permal Entities, including all material computer hardware, software, firmware and telecommunications systems used in the business of the Permal Entities has performed adequately in the last six (6) years (subject to temporary problems arising in the Ordinary Course of Business that did not materially disrupt the operations of the Permal Entities and which have been corrected) and is sufficient in all material respects for the purposes for which it is used in the business of the Permal Entities. The Permal Entities have taken commercially reasonable steps to provide for the archival, back-up, recovery and restoration of the critical business data of Permal Entities.
Section 5.25.    Environmental Matters. Except as set forth in Section 5.25 of the Permal Disclosure Schedule, the Permal Entities are in compliance in all material respects with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Permal Entities of all Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).
Section 5.26.    Insurance. Section 5.26(a) of the Permal Disclosure Schedule lists the liability, property and casualty, workers’ compensation, directors’ and officers’ liability, key man, surety bonds, and other insurance contracts or policies (collectively, the “Insurance Policies”) that insure the business of the Permal Entities or the employees, trustees, directors or officers of the Permal Funds. Such Insurance Policies are adequate to protect such business and the amounts of coverage maintained by the Permal Entities are commensurate with amounts customarily carried by Persons conducting business similar to the business of the Permal Entities, of similar size and financial condition. The Permal Contributor has reasonably determined in good faith that such Insurance Policies are valid and binding, in full force and effect, and enforceable according to their terms, except as enforceability may be limited by applicable Enforceability Limitations. The premiums due and payable under such Insurance Policies have been paid, in compliance with their terms and conditions, and none of the Permal Entities has reason to believe that any insurer would not renew any such Insurance Policy on substantially the same terms and conditions. There are no historical gaps in insurance coverage maintained by the Permal Entities and current coverage limits under such Insurance Policies are not significantly diminished as a result of claims paid. Section 5.26(b) of the Permal Disclosure Schedule sets forth a list of all material claims, if any, made by the Company or any Permal Entity during the past three (3) years against an insurer in respect of coverage under any Insurance Policy or other insurance policy maintained by any Permal Entity during such period, and there have been no denials of claims nor reservation of rights letters with regard to such claims.
Section 5.27.    Transactions with Affiliates.
(a)    Except as set forth in Section 5.27 of the Permal Disclosure Schedule, since January 1, 2014, none of the Permal Entities or Permal Funds is or has been a party to an effective Contract, understanding, transaction or other commitment or transaction (other than employment arrangements), whether or not in the Ordinary Course of Business, with or for the benefit of (a) the Permal Contributor or Legg, (b) any current or former officer, director, employee, manager or member of a Permal Entity, Legg or the Permal Contributor or (c) any Associated Person of the foregoing Persons. Any Contract, understanding, transaction, commitment or arrangement set forth (or required to be set forth on) Section 5.27 of the Permal Disclosure Schedule shall be referred to herein as a “Permal Affiliate Contract.”
(b)    Neither the Permal Contributor, nor any of its Affiliates, owns, directly or indirectly, any interest in, manages, controls, participates in, consults with, renders services for, operates or in any manner engages in a business which is substantially the same as or competitive with any business engaged in by an Permal Entity or in which an Permal Entity proposes to engage as of the date of this Agreement.
Section 5.28.    Brokers. Except as set forth in Section 5.28 of the Permal Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based on arrangements made by or on behalf of the Permal Contributor, the Permal Entities or the Company.
Section 5.29.    Availability of Funds; Solvency. The Permal Contributor will at the Closing have sufficient immediately available funds, in cash, to pay the Cash Amount and any other amounts to be paid pursuant to Article II by the Permal Contributor. Assuming that all representations in Article IV are true and correct, the consummation of the Closing, including the payment of any amounts to be paid by the Permal Contributor pursuant to Article II, and the other Transactions, and payment of all related fees and expenses of the Permal Contributor and the Permal Entities in connection therewith, will not cause the Permal Entities to become insolvent.
Section 5.30.    Limitations on Representations and Warranties. Except as expressly set forth in this Article V, no Permal Group Member makes any representation or warranty, express or implied, at law or in equity, with respect to itself or any of their Affiliates, or any of their respective assets, liabilities, businesses or operations (including in respect of the correctness, accuracy or completeness of any Contract or certificate furnished or made available, or to be furnished or made available, or statement made, by any Permal Group Member, any of their Affiliates or their respective representatives in connection with the Transactions), and any such other representations or warranties are hereby expressly disclaimed.
ARTICLE VI.
PRE-CLOSING COVENANTS
During the period from the date hereof to the earlier of the Closing or the termination of this Agreement in accordance with Article IX:
Section 6.1.    Conduct of Business.
(a)    Conduct of EnTrust’s Business. Except (i) for the steps provided for in the EnTrust Restructuring Steps (and related actions incidental thereto), (ii) as expressly contemplated in this Agreement or in an Ancillary Document executed prior to the Closing, (iii) as set forth in Section 6.1(a) of the EnTrust Disclosure Schedule or (iv) as expressly consented to in writing by the Permal Contributor, to the extent permitted by the HSR Act or similar antitrust Laws, the EnTrust Contributor shall (and shall cause each EnTrust Entity to): (A) conduct its business in the Ordinary Course of Business, (B) use commercially reasonable efforts to (1) preserve its present business and operations intact, (2) maintain in full force and effect all of its presently existing insurance coverage described in Section 4.26(a) of the EnTrust Disclosure Schedule, or insurance equivalent to such existing coverage, (3) maintain in full force and effect all Permits described on Section 4.12(b) of the EnTrust Disclosure Schedule, (4) keep available the present services of its officers and employees and (5) preserve its rights, franchises, goodwill and relations with clients, investors, customers, landlords, suppliers and others with whom such Person does business and (C) not take any Restricted Action.
(b)    Conduct of Permal’s Business. Except (i) for the steps provided for in the Permal Restructuring Steps (and related actions incidental thereto), (ii) as expressly contemplated in this Agreement or in an Ancillary Document executed prior to the Closing, (iii) as set forth in Section 6.1(b) of the Permal Disclosure Schedule or (iv) as expressly consented to in writing by the EnTrust Contributor, to the extent permitted by the HSR Act or similar antitrust Laws, the Permal Contributor shall (and shall cause each Permal Entity to): (A) conduct its business in the Ordinary Course of Business, (B) use commercially reasonable efforts to (1) preserve its present business and operations intact, (2) maintain in full force and effect all of its presently existing insurance coverage described in Section 5.26(a) of the Permal Disclosure Schedule, or insurance equivalent to such existing coverage, (3) maintain in full force and effect all Permits described on Section 5.12(b) of the Permal Disclosure Schedule, (4) keep available the present services of its officers and employees and (5) preserve its rights, franchises, goodwill and relations with clients, investors, customers, landlords, suppliers and others with whom such Person does business and (C) not take any Restricted Action.

(c)    Conduct of the Company and EP Partners. Prior to the Closing, each of the Company and EP Partners shall not take any actions or incur any Liabilities except as contemplated by the Permal Restructuring Steps and/or the EnTrust Restructuring Steps (as applicable), this Agreement and the Ancillary Documents.
(d)    For purposes of this Agreement, a “Restricted Action” means any of the following actions by a Person:
(i)    amend such Person’s Organizational Documents, split, combine or reclassify any of the capital of such Person, or take any other action affecting the ownership rights in (or control of) such Person;
(ii)    authorize for issuance, issue, sell, deliver or agree to issue, sell or deliver any additional Equity Interests of such Person or its Subsidiaries (or formed a Subsidiary of such Person); or
(iii)    make any distribution or declare (or set aside), pay or effect any dividend, adjustment, split, purchase, redemption, repurchase or acquisition of Equity Interests or make (or set aside) any other distribution thereof, other than cash dividends and distributions consistent with past practice and permitted by such Person’s Organizational Documents and provided that, after giving effect to all such cash dividends and distributions, as of the Closing, such Person will have a sufficient amount of cash to (A) satisfy all of its regulatory capital requirements under applicable Law, (B) comply with any obligation of itself or its Affiliates under Section 6.1(a)(ii) or Section 6.1(b)(ii) and (C) pay off all Closing Indebtedness of such Person and its controlled Affiliates at the Closing (including after giving effect to any payments contemplated by this Agreement or any Ancillary Document);
(iv)    enter into a new line of business unrelated to current business of such Person as currently conducted (or incur or commit to incur any capital expenditures or Liabilities in connection therewith);
(v)    assign, convey, sell, transfer, acquire or purchase the Equity Interests or debt securities of, or a substantial portion of the assets or business of, such Person or any other Person (whether by transfer of Equity Interests, merger, consolidation, reorganization, recapitalization or otherwise), or enter into any Contract, letter of intent or similar arrangement with respect to the foregoing;
(vi)    sell, transfer or otherwise dispose of a material asset (or group of assets) of such Person;
(vii)    cancel or waive any claims or rights of substantial value, or amend or modify the terms related to such claims or rights;
(viii)    make any loan or advance of funds, other than advancements of business expenses to employees in the Ordinary Course of Business;
(ix)    except as required by applicable Law, implement or adopt any material change in accounting or cash management principles, practices or methods;

(x)    fail to maintain such Person’s books, accounts and records in the usual manner on a basis consistent with that heretofore employed;
(xi)    (A) make, revoke or change any material Tax election or file any material Tax Return other than in accordance with past practice and applicable Law, (B) amend any income, franchise or other material Tax Return or (C) settle any Tax claim, assessment or similar controversy or consent to an extension or waiver of the limitation period applying to any Tax;
(xii)    expend funds for capital expenditures of more than $250,000 in the aggregate;
(xiii)    discharge any obligations (including accounts payable and sales Tax) other than on a timely basis in the Ordinary Course of Business or as expressly contemplated herein;
(xiv)    use cash (or cash equivalents) of such Person for any purpose other than (A) distributions permitted by Section 6.1(d)(iii) or (B) in the Ordinary Course of Business and with respect to bona fide payment obligations that are or should be reflected on such Person’s balance sheet as of the applicable time of payment;
(xv)    delay or defer the payment of any notes or accounts payable beyond the date such payable has historically been paid in the Ordinary Course of Business;
(xvi)    accelerate any billing of Clients or other customers or collection of receivables;
(xvii)    other than in the Ordinary Course of Business, enter into, assume, amend, modify or terminate a Material Contract (provided that (A) the Permal Contributor shall provide notice to the EnTrust Contributor if any action is taken pursuant to this clause (xix) by the Permal Contributor or any Permal Entity which does not require the EnTrust Contributor’s consent and (B) the EnTrust Contributor shall provide notice to the Permal Contributor if any action is taken pursuant to this clause (xvii) by the EnTrust Contributor or any EnTrust Entity which does not require the Permal Contributor’s consent);
(xviii)    enter into, assume, amend, modify or terminate any EnTrust Affiliate Contract or Permal Affiliate Contract;
(xix)    enter into, terminate, amend, modify, renew, extend, waive or release any material rights or claims under any contract related to Intellectual Property Rights, sell, assign, transfer or exclusively license to any Person, otherwise dispose of or permit to lapse or become cancelled or abandoned, except for claims abandoned or cancelled in the ordinary course of patent or trademark prosecution, any rights to any Intellectual Property Rights;
(xx)    permit any Senior Manager of such Person to conduct investment management or investment advisory or sub-investment management or subadvisory activities except (A) as part of his or her employment with such Person or its Subsidiaries or (B) managing his or her own investments or the investments of family members in a manner that is (1) in the

Ordinary Course of Business and (2) otherwise permitted under all policies and procedures of such Person, its Affiliates and their Subsidiaries as in effect before the date hereof;
(xxi)    hire any Senior Manager, or terminate any Senior Manager’s employment or engagement, except with the consent of Legg with respect to any Senior Manager of any EnTrust Entity and the consent of Hymowitz with respect to any Senior Manager of any Permal Entity, which consent shall not be unreasonably withheld or delayed;
(xxii)    other than as required by applicable Law and except with the consent of each of the other parties hereto, which consent shall not be unreasonably withheld or delayed, make material changes to the terms and conditions of employment or engagement of any Senior Manager, including with respect to their current compensation, pensions or other benefits, equity awards, equity participation plans, bonuses or other gratuitous amounts;
(xxiii)    other than as required by applicable Law or this Agreement, amend, renew or terminate (or give notice of termination of) a Plan, a Foreign Plan or a U.K. Pension Plan or adopt any new benefit plan or arrangement, pension, share incentive, share option, profit sharing, bonus or other incentive scheme for the benefit of any of its directors, officers or employees;
(xxiv)    announce any redundancies or layoffs or redundancy or layoff terms;
(xxv)    compromise, settle, commence, institute or prosecute any Action (other than any Action relating to the enforcement of rights under this Agreement or any Ancillary Agreement) (A) resulting (or reasonably expected to result) in an obligation to pay more than $250,000 in respect of compromising or settling such Action, (B) in respect of any claim to receive (or for which such Person is reasonably expected to receive) any payment of more than $250,000 in respect of settling of such Action or (C) which is otherwise material to the business of such Person;
(xxvi)    the implementation of any material Integration Action with respect to the Permal Contributed Entities or the EnTrust Contributed Entities (as applicable) that has not been recommended in good faith by Hymowitz (such recommendations not to be unreasonably withheld if requested by the Permal Contributor with respect to Integration Actions for the Permal Contributed Entities) and approved by the Permal Contributor (such approval not to be unreasonably withheld with respect to any good faith recommendation by Hymowitz); or
(xxvii)    commit to take any of the actions referred to in this Section 6.1(b).
Section 6.2.    Efforts to Consummate.
(a)    During the period from the date hereof to the earlier of the Closing or the termination of this Agreement in accordance with Article IX, (A) the Parties, Legg and Hymowitz each agree to use their respective commercially reasonable efforts (subject to those limitations set forth in the proviso to Section 6.3 below) to do (or cause to be done) all actions necessary, proper or advisable in order to cause the fulfillment of the conditions precedent to the obligations of the other Party hereto to consummate (and make effective) the Transactions as promptly as practicable, including (i) the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Transactions and (ii) promptly as practicable making all registrations and filings with, and obtaining all necessary Consents from, all Governmental Authorities (including those in connection with the HSR Act) and taking all reasonable steps as may be necessary or advisable to obtain an approval or waiver from a Governmental Authority, and (B) Legg and Hymowitz each shall as promptly as possible take (or cause to be taken) all actions reasonably necessary, proper or advisable in order to (i) implement the arrangements set forth on Exhibit E-1 and Exhibit E-2, (ii) agree to an Initial Budget and Business Plan in accordance with Exhibit I and (iii) agree to the EnTrust Minimum Net Working Capital Amount and the Permal Minimum Net Working Capital Amount in accordance with Exhibit G.
(b)    At or immediately prior to the Closing, the EnTrust Contributor shall, or shall cause the EnTrust Entities to: (i) terminate the EnTrust Affiliate Contracts and arrangements set forth on Section 6.2(b) of the EnTrust Disclosure Schedule (provided that the EnTrust Entities and EP Partners shall not incur any Liabilities as a result of any such termination), and (ii) satisfy in full all Closing Indebtedness of the EnTrust Entities.
(c)    At or immediately prior to the Closing, the Permal Contributor shall, or shall cause the Permal Entities to: (i) terminate the Permal Affiliate Contracts and arrangements set forth on Section 6.2(c) of the Permal Disclosure Schedule (provided that the Permal Entities and the Company shall not incur any Liabilities as a result of any such termination), and (ii) satisfy in full all Closing Indebtedness of the Permal Entities.
(d)    Prior to the Closing, each of the EnTrust Contributor and the Permal Contributor shall use commercially reasonable efforts to provide to the other party at least three days prior to the Closing (or as soon as reasonably practicable thereafter) the EnTrust Payoff Letters and the Permal Payoff Letters, respectively.
Section 6.3.    Consents Generally. In furtherance and not in limitation of Section 6.2 and Section 6.5, each Party shall use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Authorities required to be filed, effected or obtained by it or that are otherwise necessary or advisable for either of them to consummate the Transactions; provided, however, that (a) no Party shall be required to make any payment to obtain any Consent from a third party (other than a Governmental Authority), (b) no Party shall be required to accept any operational restrictions or take or commit to take any actions that would reasonably be expected to have an adverse effect on the operations, business, assets, liabilities or financial condition of such Party or any of its Affiliates in any material way (after giving effect to the Transactions) and (c) no Party shall agree orally or in writing to any amendments to (or waivers of) any Contract, to any concessions in any commercial arrangements or to any loss of rights (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third-party or Governmental Authority without obtaining the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. The Parties shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in this Section 6.3. The Parties shall supply such reasonable assistance as may be reasonably requested by any other Party in connection with the foregoing in this Section 6.3 and shall promptly provide evidence of all Consents obtained from any Governmental Authorities as and when received.
Section 6.4.    Consents of Governmental Authorities.
(a)    The Permal Contributor and its counsel, on the one hand, and the EnTrust Contributor and its counsel, on the other hand, shall have the right to review in advance (and to have their reasonable comments reflected in) any information relating to the Permal Entities or EnTrust Entities, as the case may be, that appear in any filing consistent with antitrust laws made with, or written materials submitted to, any Governmental Authority in connection with the consummation of the Transactions. If any party or any Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the consummation of the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Notwithstanding the foregoing, subject to applicable Law, with respect to any information relating to or written materials relating to antitrust matters submitted to any Governmental Authority in connection with this Agreement, the Permal Contributor and its counsel, on the one hand, and the EnTrust Contributor and its counsel, on the other hand, shall have their views considered in good faith by the other Contributor and provide counsel for the other Contributor with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party to a Governmental Authority or received from such Governmental Authority in connection with this Agreement. The Parties may also, as each deems reasonably necessary, designate any competitively sensitive material provided to the other under this Section 6.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.
(b)    Each party hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days after the date hereof.
Section 6.5.    Client Consents.
(a)    With respect to each Client of the EnTrust Entities that is not an EnTrust Fund and with respect to each EnTrust Fund, the EnTrust Contributor shall (and shall cause each EnTrust Entity to) take commercially reasonable steps (subject to those limitations set forth in the proviso to Section 6.3 above) to obtain, as promptly as practicable following the date hereof, the Consent of such Client or such EnTrust Fund, as applicable, to the “assignment” of its Investment Advisory Contract or any other Consent required in connection with the consummation of the Transactions as and to the extent required by the terms of such Investment Advisory Contract, any EnTrust Fund’s Organizational Documents, the Advisers Act or any other applicable Law.

(b)    With respect to each Client of the Permal Entities that is not a Permal Fund and with respect to each Permal Fund, the Permal Contributor shall (and shall cause each Permal Entity to) take commercially reasonable steps (subject to those limitations set forth in the proviso to Section 6.3 above) to obtain, as promptly as practicable following the date hereof, any Consent of such Client or such Permal Fund, as applicable, to the Transactions required by the terms of such Client’s Investment Advisory Contract, any Permal Fund’s Organizational Documents, the Advisers Act or any other applicable Law.
Section 6.6.    Access to Information.
(a)    Subject to the terms of Section 6.7, the Permal Contributor shall (and shall cause each Permal Entity to) afford to the EnTrust Contributor and its officers, employees, representatives, counsel and accountants (“Representatives”) reasonable access, upon reasonable prior notice, to the premises, personnel, properties, records, contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and such other aspects of the business of the Permal Entities and Permal Funds as the EnTrust Contributor shall reasonably request; provided, however, that such investigations shall be conducted during normal business hours in a manner which does not unreasonably interfere with the normal operations, Clients and employee relations of any of the Permal Entities or Permal Funds.
(b)    Subject to the terms of Section 6.7, the EnTrust Contributor shall (and shall cause each EnTrust Entity to) afford to the Permal Contributor and its Representatives reasonable access, upon reasonable prior notice, to the premises, personnel, properties, records, contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and such other aspects of the business of the EnTrust Entities and EnTrust Funds as the Permal Contributor shall reasonably request; provided, however, that such investigations shall be conducted during normal business hours in a manner which does not unreasonably interfere with the normal operations, Clients and employee relations of any of the EnTrust Entities or EnTrust Funds.
(c)    Notwithstanding anything to the contrary in this Section 6.6, no Party shall be required to disclose any information if such disclosure would, in the reasonable discretion of such Party: (i) jeopardize any attorney-client privilege of such Party (or its Subsidiary), (ii) contravene any applicable Law or (iii) involve competitively sensitive information, disclosure of which prior to Closing would violate the HSR Act or any similar antitrust Law. All requests for access pursuant to this Section 6.6 shall be submitted or directed to the Permal Contributor (in the case of Section 6.6(a)) or the EnTrust Contributor (in the case of Section 6.6(b)).
Section 6.7.    Confidentiality. Each Party (each a “Recipient Party”) agrees to keep confidential, not to disclose to any Person, and not to use any Confidential Information regarding any other Party (other than disclosure (a) to such Recipient Party’s agents, accountants, legal counsel, advisors or representatives responsible for matters relating to this Agreement and the Ancillary Documents and who need to know such Confidential Information in order to perform such responsibilities hereunder and thereunder in each case on a confidential basis (each such Person being hereinafter referred to as an “Authorized Representative”) and (b) to such Recipient Party’s respective Affiliates and each of their respective stockholders, directors, officers, controlling Persons, partners (limited and general), members, managers and employees in each case on a confidential basis (each such Person being hereinafter referred to as an “Authorized IM Representative”)); provided that such Recipient Party or any of its Authorized Representatives or Authorized IM Representatives may make such disclosure to the extent that (i) the Confidential Information is disclosed in connection with the preparation or filing of such Recipient Party’s tax returns or financial statements, in each case on a confidential basis, (ii) the Confidential Information being disclosed is otherwise generally available to the public, in each case on a confidential basis (except to the extent such disclosure has resulted from a breach of this provision or any other confidentiality restriction), (iii) such disclosure is required by (and only to the extent required by) any governmental body, agency, official or authority having jurisdiction over such Recipient Party, Authorized Representative or Authorized IM Representatives, (iv) such disclosure, based upon the advice of legal counsel of such Recipient Party, Authorized Representative or Authorized IM Representative, is otherwise required by law or statute or (v) the other Parties hereto have given its prior consent thereto and provided, further, that Legg shall not (and shall not permit any controlled Affiliate to) use any Confidential Information of any other Party disclosed to it, directly or indirectly, to compete with the business of the Company and its Subsidiaries. Prior to making any disclosure described in clause (iv) of this Section 6.7, each Recipient Party shall notify the other Parties of such disclosure and of such advice of counsel. Each Recipient Party shall use all commercially reasonable efforts to cause each of its Authorized Representatives and Authorized IM Representatives to comply with the obligations of such Recipient Party under this Section 6.7. In connection with any disclosure described in clauses (iii) or (iv) above, the disclosing Recipient Party shall use all commercially reasonable efforts to cooperate with the Party whose Confidential Information is at issue in seeking any protective order or other appropriate arrangement as such Party may request. Notwithstanding the foregoing, nothing in this Section 6.7 will prevent any Recipient or its Affiliates from (A) complying with their respective accounting or compliance reporting obligations under applicable law or rule of any Governmental Authority, including any reporting obligations arising under the Exchange Act, as amended, or any obligation to comply with ordinary course regulatory exams not targeted specifically at information relating to the Company or any of its Subsidiaries or (B) from utilizing Confidential Information to enforce their rights under any contract. This Section 6.7 shall remain in effect from the date hereof and until the earlier of (a) such time as this Agreement has been terminated in accordance with Article IX or (b) the Closing. For the avoidance of doubt, in the event of the termination of this Agreement any confidential information provided by each Party will be governed by the terms of the Confidentiality Agreement with each Party agreeing to be bound by the terms of the Confidentiality Agreement as though originally a party thereto.
ARTICLE VII.
TAXES
Section 7.1.    Tax Returns.
(a)    Each of the Permal Contributor and the EnTrust Contributor shall prepare and file or cause to be prepared and filed with the relevant Taxing Authorities all Tax Returns required to be filed by or with respect to the Permal Entities or the EnTrust Entities, as applicable, in each case, on or prior to the Closing Date taking into account all validly filed extensions to file such Tax Returns and shall pay or cause to be paid all Taxes shown due on such Tax Returns. Each such Tax Return shall be prepared in a manner that is consistent with the preparation of such Tax Return in prior taxable periods.
(b)    Each of the Permal Contributor and the EnTrust Contributor, as applicable, (the “Preparing Party”) shall provide to the relevant party (the “Reviewing Party”) copies of completed drafts of such Tax Returns described in Section 7.1(a) (and, for the avoidance of doubt, neither the Permal Contributor nor the EnTrust Contributor shall have any obligation to provide any Tax Returns of the Permal Contributor or the EnTrust Contributor to the Reviewing Party) at least twenty (20) days prior to the due date thereof, along with supporting workpapers for review and comments. The Reviewing Party shall provide the Preparing Party with comments no later than ten (10) days before the respective due date of such Tax Returns. The Preparing Party shall make such revisions to such Tax Returns as are reasonably requested by Reviewing Party, although the Preparing Party shall ultimately have the right to make the good faith determination of what is reasonable.
Section 7.2.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the contribution of the Permal Contributed Entities (including pursuant to the Permal Restructuring Steps) shall be paid by the Permal Contributor when due. All Transfer Taxes incurred in connection with the contribution of the EnTrust Contributed Entities (including pursuant to the EnTrust Restructuring Steps) shall be paid by the EnTrust Contributor when due. Each Contributor responsible for a Transfer Tax pursuant to the foregoing shall be responsible for filing any Tax Returns and other documentation that must be filed in connection with such Transfer Taxes, each at its own expense. Each Contributor shall use commercially reasonable efforts to assist with the foregoing and to mitigate any Transfer Taxes due and owing by either Contributor.
Section 7.3.    Tax Indemnity.
(a)    Each of Legg and the Permal Contributor shall, severally and jointly, indemnify and hold harmless the EnTrust Indemnified Parties and the Permal Entities against any Losses attributable to (i) any breach of the representations and warranties contained in Section 5.21 and (ii) any Pre-Closing Tax Liabilities attributable to the Permal Group Members (to the extent not included in the computation of Permal Closing Net Working Capital).
(b)    Each of Hymowitz and the EnTrust Contributor shall, severally and jointly, indemnify and hold harmless the Permal Indemnified Parties and the EnTrust Entities against any Losses attributable to (i) any breach of the representations and warranties contained in Section 4.21 and (ii) any Pre-Closing Tax Liabilities attributable to the EnTrust Group Members (to the extent not included in the computation of EnTrust Closing Net Working Capital).
(c)    Any payments required to be made with respect to any Pre-Closing Tax Liabilities of the Permal Group Members or the EnTrust Group Members or any such breach pursuant to this Section 7.3 shall be paid at least five (5) Business Days before the relevant Tax (or estimated Tax payment) is due.
(d)    For purposes of measuring Losses resulting from any breach of a representation or warranty under this Section 7.3 (but not for purposes of determining whether any such breach has occurred in the first instance), the qualifications as to materiality or Material Adverse Effect contained in such representations and warrants shall not be given effect.
Section 7.4.    Contest Provisions.
(a)    If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment pursuant to Section 7.3, the Permal Contributor, the EnTrust Contributor or the Company, as the case may be, shall give prompt written notice to the Party with the potential indemnity obligation, in writing, of such claim (a “Tax Claim”); provided, however, that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been actually prejudiced as a result of such failure.
(b)    With respect to any Tax Claim relating to a taxable period ending on or prior to the Closing Date, the Indemnifying Party shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits (for the avoidance of doubt, any such Tax payment shall be the sole obligation of and any such Tax refund shall be the sole entitlement of the Indemnifying Party) or contest the Tax Claim in any permissible manner; provided, however, that the Indemnifying Party, which is one of the Contributors, shall not take any action that could result in an increase in the Tax liability of any of the Permal Group Members, the EnTrust Group Members and the Company, as applicable, without the prior written consent of the other Contributor, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not settle or otherwise compromise any Tax Claim without the prior written consent of the other Contributor, not to be unreasonably withheld, conditioned or delayed. Furthermore, the Contributor from the party to be indemnified, and counsel of its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim, and the Indemnifying Party shall inform the other Contributor, reasonably promptly in advance, of the date, time and place of all administrative and judicial conferences, hearings and other proceedings relating to such Tax Claim and shall provide to the other Contributor all information, document requests and responses, proposed notices of deficiency, notices of deficiencies, revenue agents reports, protests, petitions and any other documents relating to such Tax Claim promptly upon receipt from, or in advance of submission to (as the case may be), the relevant Taxing Authority.
Section 7.5.    Purchase Price Allocation. Within ninety (90) days after the Closing Date, the EnTrust Contributor shall prepare and deliver to the Permal Contributor an allocation of the EnTrust Contribution (and any other amounts required to be treated as consideration for Tax purposes) among the EnTrust Contributed Equity Interests and among the assets of each relevant EnTrust Contributed Entity, consistent with the principles set forth on Exhibit K (the “Allocation”). If the Permal Contributor does not notify the EnTrust Contributor of an objection to the EnTrust Contributor’s proposed Allocation as unreasonable within twenty (20) days after delivery thereof, the EnTrust Contributor’s proposed Allocation shall be deemed to be final and binding on the Parties (the “Final Allocation”). If, however, within twenty (20) days after the delivery of the Allocation, the Permal Contributor notifies the EnTrust Contributor in writing that the Permal Contributor objects to the EnTrust Contributor’s proposed Allocation as unreasonable, the EnTrust Contributor and the Permal Contributor shall use commercially reasonable efforts to resolve such dispute within twenty (20) days of the Permal Contributor’s written notification, and the Allocation then agreed to by the EnTrust Contributor and the Permal Contributor shall be deemed the Final Allocation. In the event that the EnTrust Contributor and the Permal Contributor are unable to resolve such dispute within that twenty (20) day period, the dispute shall be resolved by a Neutral Arbitrator and the final determination by such Neutral Arbitrator shall be deemed the Final Allocation; provided that the fees and disbursements of such Neutral Arbitrator shall be borne by the Parties in proportion to the amounts by which their proposals differ from the final determination of the Neutral Arbitrator. Unless otherwise required by applicable Law, the Parties to this Agreement shall report, act and file all Tax Returns and information reports in a manner consistent with the Final Allocation.
Section 7.6.    Tax Treatment.
(a)    The Parties hereto intend to and shall, for U.S. federal (and, to the extent applicable, state, local and non-U.S.) income Tax purposes, treat the transactions contemplated by this Agreement as follows:
(i)    the transactions described in Steps 1, 2 and 3(a) of the EnTrust Restructuring Steps as a Section 368(a)(1)(F) reorganization described in Revenue Ruling 2008-18;
(ii)    upon the contribution of the membership interests in EnTrust Partners LLC by Hymowitz and FOF Management GP in exchange for interests in EP Partners pursuant to Steps 4 and 5 of the EnTrust Restructuring Steps, EP Partners shall be treated as a continuation of EnTrust Partners LLC under Section 708 of the Code;
(iii)    the distribution described in Step 6 of the EnTrust Restructuring Steps and the contribution described in Step 7 of the EnTrust Restructuring Steps shall each be disregarded for U.S. federal income tax purposes;
(iv)    any payments of EnTrust Restructuring Charges, transaction expenses of the EnTrust Contributor under Section 12.4 (including but not limited to the Horowitz retirement payment, Goldman Sachs fee and bonus payments), unamortized debt financing expenses and any related expenses to be funded from the Cash Amount, to the extent deductible for applicable Tax purposes, are intended to be reflected as deductions on the Tax Returns of the Contributed EnTrust Entities for their Pre-Closing Tax Periods, but to the extent they are treated as incurred by the Company or one of its Subsidiaries for a taxable period ending after the Closing Date, such payments shall be treated as a capital contribution by the Hymowitz

Member to the Company (and then to such Subsidiary), and all such deductions shall be specially allocated to the Hymowitz Member;
(v)    the transfer described in Step 3B of the Permal Restructuring Steps shall be disregarded for U.S. federal income tax purposes;
(vi)    the transfer described in Step 3C of the Permal Restructuring Steps shall be treated as a contribution of the interests in Permal Investment Management Services, Limited and Alma Capital Paris SAS into Permal Group Holdings Ltd. in exchange for a partnership interest, as described in Section 721 of the Code;
(vii)    upon the contribution of the interests in Permal Group Holdings Ltd. in exchange for interests in the Company pursuant to Step 4 of the Permal Restructuring Steps, the Company shall be treated as a continuation of Permal Group Holdings Ltd. under Section 708 of the Code;
(viii)    the contribution of the relevant portion of the EnTrust Contributed Equity Interests by the EnTrust Contributor in exchange for Company Common LLC Shares pursuant to Section 2.1(a) shall be treated as a contribution of partnership interests in the Contributed EnTrust Entities (except for EnTrust Partners LLC), all of which are treated as partnerships for US federal income tax purposes, into the Company in exchange for a partnership interest, as described in Section 721 of the Code, and a technical termination of those partnerships pursuant to Section 708(b)(1)(B) of the Code;
(ix)    the sale of the Company Common LLC Shares, FOF Common LLC Units and EP Partners LLC Units by the EnTrust Contributor for the Cash Amount shall be treated as a sale of such Company Common LLC Shares, FOF Common LLC Units and EP Partners LLC Units to the Permal Contributor; and
(x)    the contribution of the interests in the Company by Permal Group Limited, Permal UK Ltd. and Permal Group Holdings LLC to the Permal Contributor in exchange for interests in the Permal Contributor pursuant to Step 7 of the Permal Restructuring Steps shall be treated as a contribution of partnership interests in the Company into the Permal Contributor in exchange for a partnership interest, as described in Section 721 of the Code, and when combined with the transaction described in clause (ix) above, a technical termination of the Company pursuant to Section 708(b)(1)(B) of the Code.
(b)    None of the parties hereto shall take any position inconsistent with the Tax treatment described in this Section 7.6 in any context, including in the preparation or filing of any Tax Return, the defense of any audit, assessment or other tax-related proceeding or litigation, or otherwise, unless required by applicable Law.
Section 7.7.    Assistance and Cooperation. Each of the Permal Contributor and the EnTrust Contributor shall provide the other Contributor with such assistance as may be reasonably requested in connection with (a) the filing of any Tax Returns of the Permal Group Members and the EnTrust Group Members, as applicable and (b) any audit, litigation or other proceeding with respect to Taxes of the Permal Group Members and the EnTrust Group Members, as applicable. Such cooperation shall include the retention and (upon the other

Contributor’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
Section 7.8.    Maintenance of Books and Records. The Company shall retain all books and records with respect to tax matters pertinent to the Company, the Permal Contributed Equity Interests and the EnTrust Contributed Equity Interests relating to any tax periods and shall abide by all record retention agreements entered into with any Taxing Authority, and shall give each of the Permal Contributor and the EnTrust Contributor reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period and, if either the Permal Contributor or the EnTrust Contributor so requests, the Company shall allow the Permal Contributor or the EnTrust Contributor, as the case may be, to take possession of such books and records. Subject to Section 10.3(f), all administrative expenses attributable to the formation and maintenance of Holdco (and any other costs or expenses related to Holdco to the extent such costs or expenses would not have been borne by the owner(s) of Holdco if such owner had held interests in the Company directly) shall be paid by the Company from and after the Closing.
Section 7.9.    Tax Refunds.
(a)    Except as provided in Section 7.9(b), (i) the Permal Contributor shall be entitled to any refunds (including interest received thereon) in respect of any Taxes for which Legg or the Permal Contributor has agreed to indemnify the EnTrust Indemnified Parties or the Permal Entities pursuant to Section 7.3(a) (to the extent such refunds are not included in the computation of Permal Closing Net Working Capital), and (ii) the EnTrust Contributor shall be entitled to any refunds (including interest received thereon) in respect of any Taxes for which Hymowitz or the EnTrust Contributor has agreed to indemnify the Permal Indemnified Parties or the EnTrust Entities pursuant to Section 7.3(b) (to the extent such refunds are not included in the computation of EnTrust Closing Net Working Capital). Nothing in this Section 7.9(a) will preclude the Company or any of its Subsidiaries from making an election under Section 172(b) of the Code or any comparable provision of Tax law or regulations for any taxable year beginning after the Closing Date.
(b)    If the Company or any of its Subsidiaries becomes entitled to a refund of Taxes described in clauses (i) or (ii) of Section 7.9(a), and such refund (or any portion thereof) is attributable solely to the carryback of losses of the Company and its Subsidiaries, as the case may be, from a taxable period (or portion thereof) beginning after the Closing Date, the Company may, with the consent of the Hymowitz Member in the case of an EnTrust Entity, file a claim for a refund with respect to such losses and the Company will be entitled to retain the amount of any such refund received (together with interest thereon).
Section 7.10.    Tax Covenant. On or before the Closing Date, the EnTrust Contributor shall deliver evidence reasonably satisfactory to the Permal Contributor that the following entities are classified as partnerships or disregarded entities for U.S. federal income tax purposes: EnTrust Capital (UK) LLP and EnTrust Middle East Ltd. On or before the Closing Date, the Permal Contributor shall deliver evidence reasonably satisfactory to the EnTrust

Contributor that the following entities are classified as partnerships or disregarded entities for U.S. federal income tax purposes: Permal Group Holdings Ltd. and Permal Group SAS.
Section 7.11.    Organization of the EnTrust Contributor. At least twenty (20) days before the Closing Date, Hymowitz shall provide the Permal Contributor with a draft limited liability company agreement of the EnTrust Contributor (to be effective as of the Closing Date) for review and comment and shall make such revisions as are reasonably requested by the Permal Contributor in order for the EnTrust Contributor to be treated as a body corporate with ordinary share capital for UK tax purposes.
ARTICLE VIII.
CONDITIONS TO CLOSING
Section 8.1.    Mutual Conditions. The obligations of the Parties to consummate the Transactions are subject to the fulfillment as of the Closing, of the following conditions:
(a)    No Injunction. No court or other Governmental Authority shall have issued an order, injunction, decree or judgment, and there shall be no Action threatened in writing by any Governmental Authority or pending before a court or other Governmental Authority, restraining, enjoining, materially delaying or otherwise prohibiting consummation of the Transactions. No court or other Governmental Authority shall have promulgated, entered or issued, or determined to be applicable to this Agreement, any applicable Law making the consummation of the Transactions illegal, and no proceeding with respect to the application of any such applicable Law shall be pending.
(b)    Governmental Approvals. All the Consents of the Governmental Authorities set forth on Section 8.1(b) of the Permal Disclosure Schedule and Section 8.1(b) of the EnTrust Disclosure Schedule shall have been obtained.
(c)    Antitrust. All applicable waiting periods (including any extensions thereof) under the HSR Act shall have expired or been terminated.
Section 8.2.    Conditions to the Permal Contributor’s Obligations. The obligations of the Permal Contributor to consummate the Transactions are subject to the satisfaction as of the Closing of the following conditions (any one or more of which may be waived in writing by the Permal Contributor in its sole discretion):
(a)    Representations and Warranties. The representations and warranties made by the EnTrust Contributor (i) that are Fundamental Representations shall be true and correct in all material respects as of the Closing with the same effect as though made on and as of the Closing and (ii) that are contained in Article IV, other than the Fundamental Representations, shall be true and correct in all respects as of the Closing with the same effect as though made on and as of the Closing, except, in the case of foregoing clause (ii), for breaches or inaccuracies of representations or warranties that do not (individually or in the aggregate) have a Material Adverse Effect.

(b)    Covenants. Each of the covenants, agreements and obligations of the EnTrust Contributor contained in this Agreement and required to be performed or complied with by the EnTrust Contributor, any EnTrust Entity or Hymowitz, as applicable, on or before the Closing shall have been performed or complied with in all material respects (provided that with respect to covenants, agreements and obligations that are qualified by materiality, the EnTrust Contributor, any EnTrust Entity or Hymowitz, as applicable, shall have performed or complied with such covenants, agreements and obligations as so qualified, in all respects).
(c)    Hymowitz Services Agreement. The Hymowitz Services Agreement shall not have been cancelled or rescinded by Hymowitz and shall remain enforceable against Hymowitz as of the Closing Date and shall, upon the Closing, become effective in accordance with the terms thereof and hereof, and Hymowitz shall be ready, willing and able to commence engagement pursuant to the terms and conditions of Hymowitz Services Agreement immediately upon the occurrence of the Closing.
(d)    UCC-3’s; Payoff Letters. At or prior to the Closing, the Permal Contributor shall have received duly executed payoff letters (“EnTrust Payoff Letters”) or UCC-3 termination statements and other terminations, pay-offs and/or releases evidencing the satisfaction in full of all Closing Indebtedness of the EnTrust Entities (in each case, in form and substance reasonably satisfactory to the Permal Contributor) or, at the EnTrust Contributor’s option, (i)(A) assignments, necessary to terminate, release or assign, as the case may be, all Liens on the EnTrust Contributed Equity Interests and the properties and assets of the EnTrust Entities and (ii)(B) evidence of the complete satisfaction in full of all Closing Indebtedness of the EnTrust Entities.
(e)    Consents and Approvals. Each EnTrust Entity (i) shall have made all filings or declarations, provided all notices, obtained all authorizations, consents, waivers, approvals or exemptions, and taken all other actions required to be made, provided, obtained or taken by such EnTrust Entity to consummate the Transactions, in each case, as set forth on Section 8.2(e) of the EnTrust Disclosure Schedule and (ii) shall have delivered true, complete and correct copies of such filings, declarations, notices, authorizations, consents, waivers, approvals, exemptions and evidence of such other actions to the Permal Contributor.
(f)    EnTrust Restructuring Steps. The pre-Closing steps of the EnTrust Restructuring Steps shall have occurred, with any such changes to the pre-Closing steps of the EnTrust Restructuring Steps as the Permal Contributor shall agree in writing.
(g)    Certificate. The EnTrust Contributor shall have delivered to the Permal Contributor a certificate of the EnTrust Contributor, executed by an executive officer of the EnTrust Contributor, stating that the conditions set forth in Sections 8.2(a), (b), (c) and (d) have been completed.

(h)    Tax Deliveries. The EnTrust Contributor shall have delivered to the Permal Contributor a properly executed certificate, dated as of the Closing Date, reasonably satisfactory to the Permal Contributor and that complies with Section 1445 of the Code and U.S. Treasury Regulation section 1.1445-2, establishing that the EnTrust Contributor is exempt from withholding any amount under this Agreement pursuant to U.S. Treasury Regulation section 1.1445-2, provided, however, that the Permal Contributor’s only recourse for the EnTrust Contributor’s failure to provide such certificate or any defect in such certificate shall be the ability to withhold tax under this Agreement as required by applicable Law.
(i)    Affiliate Transactions. The Permal Contributor shall have received evidence reasonably satisfactory to the Permal Contributor of the termination of each EnTrust Affiliate Contract and arrangements set forth on Section 6.2(b) of the EnTrust Disclosure Schedule.
(j)    Operating Agreements. Each of the Company Operating Agreement, the EP Partners Operating Agreement and the FOF Operating Agreement shall have been duly executed and delivered by each party thereto (other than the Permal Contributor and any applicable Affiliates).
(k)    Additional Deliveries. The Permal Contributor shall have received, and the EnTrust Contributor shall have delivered or caused to be delivered or complied with, as applicable, all of the items set forth in Section 3.3 of the Agreement.
Section 8.3.    Conditions to the EnTrust Contributor’s Obligations. The obligations of the EnTrust Contributor to consummate the Transactions are subject to the satisfaction as of the Closing, of the following conditions (any one or more of which may be waived in writing by the EnTrust Contributor in his sole discretion):
(a)    Representations and Warranties. The representations and warranties made by the Permal Contributor (i) that are Fundamental Representations shall be true and correct in all material respects as of the Closing with the same effect as though made on and as of the Closing and (ii) that are contained in Article V, other than Fundamental Representations, shall be true and correct in all respects as of the Closing with the same effect as though made on and as of the Closing, except, in the case of foregoing clause (ii), for breaches or inaccuracies of representations or warranties that do not have a Material Adverse Effect (individually or in the aggregate).
(b)    Covenants. Each of the covenants, agreements and obligations of the Permal Contributor or the Company contained in this Agreement and required to be performed or complied with by the Permal Contributor, any Permal Entity or the Company, as applicable, on or before the Closing shall have been performed or complied with in all material respects (provided that with respect to covenants, agreements and obligations that are qualified by materiality, the Permal Contributor and the Company shall have performed or complied with such covenants, agreements and obligations as so qualified, in all respects).
(c)    UCC-3s; Payoff Letters. At or prior to the Closing, the EnTrust Contributor shall have received duly executed payoff letters (“Permal Payoff Letters”) or UCC-

3 termination statements and other terminations, pay-offs and/or releases evidencing the satisfaction in full of all Closing Indebtedness of the Permal Entities (in each case, in form and substance reasonably satisfactory to the EnTrust Contributor) or, at the Permal Contributor’s option, (i)(A) assignments, necessary to terminate, release or assign, as the case may be, all Liens on the Permal Contributed Equity Interests and the properties and assets of the Permal Contributed Entities and (B) evidence of the complete satisfaction in full of all Closing Indebtedness of the Permal Entities.
(d)    Consents and Approvals. Each Permal Entity (i) shall have made all filings or declarations, provided all notices, obtained all authorizations, consents, waivers, approvals or exemptions, and taken all other actions required to be made, provided, obtained or taken by such Permal Entity to consummate the transactions, in each case, as set forth on Section 8.3(b) of the Permal Disclosure Schedule and (ii) shall have delivered true, complete and correct copies of such filings, declarations, notices, authorizations, consents, waivers, approvals, exemptions and evidence of such other actions to the EnTrust Contributor.
(e)    Permal Restructuring Steps. The pre-Closing steps of the Permal Restructuring Steps shall have occurred, with any such changes to the pre-Closing steps of the Permal Restructuring Steps as the Permal Contributor shall agree in writing.
(f)    Certificates. The Permal Contributor shall have delivered to the EnTrust Contributor a certificate of the Permal Contributor, executed by an executive officer of the Permal Contributor, stating that the conditions set forth in Sections 8.3(a), (b), (c) and (d) have been completed.
(g)    Tax Deliveries. The Permal Contributor shall have delivered to the EnTrust Contributor a properly executed certificate, dated as of the Closing Date, reasonably satisfactory to the EnTrust Contributor and that complies with Section 1445 of the Code and U.S. Treasury Regulation section 1.1445-2, establishing that the Permal Contributor is exempt from withholding any amount under this Agreement pursuant to U.S. Treasury Regulation section 1.1445-2, provided, however, that the EnTrust Contributor’s only recourse for the Permal Contributor’s failure to provide such certificate or any defect in such certificate shall be the ability to withhold tax under this Agreement as required by applicable Law.
(h)    Affiliate Transactions. The EnTrust Contributor shall have received evidence reasonably satisfactory to the EnTrust Contributor of the termination of each Permal Affiliate Contract and arrangements set forth on Section 6.2(c) of the Permal Disclosure Schedule.
(i)    Operating Agreements. Each of the Company Operating Agreement, EP Partners Operating Agreement and FOF Operating Agreement shall have been duly executed and delivered by each party thereto (other than EnTrust Contributor and its Affiliates).
(j)    Tax Sharing Arrangement. The Tax Sharing Arrangement, in accordance with the terms set forth on Exhibit J and otherwise in form and substance reasonably satisfactory to the EnTrust Contributor shall have been duly entered into by each party thereto.

(k)    Deliveries. The EnTrust Contributor shall have received, and the Permal Contributor shall have delivered or caused to be delivered or complied with, as applicable, all of the items set forth in Section 3.3 of this Agreement.
ARTICLE IX.
TERMINATION
Section 9.1.    Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to Closing:
(a)    by mutual written consent of the Contributors;
(b)    by either the EnTrust Contributor or the Permal Contributor on or after September 30, 2016 (such date, being the “End Date”) by written notice to the other, if the Closing has not occurred by 11:59 PM, Eastern time, on such End Date; provided, further, however, that (i) the EnTrust Contributor shall not be entitled to terminate pursuant to this clause (b) if the EnTrust Contributor has materially breached this Agreement and such breach has prevented or delayed the consummation of the Closing and (ii) the Permal Contributor shall not be entitled to terminate pursuant to this clause (b) if the Permal Contributor or the Company has materially breached this Agreement and such breach has prevented or delayed the consummation of the Closing;
(c)    by either the EnTrust Contributor or the Permal Contributor, by written notice to the other, if any court of competent jurisdiction or any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable;
(d)    by the Permal Contributor, by written notice to the EnTrust Contributor, if the EnTrust Contributor has materially breached any of his or its representations, warranties or obligations in this Agreement such that the conditions to the Permal Contributor’s obligation to consummate Closing as set forth in Section 8.1 and Section 8.2 would not be capable of being satisfied, and such breach has not been waived by the Permal Contributor or cured (to the extent curable) by the EnTrust Contributor within thirty (30) days after receipt by the EnTrust Contributor of notice of the breach; provided that, in each case, the Permal Contributor has performed and complied in all material respects with its representations, warranties, covenants and obligations required by this Agreement to have been performed or complied with prior to its delivery of such notice; or
(e)    by the EnTrust Contributor, by written notice to the Permal Contributor, if the Permal Contributor has materially breached any of his or its representations, warranties or obligations in this Agreement such that the conditions to the EnTrust Contributor’s obligation to consummate Closing as set forth in Section 8.1 and Section 8.3 would not be capable of being satisfied, and such breach has not been waived by the EnTrust Contributor or cured (to the extent curable) by the Permal Contributor within thirty (30) days after receipt by the Permal Contributor of notice of the breach; provided that, in each case, the EnTrust Contributor has performed and complied in all material respects with its representations, warranties, covenants and obligations required by this Agreement to have been performed or complied with prior to its delivery of such notice.
Section 9.2.    Effects of Termination. In the event of valid termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no further force and effect, except for the provisions of Section 2.5 (solely with respect to the obligations set forth in Section 2.5(a)(i) and Section 2.5(b)(i)), Section 6.7 (Confidentiality), this Article IX (Termination) and Article XII (Miscellaneous) and any related definitional provision set forth in Article I (Definitions), and there shall be no Liability on the part of the Permal Contributor, on the one hand, or the EnTrust Contributor, on the other hand, to one another, except for intentional breaches of this Agreement prior to the time of such termination.
ARTICLE X.
INDEMNIFICATION
Section 10.1.    Survival. (a) The Fundamental Representations shall survive the Closing and continue in full force and effect indefinitely, (b) the representations and warranties set forth in Section 4.21 (Tax Matters), Section 4.23 (Employee Benefit Plans), Section 5.21 (Tax Matters) and Section 5.23 (Employee Benefit Plans) (the “Tax and Employee Benefit Plans Representations”) shall survive the Closing and continue in full force and effect through the date that is sixty (60) days following the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions), (c) all other representations and warranties contained in this Agreement, each certification made in a certificate delivered by (or on behalf of) the Permal Contributor or the EnTrust Contributor at Closing pursuant to Article VIII (which certifications shall be deemed representations and warranties to the other made pursuant to Article IV or Article V, respectively) and the covenants contained in Section 6.1(a), Section 6.1(b) and Section 6.1(c)) shall, in each such case, survive the Closing and continue in full force and effect until the date that is eighteen (18) months after the Closing, (d) all covenants and agreements contained in this Agreement (other than those contained in Section 6.1(a), Section 6.1(b) and Section 6.1(c)) that, by their express terms, survive for a period expressly set forth herein shall survive for such period and (e) all other covenants and agreements hereunder shall survive the Closing and continue in full force and effect until fully discharged (each such period set forth in this Section 10.1, a “Survival Period”). The foregoing notwithstanding, any Loss which results from fraud may be asserted at any time following Closing. The parties specifically and unambiguously intend that the Survival Periods set forth in this Section 10.1 shall replace any statute of limitations that would otherwise be applicable and, subject to Section 10.3(c), any corresponding indemnity obligation shall terminate concurrently with the expiration of such applicable Survival Period.
Section 10.2.    Indemnification.
(a)    Indemnification by the EnTrust Contributor. Subject to the provisions of this Article X, from and after the Closing, each of Hymowitz and the EnTrust Contributor shall, severally and jointly indemnify, defend and hold harmless each Permal Indemnified Party from and against any and all Losses that such the Permal Contributor Indemnified Party shall incur, suffer, sustain or become subject to, arising from, based on or resulting from: (i) any breach of the representations and warranties of the EnTrust Contributor set forth in Article IV, provided that, for purposes of measuring Losses resulting from any such breach under this Article X (but not for purposes of determining whether any such breach has occurred in the first instance), the qualifications as to materiality or Material Adverse Effect contained in such representations and warrants shall not be given effect (other than in the case of those representations and warranties contained in Section 4.11, which shall be given such effect in measuring Losses), (ii) any breach of any agreement or covenant of the EnTrust Contributor in this Agreement (including Section 6.1(a)), (iii) any Closing Indebtedness of the EnTrust Entities, (iv) any EnTrust Restructuring Charges or (v) any of the Permal Indemnified Parties’ enforcement of their rights under this Section 10.2(a). Notwithstanding the foregoing, indemnification for any breach of the representations and warranties set forth in Section 5.21 (Tax Matters) shall be governed by Article VII rather than this Article X.
(b)    Indemnification by the Permal Contributor. Subject to the provisions of this Article X, from and after the Closing, each of Legg and the Permal Contributor shall, severally and jointly, indemnify, defend and hold harmless each EnTrust Indemnified Party, from and against any and all Losses that such EnTrust Indemnified Party shall incur, suffer, sustain or become subject to, arising from, based on or resulting from (i) any breach of the representations and warranties made by the Permal Contributor set forth in Article V, provided that, for purposes of measuring Losses resulting from any such breach under this Article X (but not for purposes of determining whether any such breach has occurred in the first instance), the qualifications as to materiality and Material Adverse Effect contained in such representations and warrants shall not be given effect (other than in the case of those representations and warranties contained in Section 5.11, which shall be given such effect in measuring Losses), (ii) any breach of any agreement or covenant of the Permal Contributor or the Company in this Agreement (including Section 6.1(b)), (iii) any Closing Indebtedness of the Permal Entities, (iv) any Permal Restructuring Charges, (v) any of the EnTrust Indemnified Parties’ enforcement of their rights under this Section 10.2(b) or (vi) subject to Section 10.3(f), Hymowitz’s indirect holding of his interest in the Company through Holdco (to the extent such Losses are not payable by the Company pursuant to Section 7.8), and the use of PIMS Cayco as a holding company for Permal Investment Management Services, Ltd. Notwithstanding the foregoing, indemnification for any breach of the representations and warranties set forth in Section 4.21 (Tax Matters) shall be governed by Article VII rather than this Article X.
Section 10.3.    Limitations. The indemnification provided for in this Article X is subject to the following limitations:
(a)    Hymowitz and the EnTrust Contributor shall not be liable to the Permal Contributor Indemnified Parties for any Losses (i) for which indemnity is claimed under Section 10.2(a)(i) (A) unless and until the aggregate amount of indemnifiable Losses that may be recovered, collectively, by all Permal Indemnified Parties exceeds $8,700,000 (the “EnTrust Deductible”) and then only to the extent of such excess or (B) in excess of $217,500,000 in the aggregate (the “EnTrust Contributor Cap”) or (ii) for which indemnity is claimed under Section 10.2(a) in excess of $870,000,000 in the aggregate (the “EnTrust Ultimate Cap”); provided that the EnTrust Contributor Deductible and the EnTrust Contributor Cap shall not limit indemnification with respect to Losses resulting from breaches of any Fundamental Representation or any Tax and Employee Benefit Plans Representation.
(b)    Legg and the Permal Contributor shall not be liable to the EnTrust Contributor Indemnified Parties for any Losses (i) for which indemnity is claimed under Section 10.2(b)(i) (A) unless and until the aggregate amount of indemnifiable Losses that may be recovered, collectively, by all EnTrust Indemnified Parties exceeds $5,500,000 (the “Permal Deductible” and together with the EnTrust Deductible, the “Deductible”) and then only to the extent of such excess or (B) in excess of $137,500,000 in the aggregate (the “Permal Contributor Cap”) or (ii) for which indemnity is claimed under Section 10.2(a) in excess of $550,000,000 in the aggregate (the “Permal Ultimate Cap”); provided that the Permal Contributor Deductible and the Permal Contributor Cap shall not limit indemnification with respect to Losses resulting from breaches of any Fundamental Representation or any Tax and Employee Benefit Plans Representation.
(c)    Neither Hymowitz and the EnTrust Contributor nor Legg and the Permal Contributor shall have any obligations under Section 10.2(a) or Section 10.2(b), as the case may be, from and after the expiration (if any) of the applicable Survival Period; provided that any claim for indemnification made by a Permal Indemnified Party or EnTrust Indemnified Party under Section 10.2(a) or Section 10.2(b), as the case may be, in accordance with the terms of this Article X prior to the expiration of the applicable Survival Period will survive beyond the applicable Survival Period until such claim is finally and conclusively resolved pursuant to the terms hereof.
(d)    Hymowitz and the EnTrust Contributor shall not be obligated to indemnify the Permal Indemnified Parties under this Article X against any Losses as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability (on a dollar-for-dollar basis) is indemnified pursuant to Article VII.
(e)    Legg and the Permal Contributor shall not be obligated to indemnify the EnTrust Indemnified Parties under this Article X against any Losses as a result of, or based upon or arising from, any claim or liability to the extent such claim or liability (on a dollar-for-dollar basis) is indemnified pursuant to Article VII.
(f)    Unless the EnTrust Contributor agrees otherwise in writing, Legg and the Permal Contributor shall be obligated to indemnify the EnTrust Indemnified Parties under Section 10.2(b)(vi) (and the Company shall be obligated to make payments pursuant to Section 7.8) only if, at all times from and after Holdco’s formation, (i) Holdco is organized as a Delaware limited liability company, (ii) Holdco does not, without the consent of Legg (not to be unreasonably withheld), amend its operating agreement or its other constituent documents or enter into any other agreements, (iii) Holdco is classified as a partnership or disregarded entity of Hymowitz for U.S. federal income and applicable U.S. state and local income tax purposes, (iv) Holdco conducts no activities other than directly holding an interest in the Company (or a successor thereto or any related entities) and any activities directly resulting therefrom, (v) the equity interests in Holdco are directly held by Hymowitz and Hymowitz Grantor Retained Annuity Trust or any Permitted Transferees (as defined in the Company Operating Agreement) and (vi) Holdco has not breached its obligations set forth in Section 11.12 of the Company

Operating Agreement; provided, that any actions taken pursuant to Section 11.12 of the Company Operating Agreement shall not constitute a breach of clauses (i) – (v) above. Furthermore, Legg and the Permal Contributor shall not be obligated to indemnify the EnTrust Indemnified Parties under Section 10.2(b)(viii) to the extent that any applicable Loss is caused by an unreasonable action or failure to act (or any unreasonable delay in acting) by any EnTrust Indemnified Party, except to the extent pursuant to Section 11.12 of the Company Operating Agreement.
Section 10.4.    Third-Party Claims.
(a)    In the event that any Action or written claim or demand, for which an Indemnifying Party may have liability to any Indemnified Party hereunder (except any such claim or demand related to Taxes which shall be determined according to Section 7.4), is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) Business Days following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party of such Third-Party Claim, together with a statement of any readily available information regarding such Third-Party Claim (a “Claim Notice”); provided that the failure to timely give a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually and materially prejudiced by such failure.
(b)    Any Indemnifying Party shall have the right (but not the obligation) to participate in the defense of a Third-Party Claim giving rise to an Indemnified Party’s claim for indemnification hereunder at such Indemnifying Party’s expense, and at its option (subject to the limitations set forth below) shall have the right to investigate, contest or assume the defense thereof (including as it relates to the posting of any bond or the making of any guarantee in connection with such defense) by appointing a reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided, that prior to the Indemnifying Party being entitled to control such defense, the Indemnifying Party shall (i) first demonstrate to the Indemnified Party in writing (A) the Indemnifying Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Third-Party Claim (after giving effect to the applicable limitations on indemnification in Section 10.3) and (B) that, assuming the Indemnifying Party were to become obligated to indemnify the Indemnified Party hereunder in respect of the estimated amount of the Loss relating to such Third-Party Claim (reasonably determined by the Indemnifying Party based upon all of the information pertaining to the Third-Party Claim available at such time, and with such determination reasonably acceptable to the Indemnified Party), the Indemnifying Party (after giving effect to any applicable limitations on indemnification in Section 10.3) would be responsible for a greater portion of the Loss than the Indemnified Party in the event such proceeding were determined in an adverse manner to the Indemnifying Party and the Indemnified Party and (ii) unconditionally agree in writing to be fully responsible for all Losses indemnifiable pursuant to this Article X relating to such proceeding (and, in the absence of such documentation and agreement provided for in the foregoing clauses (i) and (ii), the Indemnified Party shall be entitled to control such defense); and provided, further, that:

(1)    The Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel (I) that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense (assuming reasonably prompt notice of the claim was given to the Indemnifying Party) or (II) retained because a conflict of interest exists between the Indemnifying Party and the Indemnified Party, each of which, notwithstanding the foregoing, shall be borne by the Indemnifying Party);
(2)    The Indemnified Party shall be entitled, but is under no obligation, to assume control of such defense of (and the Indemnifying Party shall be responsible for the fees and expenses of counsel retained by the Indemnified Party in respect of) the Third-Party Claim if: (I) such Third-Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, provided that in such event (a) the Indemnified Party shall not enter into any settlement of a such Third-Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, delayed or conditioned) and (b) the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel of its choice for such purpose (provided, that the fees and expenses of such separate counsel shall be borne by the Indemnifying Party), (II) such Third-Party Claim seeks an injunction or equitable relief against the Indemnified Party, (III) a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to the Third-Party Claim or (IV) the Indemnifying Party fails or is failing to reasonably, vigorously defend such Third-Party Claim;
(3)    If the Indemnifying Party controls the defense of any Third-Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) before entering into any settlement of such Third-Party Claim or ceasing to defend such Third-Party Claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly and unconditionally release the Indemnified Party from all Liabilities and other Losses with respect to such Third-Party Claim, without prejudice;
(4)    If the Indemnified Party controls the defense of any Third-Party Claim, the Indemnified Party may settle such Third-Party Claim with the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).
Section 10.5.    Investigation. The representations and warranties in this Agreement (or any instrument or other document furnished pursuant to this Agreement) shall in no event be affected by (a) any investigation, inquiry or examination made for or on behalf of any Party to whom such representations or warranties are made, (b) the Knowledge of such Party or (c) the acceptance by such Party of any instrument or other document hereunder.

Section 10.6.    Payment.
(a)    In the event a claim for indemnification under this Article X, and the amount of Losses therefor, has been finally determined, the amount of such Losses shall be paid by the Indemnified Party within five (5) days of such final determination as follows:
(i)    if Legg or the Permal Contributor is the Indemnifying Party in respect of such claim, then the amount of such Losses shall be paid by, or on behalf of, Legg or the Permal Contributor to the applicable EnTrust Indemnified Party by wire transfer of immediately available funds to one (1) or more accounts designated in writing by the EnTrust Contributor; and
(ii)    if Hymowitz or the EnTrust Contributor is the Indemnifying Party in respect of such claim, then the amount of such Losses shall be paid by, or on behalf of, Hymowitz or the EnTrust Contributor to the applicable Permal Indemnified Party by wire transfer of immediately available funds to one (1) or more accounts designated in writing by the Permal Contributor.
(b)    A claim for indemnification hereunder, and the amount of Losses therefor, shall be deemed to be “finally determined” for purposes of this Article X when the applicable Indemnified Party and Indemnifying Party have so determined by mutual agreement or, if disputed, when an Order has been entered into with respect to such proceeding and such Order is final and not subject to appeal (including by passage of time after which an appeal is no longer permitted), as the case may be.
Section 10.7.    Exclusive Remedy. The parties acknowledge and agree that, except as provided for in Section 11.2 (Restrictive Covenants), Article VII (Taxes), Section 12.14 (Specific Performance) or, in the case of fraud, following the Closing, the indemnification provisions of this Article X shall be the sole and exclusive remedies of the parties for monetary damages arising out of any breach of the representations and warranties contained in this Agreement and for any breach of any covenants and agreements contained in this Agreement.
Section 10.8.    Tax Treatment. Any indemnification payments made pursuant to this Article X or Article VII shall be treated as an adjustment to the Cash Amount or as a capital contribution to the Company unless otherwise required by applicable Law. To the extent necessary to avoid any adverse Tax consequence to the Company or its Subsidiaries, Hymowitz, the EnTrust Contributor, Legg and the Permal Contributor shall cooperate to structure any indemnity payment pursuant to this Article X or Article VII to minimize any Tax liability of the Permal Entities or EnTrust Entities, including by making the payment as a capital contribution or series of capital contributions to the Company and its Subsidiaries.

ARTICLE XI.
POST-CLOSING COVENANTS
Section 11.1.    Further Assurances.
(a)    Following the Closing, upon the reasonable request of any Party or Parties, the other Parties, as the case may be, agree to promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as may be reasonably requested to effectuate the purposes of this Agreement and the Transactions.
(b)    If any consent, waiver, approval, exemption or other action contemplated by Section 8.2(e) or Section 8.3(b) is not obtained as of the Closing, and the Permal Contributor or the EnTrust Contributor, as applicable, elects to proceed with the Closing in the absence of such consent, waiver, approval, exemption or other action, then each Contributor and the Company shall cooperate, in all reasonable respects, to obtain such consent as soon as practicable following the Closing.
Section 11.2.    Non Disparagement; Use of Name.
(a)    Non-Disparagement. Each of Legg, Hymowitz and each Contributor hereby covenants and agrees that each such Person shall not, directly or indirectly, make any statement or other communication (whether written or verbal) that impugns or attacks the reputation or character of the other Persons, the Company, any Permal Contributed Entity, EnTrust Contributed Entity or any of their respective members, managers, officers, directors or employees. The foregoing sentence shall not be deemed violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
(b)    Use of Name. From and after the Closing Date, each Contributor covenants and agrees not to use the name “EnTrust,” “Permal” or “EnTrustPermal” or any other name (or brand or other business or source identifier) that consists of, contains, or is confusingly similar to “EnTrust,” “Permal” or “EnTrustPermal”, other than in connection with the ownership and operation of the Company and its Subsidiaries or as permitted under Section 6.7 or Section 12.8, or to describe (a) the name of either Contributor or any other Party, (b) the prior name of the EnTrust Contributed Entities or the Permal Contributed Entities, as applicable, (c) the prior ownership of the EnTrust Contributed Entities or the Permal Contributed Entities, as applicable and (d) the Permal Funds, PMAP Funds or the EnTrust Funds, in each case only to the extent permitted by Applicable Law.
(c)    License. The EnTrust Contributor hereby grants to Legg and the Permal Contributor the non-exclusive, irrevocable, non-transferable, royalty-free right to use the name “EnTrustPermal LLC” in connection with the formation of the Company retroactive to the date of formation prior to the date hereof and prior to the Closing (a “License”). The Permal Contributor hereby grants to Hymowitz and the EnTrust Contributor the non-exclusive, irrevocable, non-transferable, royalty-free right to use the name “EnTrustPermal Partners LLC” and “EnTrustPermal FOF Management GP, LLC” in connection with the formation or renaming of EP Partners or FOF Management GP retroactive to the date of formation prior to the date hereof and prior to the Closing (also, a “License”). Each License shall terminate upon the earlier of (i) the Closing or (ii) the termination of this Agreement in accordance with Article IX.
ARTICLE XII.
MISCELLANEOUS
Section 12.1.    Successors and Assigns. No Party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of each other Party, and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the Parties.
Section 12.2.    Governing Law; Dispute Resolution.
(a)    Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Disclosure Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and the Disclosure Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction may ordinarily apply.
(b)    Dispute Resolution. Any controversy, dispute, or claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or any agreement or other instrument executed pursuant hereto or otherwise arising out of the execution of any of the foregoing, including any claim based on contract, tort, or statute, shall be resolved or determined, at the request of any Party, by arbitration conducted in New York City by a panel of three (3) arbitrators, in accordance with then-existing Rules for Commercial Arbitration of the American Arbitration Association. Any applicable rule of arbitration thereunder will be liberally interpreted to allow for the maximum discovery possible. Each Party to such arbitration shall select one (1) arbitrator and the two (2) arbitrators selected shall designate a third neutral arbitrator. Any judgment or award rendered by the arbitrators will be final, binding and non-appealable, and judgment may be entered by any state or Federal court having jurisdiction thereof. The arbitrators shall be required to decide the controversy in accordance with applicable substantive law. Any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 12.2 shall be determined by the arbitrators. The arbitrators must have substantial professional experience with regard to transactions of the type contemplated by this Agreement. All arbitration proceedings shall be held in the strictest of confidence and all Parties and counsel shall be bound by such requirement of confidentiality. The Parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. The designation of a situs or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. In the arbitrators’ award, the arbitrators shall allocate, in their discretion, among the parties to the arbitration all costs of arbitration, including the fees of the arbitrators and reasonable attorney’s fees, costs and expert witness expenses of the Parties. Notwithstanding the foregoing, any Party shall have the right to seek injunctive or other equitable relief in a court of competent jurisdiction to enforce its rights or otherwise to seek remedial actions for violations of this Agreement.
Section 12.3.    Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
Section 12.4.    Expenses. Except as otherwise expressly provided herein or in the Ancillary Documents, (a) the Permal Contributor shall be responsible and bear all costs and expenses incurred by Permal Contributor, Permal Contributed Entities and the Company incident to this Agreement, the Ancillary Documents and the Transactions (including all accounting, legal, investment banking, finder, broker and other similar fees and expenses) and (b) the EnTrust Contributor shall be responsible and bear all costs and expenses incurred by EnTrust Contributor and the EnTrust Entities incident to this Agreement, the Ancillary Documents and the Transactions (including all accounting, legal, investment banking, finder, broker and other similar fees and expenses). Notwithstanding the foregoing or anything to the contrary herein, all filing fees and similar expenses to be paid in connection with the HSR Act shall be paid fifty percent (50%) by Permal Contributor and fifty percent (50%) by EnTrust Contributor.
Section 12.5.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. To the extent permitted by Law, such ineffective provision shall, in respect of the applicable case, circumstance or jurisdiction, be replaced with an operative and enforceable provision that, as far as possible, achieves the Parties’ intent as expressed in the original provision.
Section 12.6.    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) delivered by a reputable overnight courier service or (c) transmitted by hand delivery or by facsimile or e-mail addressed as follows; provided that in order for any notice to Hymowitz (other than via email) to be effective, a copy of such notice shall also be provided to Hymowitz via email to the email address of Hymowitz indicated below.

If to the Permal Contributor or (prior to the Closing) the Company:
EnTrustPermal Group Holdings, LLC
c/o Legg Mason Inc.
100 Light Street
Baltimore, MD 21202
Attention: Thomas Merchant
Fax: (410) 454-2310
E-Mail: tcmerchant@leggmason.com
with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Robert Goldbaum
Fax: 212-757-3990
E-mail: rgoldbaum@paulweiss.com
If to the EnTrust Contributor:
EnTrust Capital
375 Park Avenue, 24th Floor
New York, NY
Attention: Gregg S. Hymowitz
Fax: (646) 282-1412
E-mail: Ghymowitz@entrustcapital.com
with a copy (which shall not constitute notice) to:
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
Attn: George Mazin, Esq.
Charles Weissman, Esq.
Fax: (212) 698-3599
E-mail: George.mazin@dechert.com
     Charles.weissman@dechert.com
If (after the Closing) to the Company:
EnTrust Permal LLC
c/o Legg Mason Inc.
100 Light Street
Baltimore, MD 21202
Attention: Thomas Merchant
Fax: (410) 454-2310
E-Mail: tcmerchant@leggmason.com

with a copy (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Robert Goldbaum
Fax: 212-757-3990
E-mail: rgoldbaum@paulweiss.com
or, in each case, such other address as may be specified in writing to the Party giving notice in accordance with this Section 12.6. Such notices, requests, demands and other communications shall be deemed to have been received:
(i)    if mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, on the fifth (5th) Business Day after mailing;
(ii)    if delivered by a reputable overnight courier service, the date actually delivered by such courier service;
(iii)    if sent by email upon such transmission (so long as written notice of such transmission is sent within three (3) days thereafter by another delivery method hereunder confirming such transmission);
(iv)    if transmitted by hand delivery, (i) on the day of delivery (if delivered on prior to 5:00 p.m. Eastern time on a day that is a Business Day) or (ii) in all other cases, on the next Business Day after the date of such hand delivery; and
(v)    if delivered by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number.
Section 12.7.    Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by all Parties, or in the case of a waiver, by the Party waiving compliance. Any such waiver shall operate to waive only the specific matter described in the writing and shall not impair the rights of the Party granting the waiver in other respects or at other times. A Party’s waiver of a breach of a provision of this Agreement, or failure (on one or more occasions) to enforce a provision of, or to exercise a right under, this Agreement, shall not constitute a waiver of a similar breach, or of such provision or right, other than as explicitly waived by such waiver in accordance with the first sentence of this Section 12.7.
Section 12.8.    Public Announcements. No party hereof or any of their Affiliates shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or communicate with any news media without the prior written consent, of both Contributors (which consent shall not be unreasonably withheld), unless (i) such release or announcement is consistent with any prior press release or public announcement (including any press releases or public announcements provided on the date hereof) or (ii)

otherwise required by applicable securities Laws or applicable stock exchange regulation. The Contributors shall jointly agree as to the timing and contents of any such press release, public announcement or communication, subject to clauses (i) and (ii) of the prior sentence. Notwithstanding the foregoing, nothing contained herein shall prohibit (i) the Permal Contributor or any Permal Entity from making any disclosure regarding the existence of this Agreement to its Clients or to shareholders, interest holders, limited partners or other investors in the Permal Funds or and PMAP Funds or (ii) the EnTrust Contributor or any EnTrust Entity from making any disclosure regarding the existence of this Agreement to its Clients or to shareholders, interest holders, limited partners or other investors in the EnTrust Funds.
Section 12.9.    Entire Agreement. This Agreement and the Ancillary Documents contain the entire understanding between the Parties with respect to the Transactions and supersede and replace all prior and contemporaneous Contracts and understandings, oral or written relating to the subject matter hereof, provided, however, that the Confidentiality Agreement shall remain in full force and effect until the Closing, at which time the Confidentiality Agreement shall be deemed terminated, provided, further, that in the event of any conflict between the terms of the Confidentiality Agreement and the terms of this Agreement, the terms of this Agreement shall prevail. All schedules and exhibits hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.
Section 12.10.    Third Party Beneficiaries. Except to the extent provided in Article X and Section 11.2, nothing in this Agreement shall confer any rights on any Person except the Parties and their successors and permitted assigns. For the avoidance of doubt, (a) the Permal Indemnified Parties and the EnTrust Indemnified Parties are third party beneficiaries of Article X and (b) the Permal Released Persons and the EnTrust Released Persons are third party beneficiaries of Section 11.2.
Section 12.11.    Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
Section 12.12.    Currency. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in U.S. currency.
Section 12.13.    Disclosure Schedules. An exception or disclosure made in the Disclosure Schedules with regard to a representation or warranty herein of a Party shall be deemed made with respect to any other representation or warranty herein of such Party if such exception or disclosure is reasonably apparent on the face of such disclosure as applying to such other representation or warranty or if such disclosure is expressly made by appropriate cross references. The mere listing in the Disclosure Schedules of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do solely with the existence of such document or such other item itself. Certain information set forth in the Disclosure Schedules, or the annexes and/or exhibits thereto, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. In no event shall the listing of such information in the Disclosure Schedules, annexes or exhibits thereto be deemed or interpreted to broaden or otherwise amplify any representations and warranties, covenants or agreements contained in this

Agreement. The descriptions contained in the headings in the Disclosure Schedules, annexes and exhibits thereto are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedules, such annexes, such exhibits or this Agreement. The disclosure of any information in the Disclosure Schedules or any annex or exhibit thereto shall not be deemed to constitute an acknowledgment that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to any Party.
Section 12.14.    Specific Performance. Each Party hereby agrees that money damages may not be a sufficient remedy for any breach of this Agreement by any other Party and that a Party may be entitled to injunctive relief, specific performance or other appropriate equitable remedies for any such breach (without posting a bond or other security). Any such remedies of a Party shall not be deemed to be the exclusive remedy for any breach of this Agreement by the Contributors or the Company, but shall be in addition to all other remedies available to such Party at law or in equity.
Section 12.15.    Investment Risk. Each Contributor acknowledges that (a) neither the Company Common LLC Shares, nor any other Equity Interests of the Company, have been registered under the Securities Act, or any state or foreign securities Laws, (b) there is no public market for the Company Common LLC Shares and there can be no assurance that a public market will ever develop and (c) each Contributor must bear the economic risk of its investment in the Company Common LLC Shares for an indefinite period of time.
Section 12.16.    Counterparts. This Agreement may be executed in counterparts (including by facsimile, electronic mail or other electronic transmission), each of which shall be deemed an original, but all of which shall constitute the same agreement.
[Signatures are on the following pages]

IN WITNESS WHEREOF, each of the parties hereto has caused this Transaction Agreement to be duly executed on its behalf as of the day and year first above written.

ENTRUST CONTRIBUTOR:

GH EP HOLDINGS LLC
By:	/s/ Gregg S. Hymowitz
Name: Gregg S. Hymowitz
Title: President & Chief Executive Officer

[Signature Page to Transaction Agreement]

PERMAL CONTRIBUTOR:

ENTRUSTPERMAL GROUP HOLDINGS LLC
By:	/s/ Jeffrey A. Nattans
Name: Jeffrey A. Nattans
Title: Manager

[Signature Page to Transaction Agreement]

COMPANY:

ENTRUSTPERMAL LLC
By:	/s/ Jeffrey A. Nattans
Name: Jeffrey A. Nattans
Title: Manager

[Signature Page to Transaction Agreement]

EP PARTNERS HOLDINGS LLC
By:	/s/ Gregg S. Hymowitz
Name: Gregg S. Hymowitz
Title: President & Chief Executive Officer
GH ONSHORE GP LLC
By:	/s/ Gregg S. Hymowitz
Name: Gregg S. Hymowitz
Title: President & Chief Executive Officer

[Signature Page to Transaction Agreement]

Accepted and agreed solely for purposes of Section 2.5(a), Section 6.2(a), Section 7.3(a), Section 10.2(b) and Section 11.2(a):

LEGG:

LEGG MASON INC.
By:	/s/ Jeffrey A. Nattans
Name: Jeffrey A. Nattans
Title: Executive Vice President

[Signature Page to Transaction Agreement]

Accepted and agreed solely for purposes of Section 2.5(b), Section 6.2(a), Section 7.3(b), Section 10.2(a) and Section 11.2(a):

HYMOWITZ:

/s/ Gregg S. Hymowitz
GREGG S. HYMOWITZ

[Signature Page to Transaction Agreement]